SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant [_]

Check the appropriate box:
[_]  Preliminary Proxy Statement                  [_] Soliciting Material Under Rule
[_]  Confidential, For Use of the                        14a-12
       Commission Only (as permitted
       by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[_]  Definitive Additional Materials

THE CLOROX COMPANY
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(Name of Registrant as Specified In Its Charter)

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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Notice of 2010 Annual Meeting, Proxy Statement and Annual Financial Statements

Annual Meeting of Stockholders November 17, 2010

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON NOVEMBER 17, 2010

The 2010 Annual Meeting of Stockholders (the “Annual Meeting”) of The Clorox Company, a Delaware corporation (“Clorox” or the “Company”), will be held at 9:00 a.m. Pacific time on Wednesday, November 17, 2010, at the San Ramon Marriott Hotel, 2600 Bishop Ranch Drive, San Ramon, CA 94583, for the following purposes:

1.	To elect 11 directors to serve until the 2011 Annual Meeting;

2.	To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2011;

3.	To approve the material terms of the performance goals under the Company’s 2005 Stock Incentive Plan;

4.	To approve the material terms of the performance goals under the Company’s Executive Incentive Compensation Plan;

5.	To consider and act upon one stockholder proposal if properly presented at the Annual Meeting; and

6.	To consider and act upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

The board of directors has fixed the close of business on September 20, 2010, as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment thereof. A list of such stockholders will be available at the Annual Meeting and, during the 10 days prior to the Annual Meeting, at the office of the Secretary of the Company at 1221 Broadway, Oakland, CA 94612-1888.

Only record holders and people holding proxies from record holders of Clorox Common Stock as of the record date may attend the Annual Meeting. If you plan to attend the Annual Meeting and your shares are registered in your name, you must bring a current form of government-issued photo identification to the Annual Meeting. If your shares are held in the name of a broker, trust, bank or other nominee, you must provide proof that you owned Clorox Common Stock on the record date, as well as a current form of government-issued photo identification. Please see the “Attending the Annual Meeting” section of the proxy statement for more information.

We are pleased to take advantage of the Securities and Exchange Commission “Notice and Access” rule that allows us to provide stockholders with notice of their ability to access proxy materials via the Internet. This allows us to conserve natural resources and reduces the costs of printing and distributing the proxy materials, while providing our stockholders with access to the proxy materials in a fast and efficient manner via the Internet. Under this process, on or about October 1, 2010, we will begin mailing a Notice of Internet Availability of Proxy Materials to our stockholders informing them that our proxy statement, annual report to stockholders and voting instructions are available on the Internet as of the same date. As more fully described in the Notice of Internet Availability of Proxy Materials, all stockholders may choose to access our proxy materials via the Internet or may request printed copies of the proxy materials. Please see the “Voting by Proxy” section of the proxy statement for more information.

YOUR VOTE IS VERY IMPORTANT. EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING, WE HOPE THAT YOU WILL READ THE PROXY STATEMENT AND VOTE YOUR PROXY BY TELEPHONE, VIA THE INTERNET OR BY REQUESTING A PRINTED COPY OF THE PROXY MATERIALS AND COMPLETING, SIGNING AND RETURNING THE PROXY CARD ENCLOSED THEREIN.

By Order of the Board of Directors

Angela C. Hilt Vice President – Corporate Secretary & Associate General Counsel

October 1, 2010

THE CLOROX COMPANY
1221 Broadway
Oakland, CA 94612-1888

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of The Clorox Company, a Delaware corporation (“Clorox” or the “Company”), for use at the 2010 Annual Meeting of Stockholders (the “Annual Meeting”) of the Company, to be held at 9:00 a.m. Pacific time on Wednesday, November 17, 2010, at the San Ramon Marriott Hotel, 2600 Bishop Ranch Road, San Ramon, CA 94583. Please refer to the “Attending the Annual Meeting” section of this proxy statement for more information about procedures for attending the Annual Meeting.

The Securities and Exchange Commission, or SEC, has adopted rules that allow us to use a “Notice and Access” model to make our proxy statement and other annual meeting materials available to you. On or about October 1, 2010, we will begin mailing a notice, called the Notice of Internet Availability of Proxy Materials (the “Notice”), to our stockholders advising them that our proxy statement, annual report to stockholders and voting instructions can be accessed on the Internet upon the commencement of such mailing. You may then access these materials and vote your shares via the Internet or by telephone or you may request that a printed copy of the proxy materials be sent to you. You will not receive a printed copy of the proxy materials unless you request one in the manner described in the Notice. Using the Notice allows us to conserve natural resources and reduces the costs of printing and distributing the proxy materials, while providing our stockholders with access to the proxy materials in a fast and efficient manner via the Internet.

INFORMATION ABOUT VOTING

Who Can Vote

The only voting securities of the Company are its shares of common stock (the “Common Stock”), of which 139,379,136 shares were outstanding and entitled to vote at the close of business on September 20, 2010. Only stockholders of record at the close of business on September 20, 2010, are entitled to vote at the Annual Meeting. The holders of the Common Stock are entitled to one vote per share on each matter submitted to a vote of stockholders.

Voting Procedures

You can vote your shares in one of two ways: either by proxy or in person at the Annual Meeting by written ballot. If you choose to vote by proxy, you may do so via the Internet or by telephone, or by requesting a printed copy of the proxy materials and using the proxy card enclosed therein. Each of these procedures is explained below. Even if you plan to attend the Annual Meeting, the board of directors recommends that you vote by proxy. In this way, your shares of Common Stock will be voted as directed by you if you should become unable to attend the Annual Meeting.

Voting by Proxy

Because many stockholders cannot attend the Annual Meeting in person, it is necessary that a large number of stockholders be represented by proxy. By following the procedures for voting via the Internet or by telephone, or by requesting a printed copy of the proxy materials and completing, signing and returning the proxy card enclosed therein, you will enable Donald R. Knauss, Daniel J. Heinrich or Laura Stein, each of whom is named on the proxy card as a “proxy holder,” to vote your shares at the Annual Meeting in the manner you indicate on your proxy card. When you vote your proxy, you can specify whether your shares should be voted for or against each of the nominees for director identified in Proposal 1, or you can abstain from voting on the director nominees. You can also specify whether you approve, disapprove or abstain from voting on Proposals 2, 3, 4 or 5, which are described in this proxy statement.

Management of the Company is not aware of any matters other than those described in this proxy statement that may be presented for action at the Annual Meeting. If any other matters are properly presented at the Annual Meeting for consideration, the proxy holders will have discretion to vote for you on those matters.

Voting via the Internet. You can vote your shares via the Internet by following the instructions provided either in the Notice or on the proxy card. If you requested and received a printed set of the proxy materials by mail, you should follow the voting instruction form you received. The Internet voting procedures are designed to authenticate your identity and to allow you to vote your shares and confirm that your voting instructions have been properly recorded. If you vote via the Internet, you do not need to mail a proxy card to us.

Voting by Telephone. You can vote your shares by telephone if you requested and received a printed set of the proxy materials through the mail by following the instructions provided on the proxy card or voting instruction form enclosed with the proxy materials you received. If you received the Notice only, you can vote by telephone by following the instructions at the website address referred to in the Notice. The telephone voting procedures are designed to authenticate your identity and to allow you to vote your shares and confirm that your voting instructions have been properly recorded. If you vote by telephone, you do not need to mail a proxy card to us.

Voting by Mail. You can vote by mail by requesting that a printed copy of the proxy materials be sent to your specified address. Upon receipt of the materials, you may fill out the proxy card enclosed therein and sign and return it as instructed on the card.

Voting at the Annual Meeting

You may vote in person by written ballot at the Annual Meeting. However, if your shares are held in the name of a broker, trust, bank or other nominee, you must bring a legal proxy or other proof from that broker, trust, bank or nominee of your beneficial ownership of those shares as of the record date in order to vote at the Annual Meeting. If you vote by proxy and also attend the Annual Meeting, you do not need to vote again at the Annual Meeting unless you wish to change your vote.

Revocation of Proxies

You may revoke your proxy at any time before it is exercised at the Annual Meeting by taking any of the following actions:
  submitting written notice of revocation to the secretary of the Company;

  voting again electronically by telephone or via the Internet or by submitting another proxy card with a later date; or

  voting in person at the Annual Meeting.
Quorum

In order for the business of the Annual Meeting to be conducted, a minimum number of shares constituting a quorum must be present. The holders of a majority of the issued and outstanding shares of Common Stock entitled to vote at the Annual Meeting must be present in person or represented by proxy at the Annual Meeting in order to have a quorum. Abstentions and shares held through a bank or brokerage firm for which proxies are voted on at least one proposal are counted as shares that are present for purposes of determining whether there is a quorum.

Broker Non-Votes

A broker non-vote occurs when a stockholder who holds his or her shares through a bank or brokerage firm does not instruct that bank or brokerage firm how to vote the shares, and, as a result, the broker is prevented from voting the shares held in the stockholder’s account on certain proposals. Broker non-votes are not counted as votes against the proposals in question or as abstentions, nor are they counted to determine the number of votes present for a particular proposal.

Under applicable New York Stock Exchange rules, if you hold your shares through a bank or brokerage firm and your broker delivers this proxy statement to you, the broker has the discretion to vote on “routine” matters, such as the ratification of the selection of an independent registered public accounting firm, but does not have discretion to vote on “non-routine” matters, such as the election of directors or proposals on executive compensation matters. Thus, the broker is entitled to vote your shares on Proposal 2 even if you do not provide voting instructions to your broker. The broker is not entitled to vote your shares on Proposals 1, 3, 4 or 5 without your instructions.

Required Vote

Proposal 1: Election of Directors. The Company’s Bylaws provide for majority voting for directors in uncontested elections. Accordingly, each of the 11 nominees for director will be elected if he or she receives the majority of the votes cast in person or represented by proxy, with respect to that director. A majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director. An abstention or a broker non-vote on Proposal 1 will not have any effect on the election of directors and will not be counted in determining the number of votes cast.

Proposal 2: Ratification of Selection of Independent Registered Public Accounting Firm. The affirmative vote of a majority of the shares of Common Stock represented and entitled to vote at the Annual Meeting on Proposal 2 is required to approve Proposal 2. An abstention on Proposal 2 will have the same effect as a vote against Proposal 2. A broker non-vote will not have any effect on Proposal 2 and will not be counted in determining the number of votes cast.

Proposal 3: Approval of the Material Terms of the Performance Goals under the Company’s 2005 Stock Incentive Plan. The affirmative vote of a majority of the shares of Common Stock represented and entitled to vote at the Annual Meeting on Proposal 3 is required to approve Proposal 3. An abstention on Proposal 3 will have the same effect as a vote against Proposal 3. A broker non-vote will not have any effect on Proposal 3 and will not be counted in determining the number of votes cast.

Proposal 4: Approval of the Material Terms of the Performance Goals under the Company’s Executive Incentive Compensation Plan. The affirmative vote of a majority of the shares of Common Stock represented and entitled to vote at the Annual Meeting on Proposal 4 is required to approve Proposal 4. An abstention on Proposal 4 will have the same effect as a vote against Proposal 4. A broker non-vote will not have any effect on Proposal 4 and will not be counted in determining the number of votes cast.

Proposal 5: Stockholder Proposal. The affirmative vote of a majority of the shares of Common Stock represented and entitled to vote at the Annual Meeting on Proposal 5 is required to approve Proposal 5. An abstention on Proposal 5 will have the same effect as a vote against Proposal 5. A broker non-vote will not have any effect on Proposal 5 and will not be counted in determining the number of votes cast.

Recommendations of the Board of Directors

The board of directors recommends that you vote:
  FOR the election of the 11 nominees for director (Proposal 1);

  FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2011 (Proposal 2);

  FOR the approval of the material terms of the performance goals under the Company’s 2005 Stock Incentive Plan (Proposal 3);

  FOR the approval of the material terms of the performance goals under the Company’s Executive Incentive Compensation Plan (Proposal 4); and

  AGAINST the stockholder proposal (Proposal 5).

PROPOSAL 1: ELECTION OF DIRECTORS

At the Annual Meeting, 11 people will be elected as members of the board of directors to serve until the 2011 Annual Meeting, or until their respective successors are duly elected and qualified. The board of directors, upon the recommendation of the Nominating and Governance Committee, has nominated the 11 people listed below for election at the Annual Meeting. Each nominee is currently serving as a director of the Company.

Vote Required and Board of Directors’ Recommendation

Majority Voting for Directors. The Company’s Bylaws require each director to be elected by a majority of the votes cast with respect to such director in uncontested elections (the number of shares voted “for” a director must exceed the number of shares voted “against” that director). In a contested election (a situation in which the number of nominees exceeds the number of directors to be elected), the standard for election of directors will be a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. Under the Company’s Bylaws, any director who fails to be elected by a majority of the votes cast in an uncontested election must tender his or her resignation to the board of directors. The Nominating and Governance Committee would then make a recommendation to the board of directors whether to accept or reject the resignation, or whether other action should be taken. The board of directors would act on the Nominating and Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date the election results are certified. The director who tenders his or her resignation will not participate in the board of directors’ decision.

The board of directors recommends that the stockholders vote FOR the election of the 11 nominees listed below. The people designated in the proxy and voting instruction card will vote your shares represented by proxy FOR the election of the 11 nominees unless you include instructions to the contrary. The board of directors believes that all of the current director nominees are highly qualified and have skills, experience, backgrounds and attributes that qualify them to serve as directors of the Company (see each nominee’s biographical information and the Nominating and Governance Committee Section below for more information). The board of directors knows of no reason why any of these nominees should be unable or unwilling to serve. However, if for any reason any nominee should be unable or unwilling to serve, the proxies will be voted for the election of such other person to the office of director as the board of directors may nominate in the place of such nominee.

Certain information with respect to each nominee appears on the following pages, including age, period served as a director, position (if any) with the Company, business experience, directorships of other publicly-owned corporations within the past five years (if any), service on non-profit or non-public company boards and relevant experiences and qualifications that contributed to the conclusion that each director is qualified to serve as a director of the Company. Ages are as of July 31, 2010.

Name, Principal Occupation And Other Information	Director Since
DANIEL BOGGAN, JR. Retired Senior Vice President, the National Collegiate Athletic Association.	1990
Mr. Boggan served as the Chief of Staff of the Oakland, California Mayor’s office from January 2007 through August 2007. He served as a consultant to Siebert Brandford Shank & Co., LLC (a municipal finance firm) from September 2003 to March 2006. Mr. Boggan joined the National Collegiate Athletic Association in October 1994 as Group Executive Director for Education Services. He served as the National Collegiate Athletic Association’s Chief Operating Officer from January 1996 to June 1998 and served as its Senior Vice President and Chief Operating Officer from June 1998 until his retirement in August 2003. Previously, he was Vice Chancellor for business and administrative services at the University of California at Berkeley.

Public Company Boards:
Mr. Boggan is also a director of Collective Brands, Inc. (formerly known as Payless Shoe Source, Inc. (July 1997 to present)) and Viad Corp (February 2005 to present).

Non-Profit/Other Boards:
Mr. Boggan is a trustee of The California Endowment, the Chair of The Alameda County Medical Center, and serves on various local boards.

Director Qualifications:
Mr. Boggan has been a director of the Company for twenty years, providing him with considerable knowledge of the Company’s business as well as a historical perspective and focus on the long-term interests of the Company and its stockholders. He resides in Oakland, and his involvement in Oakland’s local government and as Chair of The Alameda County Medical Center has provided him with an understanding of the Company’s local community. Mr. Boggan’s previous leadership positions at the National Collegiate Athletic Association and the University of California as well as his service on several public company and non-profit boards have provided him with a broad perspective and management, governance and leadership experience that he brings to the Company as Chair of the Nominating and Governance Committee. Additionally, his involvement with The Alameda County Medical Center and The California Endowment (a large health care foundation in California) provides him with an understanding of health and wellness matters. Age: 64.

RICHARD H. CARMONA, M.D., M.P.H., F.A.C.S. Vice Chairman, Canyon Ranch; Former Surgeon General of the United States.	2007
Dr. Carmona has been Vice Chairman of Canyon Ranch (a life-enhancement company) since October 2006. He also serves as Chief Executive Officer of the Canyon Ranch Health division and President of the non-profit Canyon Ranch Institute. He is also the first Distinguished Professor of Public Health at the Mel and Enid Zuckerman College of Public Health at the University of Arizona. Prior to joining Canyon Ranch, Dr. Carmona served as the 17th Surgeon General of the United States from August 2002 through July 2006, achieving the rank of Vice Admiral. Previously, he was Chairman of the State of Arizona Southern Regional Emergency Medical System; a professor of surgery, public health, and family and community medicine at the University of Arizona; and surgeon and deputy sheriff of the Pima County, Arizona, Sheriff’s Department. Dr. Carmona served in the United States Army and the Army’s Special Forces.

Public Company Boards:
Dr. Carmona is also a director of Taser International (March 2007 to present).

Non-Profit/Other Boards:
Dr. Carmona also serves on the board of Healthline Networks.

Director Qualifications:
Dr. Carmona’s experience as the Surgeon General of the United States and extensive background in public health provide him with a valuable perspective on health and wellness matters, as well as insight into regulatory organizations and institutions, which are important to the Company’s business strategy. In addition, his executive leadership experience, including with a global lifestyle enhancement company, provides him with international experience and enables him to make valuable contributions to the Company’s international growth strategies. Dr. Carmona’s experience in the United States Army and in academia also strengthen the board’s collective qualifications, skills and experience. Age: 60.

Name, Principal Occupation And Other Information	Director Since
TULLY M. FRIEDMAN Chairman and Chief Executive Officer, Friedman Fleischer & Lowe LLC.	1997
Mr. Friedman is the Chairman and Chief Executive Officer of Friedman Fleischer & Lowe LLC (a private investment firm). Prior to forming Friedman Fleischer & Lowe in 1997, Mr. Friedman was a founding partner of Hellman & Friedman (a private investment firm) and a managing director of Salomon Brothers, Inc. (an investment bank).

Public Company Boards:
Mr. Friedman is also a director of Mattel, Inc. (1984 to present) and previously served as a director for Capital Source (2000 to May 2007) and Tempur-Pedic International (November 2002 to April 2006).

Non-Profit/Other Boards:
Mr. Friedman is a trustee of the American Enterprise Institute. Mr. Friedman also currently serves on the boards of Kool Smiles Holding Corp., Church’s Chicken and Archimedes Technology.

Director Qualifications:
Mr. Friedman’s more than thirty-five years of experience in finance and twenty-five years as a private equity investor has provided him with expertise in financial matters. This enables him to make valuable contributions in the areas of mergers and acquisitions, capital deployment and other major financial decisions and in his service as Chair of our Finance Committee. In addition, Mr. Friedman’s prior executive leadership roles and board positions in several industries provide him with a broad perspective and experience in the areas of management, operations and strategy. Mr. Friedman also has a deep understanding of the Company’s business having served on its board of directors for more than ten years, enabling him to make significant contributions to the Company’s strategy, innovation and long-range plans. Age: 68.

GEORGE J. HARAD Retired Executive Chairman of the Board of OfficeMax Incorporated (formerly known as Boise Cascade Corporation).	2006
Mr. Harad was Executive Chairman of the Board of OfficeMax Incorporated (an office supply and services company), formerly known as Boise Cascade Corporation (Boise Cascade), from October 2004 until his retirement in June 2005. He served as Chairman of the Board and Chief Executive Officer of Boise Cascade from April 1995 until October 2004. Previously, Mr. Harad held various positions at Boise Cascade including Controller, Senior Vice President and Chief Financial Officer, President and Chief Operating Officer. Prior to joining Boise Cascade, Mr. Harad was a consultant for the Boston Consulting Group and a teaching fellow at Harvard University.

Director Qualifications:
Mr. Harad’s prior executive leadership roles enable him to provide valuable contributions with respect to management, operations, strategy, growth and long-range plans. His experience as a Chief Financial Officer has provided him with expertise in finance and accounting matters. Additionally, as a former Chief Executive Officer of a Fortune 500 company, Mr. Harad brings extensive knowledge in executive compensation matters to his position as Chair of the Management Development and Compensation Committee. Age: 66.

Name, Principal Occupation And Other Information	Director Since
DONALD R. KNAUSS Chairman and Chief Executive Officer of the Company.	2006
Mr. Knauss was elected Chairman and Chief Executive Officer of the Company in October 2006. He was Executive Vice President of The Coca-Cola Company (a marketer and distributor of nonalcoholic beverages) and President and Chief Operating Officer for Coca-Cola North America from February 2004 until August 2006. Previously, he was President of the Retail Division of Coca-Cola North America and President and Chief Executive Officer of The Minute Maid Company, a division of The Coca-Cola Company. Prior to his employment with The Coca-Cola Company, he held various positions in marketing and sales with PepsiCo, Inc. and Procter & Gamble and served as an officer in the United States Marine Corps.

Public Company Boards:
Mr. Knauss is also a director of the Kellogg Company (December 2007 to present) and URS Corporation (June 2010 to present).

Non-Profit/Other Boards:
Mr. Knauss also serves on the dean’s advisory board of the College of Arts & Sciences at Indiana University and on the board of trustees of the University of San Diego, Morehouse College and the United States Marine Corps University Foundation.

Director Qualifications:
Mr. Knauss’s leadership experience as the Chief Executive Officer of the Company and his in-depth knowledge of the Company’s strategic priorities and operations enable him to provide valuable contributions and facilitate effective communication between management and the board of directors. His role as Chief Executive Officer also enables him to provide important contributions to strengthening the Company’s leadership, operations, strategy, growth and long-range plans. Mr. Knauss’s prior executive leadership roles include extensive international experience, providing him with valuable insights into global business strategy. In addition, Mr. Knauss’s leadership experience at other consumer packaged goods companies, including his director role at the Kellogg Company, provides him with a keen understanding of the Company’s industry and customer and consumer dynamics. Age: 59.

Name, Principal Occupation And Other Information	Director Since
ROBERT W. MATSCHULLAT Retired Vice Chairman and Chief Financial Officer of The Seagram Company Ltd.	1999
Mr. Matschullat served as interim Chairman and interim Chief Executive Officer of the Company from March 2006 through October 2006. He served as presiding director of the board of directors of the Company from January 2005 through March 2006 and served as Chairman of the board of directors of the Company from January 2004 through January 2005. He was the Vice Chairman and Chief Financial Officer of The Seagram Company Ltd. (a global company engaging in two business segments: entertainment and spirits and wine) from October 1995 until relinquishing his position as Chief Financial Officer in December 1999 and retiring from his position as Vice Chairman in June 2000. Prior to joining The Seagram Company Ltd., Mr. Matschullat served as head of worldwide investment banking for Morgan Stanley & Co. Incorporated, and was on the Morgan Stanley Group board of directors.

Public Company Boards:
Mr. Matschullat is also a director of The Walt Disney Company, Inc. (December 2002 to present) and Visa, Inc. (October 2007 to present). He previously served as a director of McKesson Corporation (October 2002 to July 2007).

Director Qualifications:
Mr. Matschullat brings to the Company a wealth of public company leadership experience at the board and executive levels. Mr. Matschullat’s executive leadership experience includes service as the Chief Financial Officer of a major global company and as the division head of a major financial institution, providing him with expertise in business and financial matters as well as broad international experience. In addition, Mr. Matschullat has an extensive understanding of the Company’s business, having served more than ten years on the board of directors including in leadership roles as the non-executive chairman and presiding director of the board of directors. Mr. Matschullat also served as the Company’s interim Chief Executive Officer. These experiences have provided him with a long-term perspective as well as valuable management, governance and leadership experience. Age: 62.

GARY G. MICHAEL Lead Director of the Company and Retired Chairman of the Board and Chief Executive Officer of Albertson’s, Inc.	2001
Mr. Michael was the Chairman of the Board and Chief Executive Officer of Albertson’s, Inc. (a leading grocery retailer) from February 1991 until his retirement in April 2001. He served as interim President of the University of Idaho from June 2003 until August 2004. Mr. Michael previously served as the Chairman of the Federal Reserve Bank of San Francisco from 1998 to 2000.

Public Company Boards:
Mr. Michael is also a director of Questar Corporation (February 1994 to present), Idacorp (July 2001 to present) and Graham Packaging Company, Inc. (February 2010 to present). Mr. Michael was also a director of OfficeMax Inc. (formerly Boise Cascade Corporation (April 1997 to April 2008)) and Harrah’s Entertainment, Inc. (November 2001 to January 2008).

Non-Profit/Other Boards:
Mr. Michael served as a member of the Advisory Board of Graham Packaging Company, Inc. from October 2002 until February 2010, when the company went public and he became a director.

Director Qualifications:
Mr. Michael’s broad industry and executive leadership experience enable him to provide valuable contributions with respect to the Company’s management, operations, strategy, growth and long-range plans. Mr. Michael’s experience includes serving as the Chairman of the Federal Reserve Bank of San Francisco, providing him with substantial financial expertise. In addition, Mr. Michael’s ten years of service as Chairman and Chief Executive Officer of Albertson’s Inc. provides him with an invaluable perspective on the Company’s customers and the retail environment. He also has a deep understanding of the Company’s industry and its consumers, including Hispanic consumers. Mr. Michael’s executive leadership experience and his extensive board service enable him to provide strong and independent leadership on the board of directors in his role as lead director. Mr. Michael also makes important contributions to the Company in the area of leadership development and management and board succession planning. Age: 69.

Name, Principal Occupation And Other Information	Director Since
EDWARD A. MUELLER Chairman and Chief Executive Officer of Qwest Communications International Inc.	2007
Mr. Mueller was appointed Chairman of the Board and Chief Executive Officer of Qwest Communications International Inc. (Qwest) (a provider of voice, data and video services) in August 2007. He served as Chief Executive Officer of Williams-Sonoma, Inc. (a provider of specialty products for cooking) from January 2003 until July 2006. Mr. Mueller served on the board of directors of Williams-Sonoma, Inc. from 1999 until May 2007. Prior to joining Williams-Sonoma, Inc., Mr. Mueller served as President and Chief Executive Officer of Ameritech Corporation, a subsidiary of SBC Communications, Inc. (a provider of communication services and products). He joined SBC in 1968, and held numerous executive positions, including President and Chief Executive Officer of Southwestern Bell Telephone Company, President and Chief Executive Officer of Pacific Bell and President of SBC International Inc.

Public Company Boards:
Mr. Mueller is also a director of Qwest (August 2007 to present) and McKesson Corporation (April 2008 to present). Mr. Mueller previously served as a director of Verisign Inc. (July 2007 to July 2008) and Williams-Sonoma Inc. (October 1999 to May 2007).

Non-Profit/Other Boards:
Mr. Mueller also served as a director of GSC Acquisition Company (July 2007 to July 2008).

Director Qualifications:
Mr. Mueller brings to the board of directors chief executive leadership and business management experience, as well as strong business acumen and financial and strategic planning expertise. Mr. Mueller’s executive and board leadership experience spans several industries, providing him with a broad perspective and enabling him to provide significant contributions in the areas of management, operations, strategy, growth and long-range plans. Mr. Mueller’s strong financial background qualifies him as an audit committee financial expert, enabling him to make valuable contributions to the Company as Chair of the Audit Committee. Age: 63.

Name, Principal Occupation And Other Information	Director Since
JAN L. MURLEY Retired consultant, Kohlberg Kravis Roberts & Co.; Consultant to 1-800 Flowers.com, Inc.	2001
Ms. Murley has served as a consultant to 1-800 Flowers.com, Inc. since May 2010. From October 2008 to April 2010, Ms. Murley served as Interim President – Consumer Floral Business of 1-800 Flowers.com, Inc. Ms. Murley served as a consultant to Kohlberg Kravis Roberts & Co. (KKR) (a private equity firm) from November 2006 until December 2009. From October 2003 to July 2006, Ms. Murley was Chief Executive Officer and a director of The Boyds Collection, Ltd. (a publicly-traded designer and manufacturer of gifts and collectibles, which was majority-owned by KKR). Boyds filed for bankruptcy under Chapter 11 of the US Bankruptcy Code in October 2005 and emerged from Chapter 11 in June 2006 as a private company. Prior to that, she was Group Vice President – Marketing of Hallmark Cards, Inc. (a publisher of greeting cards and related gifts). Previously, Ms. Murley was employed by Procter & Gamble for more than 20 years, with her last position being Vice President for skin care and personal cleansing products.

Public Company Boards:
Ms. Murley is also a director of 1-800 Flowers.com, Inc. (February 2007 to present) and Qwest Communications International Inc. (December 2007 to present). She previously served as a director of Boyds Collection Ltd. (October 2003 to July 2006).

Non-Profit/Other Boards:
Ms. Murley also served as a director of Artemis Woman LLC (February 2007 to July 2010).

Director Qualifications:
Ms. Murley’s more than 20 years of experience in marketing, brand and innovation roles in the consumer packaged goods industry has provided her with valuable insights that enable her to make significant contributions to the Company’s marketing, innovation, growth and global business plans. This experience also enables her to make valuable contributions to the Company’s sustainability and natural personal care strategies. Additionally, Ms. Murley’s prior executive leadership roles and board positions in several industries provide her with a broad perspective and experience in the areas of management, operations and governance. Age: 59.

Name, Principal Occupation And Other Information	Director Since
PAMELA THOMAS-GRAHAM Chief Talent, Branding and Communications Officer, Credit Suisse Group.	2005
Ms. Thomas-Graham has served as Chief Talent, Branding and Communications Officer at Credit Suisse Group since January 2010. From March 2008 to December 2009, she served as a managing director in the private equity group at Angelo, Gordon & Co. (a private investment management firm). From October 2005 to December 2007, Ms. Thomas-Graham held the position of Group President at Liz Claiborne, Inc. (a designer and marketer of apparel, accessories and fragrances). Previously, she served as Chairman of CNBC (a media and entertainment company) from February 2005 to October 2005 and served as President and Chief Executive Officer of CNBC from July 2001 to February 2005. From September 1999 to July 2001, Ms. Thomas-Graham served as an Executive Vice President of NBC and as President and Chief Executive Officer of CNBC.com. Prior to joining NBC, Ms. Thomas-Graham was a partner at McKinsey & Company.

Public Company Boards:
Ms. Thomas-Graham served as a director of Idenix Pharmaceuticals, Inc. (June 2005 to January 2010).

Non-Profit/Other Boards:
Ms. Thomas-Graham serves on the board of the New York City Opera and the Board of Governors of the Parsons School of Design. Additionally, she is on the Visiting Committee of Harvard Business School and the Education Committee of the Museum of Modern Art in New York City.

Director Qualifications:
Ms. Thomas-Graham brings to the Company significant executive expertise. Her current and prior executive leadership roles enable her to provide valuable contributions with respect to management, operations, growth and long-range plans. In addition, Ms. Thomas-Graham brings to the Company significant experience in the area of branding. Her prior experience as a management consultant also enables her to provide valuable contributions to the Company’s business strategies and mergers and acquisitions activities. Additionally, her leadership experience at a private equity firm provides her with financial and accounting expertise, enabling her to contribute to the oversight of the Company. Age: 47.

CAROLYN M. TICKNOR Retired President of Hewlett Packard Company, Imaging & Printing Systems Group.	2005
Ms. Ticknor currently consults for entrepreneurs and venture capitalists. Ms. Ticknor was President of the Imaging and Printing Systems group of the Hewlett Packard Company (a global IT company) from 1999 until her retirement in February 2001. She served as President and General Manager of Hewlett Packard Company’s LaserJet Solutions from 1994 to 1999.

Public Company Boards:
Ms. Ticknor served as a director of OfficeMax Inc. (formerly Boise Cascade Corporation) from February 2000 to April 2006.

Non-Profit/Other Boards:
Ms. Ticknor served as a director of Lucile Packard Children’s Hospital, a private non-profit organization at the Stanford University Medical Center, from October 2001 until October 2009.

Director Qualifications:
Ms. Ticknor’s prior executive leadership roles enable her to provide valuable contributions with respect to management, operations, strategy, growth and long-range plans. Her prior leadership of a global IT company enables her to provide valuable contributions with respect to the Company’s international operations, strategies and growth plans. She also brings to the Company significant expertise in the areas of innovation and supply chain management. Ms. Ticknor’s nine years of service as a director of Lucile Packard Children’s Hospital at Stanford University Medical Center enhances her understanding of health and wellness issues as well as the Company’s focus on community involvement. Age: 63.

DIRECTOR INDEPENDENCE AND ORGANIZATION OF THE BOARD OF DIRECTORS

The board of directors has established five standing committees: the Executive Committee, the Finance Committee, the Audit Committee, the Nominating and Governance Committee, and the Management Development and Compensation Committee. The Finance, Audit, Nominating and Governance, and Management Development and Compensation Committees consist only of non-management directors whom the board of directors has determined are independent under the New York Stock Exchange listing standards and the board of directors’ independence standards set forth in the Company’s Governance Guidelines, which are discussed below. The charters for these committees are available in the Corporate Governance section of the Company’s website at www.TheCloroxCompany.com/company/charters.html, or in print by contacting The Clorox Company, c/o Secretary, 1221 Broadway, Oakland, CA 94612-1888.

Standing Committees

Executive Committee. The Executive Committee is composed of directors Boggan, Friedman, Harad, Knauss (chair), Michael and Mueller, and is delegated all of the powers of the board of directors except certain powers reserved by law to the full board of directors. In addition to being available to meet between regular board meetings on occasions when board action is required but the convening of the full board of directors is impracticable, the Executive Committee is authorized to handle special assignments as requested from time to time by the board of directors. The Executive Committee held no meetings during fiscal year 2010.

Finance Committee. The Finance Committee is composed of directors Boggan, Carmona, Friedman (chair), Harad and Matschullat, and oversees and makes recommendations to the board of directors with respect to the Company’s major financial policies and actions, including policies and actions related to the Company’s capital structure, equity and debt financings, capital expenditures, cash management and share repurchase activities. The Finance Committee held two meetings during fiscal year 2010.

Audit Committee. The Audit Committee is composed of directors Michael, Mueller (chair), Murley, Thomas-Graham and Ticknor, and is the principal link between the board of directors and the Company’s independent registered public accounting firm. The Audit Committee has the functions and duties set forth in its charter, including, but not limited to, assisting the board of directors in overseeing (i) the integrity of the Company’s financial statements, (ii) the independent registered public accounting firm’s qualifications, independence and performance, (iii) the performance of the Company’s internal audit function, (iv) the Company’s system of disclosure controls and procedures and system of internal control over financial reporting, and (v) the Company’s compliance with legal and regulatory requirements relating to accounting and financial reporting matters. The Audit Committee’s duties also include certain risk management activities and preparing the report required by the SEC proxy rules to be included in the Company’s annual proxy statement. The Audit Committee held ten meetings during fiscal year 2010. The board of directors has determined that Messrs. Michael and Mueller are audit committee financial experts, as defined by SEC rules.

Management Development and Compensation Committee. The Management Development and Compensation Committee is composed of directors Carmona, Friedman, Harad (chair) and Matschullat. Effective November 16, 2010, Mr. Michael will be joining the Management Development and Compensation Committee. The Management Development and Compensation Committee reviews and approves the policies under which compensation is paid or awarded to the Company’s executive officers, determines executive compensation, grants stock options, restricted stock, performance units and other cash or stock awards under the Company’s executive incentive compensation and stock incentive plans, and reviews pension and other retirement plans. In addition, the Management Development and Compensation Committee oversees, with involvement of the full board of directors, the Company’s management development and succession planning processes. The Management Development and Compensation Committee held five meetings during fiscal year 2010.

Nominating and Governance Committee. The Nominating and Governance Committee is composed of directors Boggan (chair), Michael, Murley and Ticknor. The Nominating and Governance Committee has the functions set forth in its charter, including identifying and recruiting individuals qualified to become board of directors members, recommending to the board of directors individuals to be selected as director nominees for the next Annual Meeting of Stockholders, reviewing and recommending to the board of directors changes in the Company’s Governance Guidelines, including changes relating to the board of directors, and overseeing the Company’s compliance program and activities, including the Company’s compliance with legal and regulatory requirements relating to matters other than accounting and financial reporting matters. The Nominating and Governance Committee held five meetings during fiscal year 2010.

The Company’s Governance Guidelines, which are explained below, describe the attributes that the board of directors seeks in nominees. In assessing potential new directors, the Nominating and Governance Committee will consider individuals from various disciplines and diverse backgrounds. While the board of directors has not established any specific minimum qualifications that a potential nominee must possess, director candidates are considered based upon various criteria, including their broad-based business skills and experience, prominence and reputation in their profession, global business and social perspective, concern for the long-term stockholder interests and personal integrity and judgment – all in the context of an assessment of the perceived needs of the board of directors at that point in time. The ability of incumbent directors to contribute to the board of directors is considered in connection with the renominating process.

Evaluation of Qualifications and Experience

In the evaluation of nominees for the board of directors, the Nominating and Governance Committee has identified the following skills and experiences, among others, that are important in creating a diverse and well-rounded board of directors:

Significant Current or Prior Leadership Experience (such as service as a chief executive officer, other executive officer or other significant leadership role): enables important contributions to strengthening the Company’s leadership, management expertise, operations, strategy, growth and long-range plans.

Leadership Experience on Public Company, Non-Profit or Other Boards: prepares directors to take an active leadership role in the oversight and governance of the Company.

Knowledge of the Company’s Business, Consumer Packaged Goods or Other Complementary Industry: enables enhancement of and contributions to the Company’s strategy and position in the Company’s industry.

Experience in Product Development, Marketing, Supply Chain Management or Other Relevant Areas: facilitates support and contributions to the Company’s strategy, development of products, effective marketing to consumers and the Company’s business operations.

Relevant Retail Experience: provides insights and contributions to enhancing relations and results with the Company’s customer and consumer base.

International Experience: provides insights and ability to contribute to the Company’s increasing global business strategy.

Financial and Accounting Expertise: enables analysis and oversight of the Company’s financial position, financial statements and results of operations.

Regulatory Experience (including experience in the health and wellness sector): enables meaningful contributions on matters relating to the regulatory environment, including in the area of health and wellness.

Diversity

Consistent with the Company’s Governance Guidelines, the board of directors recognizes the value in diversity and endeavors to assemble a board of directors with diverse skills, professional experience, perspectives, points of view, race, ethnicity, gender and cultural background. The Nominating and Governance Committee assesses the effectiveness of efforts to assemble a diverse board of directors by examining the overall composition of the board of directors and evaluating how a particular director candidate can contribute to the overall success of the board of directors.

The Nominating and Governance Committee considers recommendations from many sources, including stockholders, regarding possible candidates for director. Such recommendations, together with biographical and business experience information (similar to that required to be disclosed under applicable SEC rules and regulations) regarding the candidate, should be submitted to The Clorox Company, c/o Secretary, 1221 Broadway, Oakland, CA 94612-1888. The Nominating and Governance Committee evaluates candidates suggested by stockholders in the same manner as other candidates.

Board Committee and Meeting Attendance

The board of directors held seven meetings during fiscal year 2010. All directors attended at least 75% of the meetings of the board of directors and committees of which they were members during fiscal year 2010.

Annual Meeting Attendance of Directors

The policy of the Company is that all board members are expected to attend the Annual Meeting of Stockholders. Each member of the board of directors attended the Company’s 2009 Annual Meeting of Stockholders held on November 18, 2009.

The Clorox Company Governance Guidelines and Director Independence

The board of directors has adopted Governance Guidelines which can be found in the Corporate Governance section on the Company’s website www.TheCloroxCompany.com/company/governance_guidelines.html, and are available in print to any stockholder who requests them from The Clorox Company, c/o Secretary, 1221 Broadway, Oakland, CA 94612-1888.

The Governance Guidelines present a framework for the governance of the Company. They describe responsibilities, qualifications and operational matters applicable to the board of directors and the board committees and set forth Chief Executive Officer (“CEO”) evaluation and succession requirements. The Governance Guidelines are reviewed annually by the Nominating and Governance Committee, which recommends changes to the board of directors as appropriate.

The Governance Guidelines emphasize and describe the oversight role of the board of directors and identify various criteria for board members intended to ensure that membership on the board of directors consists of individuals who can, on the basis of their knowledge and experience, make valuable contributions to the overall conduct of the business. The Governance Guidelines currently provide for a combined Chairman and CEO position with an independent director serving as a lead director and outline various responsibilities for the lead director, which are described more fully below under “Board Leadership Structure.” The Governance Guidelines also include provisions relating to board meetings, including the number of and materials for meetings and executive sessions, outside board service, ethics and conflicts of interest, stock ownership and retention requirements, orientation and continuing education, compensation, mandatory retirement and access to management and other employees. The Governance Guidelines require that the lead director and all independent directors provide input to the Management Development and Compensation Committee in connection with the Committee’s annual evaluation of the CEO of the Company. The Governance Guidelines also require that the board of directors undertake ordinary-course and emergency succession planning for the CEO.

Finally, the Governance Guidelines provide that a majority of the board of directors must consist of independent directors. The board of directors determines whether individual board members are independent, as defined by the New York Stock Exchange, using the following standards:

1. A director will not be deemed to be independent if the director is, or has been within the preceding three years, an employee of the Company, or an immediate family member is, or has been within the preceding three years, an executive officer of the Company, provided, however, that employment as an interim chairman, interim CEO or other interim executive officer does not disqualify a director from being considered independent following that employment.

2. A director will not be deemed to be independent if, during any 12-month period within the preceding three years, the director or an immediate family member received more than $120,000 in direct compensation from the Company, other than director and committee fees, pension or other forms of deferred compensation for prior service (provided that such compensation is not contingent in any way on continued service), provided, however, that compensation for former service as an interim chairman or interim CEO or other interim executive officer, compensation received by an immediate family member for service as an employee (other than an executive officer) of the Company, or dividends on Company stock beneficially owned by the director need not be considered in determining independence under this test.

3. A director will not be deemed to be independent if: (i) the director, or an immediate family member, is a current partner of the firm that is the Company’s independent registered public accounting firm; (ii) the director is a current employee of such firm; (iii) an immediate family member of the director is a current employee of such firm who works on the Company’s audit; or (iv) the director or an immediate family member was within the preceding three years (but is no longer) a partner or employee of such firm and personally worked on the Company’s audit within that time.

4. A director will not be deemed to be independent if, within the preceding three years: (i) the director or an immediate family member is or was employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee; or (ii) the director is a current employee, or an immediate family member is a current executive officer, of another company that has made payments to or received payments from the Company for property or services that, in any of the preceding three fiscal years, exceeded two percent or $1 million, whichever is greater, of such other company’s consolidated gross revenues.

5. A director may be considered independent notwithstanding that the director owns, or is a partner, stockholder, officer, director or employee of an entity that owns, not more than 30% of the outstanding stock of the Company unless the director or the entity owning the Company’s stock has a relationship with the Company that, under paragraphs 1 through 4 above or otherwise, precludes a finding of independence.

6. A director will not be deemed independent if the director serves, or an immediate family member serves, as an executive officer of a tax exempt organization that received contributions from the Company or its Foundation, in any single fiscal year within the preceding three years, more than the greater of $1 million or 2% of such organization’s consolidated gross revenues.

For purposes of these criteria, “immediate family member” includes a person’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone, other than domestic employees, who shares such person’s home.

The board of directors has determined that each of the Company’s directors is independent under the New York Stock Exchange listing standards and the independence standards set forth in the Governance Guidelines except Mr. Knauss as a result of his service as the Company’s CEO.

Related Party Transaction Policies and Procedures

The Company has a long-standing policy of prohibiting its directors, officers and employees from entering into transactions that are an actual or potential conflict of interest. The Company’s Code of Conduct has a detailed provision prohibiting conflicts of interests and is available at the Company’s website at http://www.cloroxcsr.com/conduct/. Additionally, the Company has a written policy regarding review and approval of related party transactions by the Nominating and Governance Committee (“Related Party Policy”).

The Company’s Related Party Policy defines an “Interested Transaction” as any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which (1) the aggregate amount involved will or may be expected to exceed $100,000 in any calendar year, (2) the Company is a participant, and (3) any Related Party has or will have a direct or indirect interest (other than solely as a result of being a director or a less than ten percent beneficial owner of another entity).

A “Related Party” is any (a) person who is or was (since the beginning of the last fiscal year for which the Company has filed a Form 10-K and proxy statement, even if such person does not presently serve in that role) an executive officer, director or nominee for election as a director, (b) greater than 5% beneficial owner of the Company’s Common Stock, or (c) immediate family member of any of the foregoing. Immediate family member includes a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law and anyone residing in such person’s home (other than a tenant or employee).

Under the Related Party Policy, if a new Interested Transaction is identified for approval, it is brought to the Nominating and Governance Committee to determine if the proposed transaction is reasonable and fair to the Company. The Nominating and Governance Committee will review the material facts of all Interested Transactions that require its approval and either approve or disapprove of the entry into the Interested Transaction.

The Related Party Policy also contains categories of pre-approved transactions that the board of directors has identified as not having a significant potential for an actual or potential conflict of interest or improper benefit.

In determining whether to approve or ratify an Interested Transaction, the Nominating and Governance Committee will take into account, among other factors it deems appropriate, whether the Interested Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the Related Party’s interest in the transaction.

No director participates in any discussion or approval of an Interested Transaction for which he or she is a Related Party, except that the director will provide all material information concerning the Interested Transaction to the Nominating and Governance Committee. There were no transactions considered to be an Interested Transaction during the Company’s 2010 fiscal year.

Code of Conduct

The Company has adopted a Code of Conduct, which can be found in the Governance section under Company Information on the Company’s website, http://www.cloroxcsr.com/conduct/, or obtained in print by contacting The Clorox Company, c/o Secretary, 1221 Broadway, Oakland, CA 94612-1888. The Code of Conduct applies to all of the Company’s employees, including executives, contractors and directors. We also have established a separate Supplier Code of Conduct outlining our standards and expectation of our business partners, which can be found at http://www.cloroxcsr.com/business-partners.

Board of Directors Leadership Structure

The board of directors believes that it is in the best interests of the Company and its stockholders for the board of directors to make a determination on whether to separate or combine the roles of Chairman and CEO based upon the Company’s circumstances at any particular point in time. The Nominating and Governance Committee regularly reviews the leadership structure to determine if it is in the best interests of the Company and stockholders. Currently, the positions of Chairman and CEO are combined and held by Mr. Knauss. Mr. Knauss’s in-depth knowledge of the Company’s strategic priorities and operations enables him to facilitate effective communication between management and the board of directors and see that key issues and recommendations are brought to the attention of the board of directors, providing an effective leadership structure. Having the CEO serve as the Chairman also helps to ensure that the CEO understands and can effectuate the recommendations and decisions of the board of directors.

Because the board of directors also believes that independent leadership is important, the board of directors has established the position of lead director. An independent director, Mr. Gary Michael, has been designated as the lead director of the Company. The lead director is elected annually by and from the independent directors with clearly delineated and comprehensive duties and responsibilities and must have served as a director for a minimum of one year in order to qualify as the lead director. The duties of the lead director, which are also included in the Governance Guidelines, include: leading the activities of the independent directors; evaluating, along with the members of the Management Development and Compensation Committee and the other independent directors, the performance of the CEO; and providing feedback to the CEO and management in order to effectuate the decisions and recommendations of the independent directors. In addition, the lead director: (i) assists the board of directors and the Company’s officers in promoting compliance with and implementation of the Governance Guidelines; (ii) presides at the executive sessions of the independent directors and has the authority to call additional executive sessions or meetings of the independent directors; (iii) presides at meetings of the board of directors in the Chairman’s absence; (iv) approves information sent to the board of directors by management; (v) approves meeting agendas and approves meeting schedules for the board of directors to assure that there is sufficient time for discussion of all agenda items; and (vi) consults and directly communicates with major stockholders, if requested.

In addition, ten of the Company’s eleven directors are “independent” as defined by the New York Stock Exchange rules. The board of directors believes that a single leader serving as Chairman and CEO, together with the Company’s predominantly independent board of directors and independent lead director, promotes effective governance. Accordingly, the board of directors has determined that, under the present circumstances, the current leadership structure is in the best interests of the Company and its stockholders.

The Board of Director’s Role in Risk Management Oversight

The Company’s board of directors has responsibility for the oversight of the Company’s risk management, while the Company’s management is responsible for the day-to-day risk management process. With the oversight of the board of directors, the management of the Company has developed an enterprise risk management (ERM) process, whereby management identifies the top individual risks that the Company faces with respect to its business, operations, strategy and other factors after interviews with key business and functional leaders in the Company and review of external information. In addition to evaluating various key risks, management identifies ways to mitigate and manage such risks. At least annually, management reports on and discusses the identified risks and risk mitigation and management efforts with the board of directors. The board of directors allocates responsibility to a specific committee to examine a particular risk in detail if the committee is in the best position to review and assess the risk. For example, the Audit Committee reviews compliance and risk management programs and practices related to accounting and financial reporting matters; the Management Development and Compensation Committee reviews the risks related to the executive compensation structure; and the Finance Committee reviews risks related to financial risk management, such as foreign currency exchange, hedging arrangements or interest rate exposure. In the event that a committee is allocated responsibility for examining and analyzing a specific risk, such committee reports on the relevant risk exposure during its regular reports to the entire board of directors to facilitate proper risk oversight by the entire board of directors.

As part of its responsibilities, the Management Development and Compensation Committee periodically reviews the Company’s compensation policies and programs to ensure that the compensation program is able to both incentivize employees, including executive officers, while mitigating excessive risk taking. The overall executive compensation program contains various provisions that mitigate against excessive risk taking, including:
  An appropriate balance between annual cash compensation and equity compensation that is earned over a period of three to ten years;
  Caps on executive and non-executive incentive plans, which protect against the possibility that executives take short-term actions to maximize bonuses that are not supportive of long-term objectives;
  Metrics under the executive annual incentive plan (“AIP”) that are equally weighted between Net Customer Sales and Economic Profit, which discourages revenue generation at the expense of profitability and vice versa;
  Claw-back provisions applicable to current and former executives as set forth in the applicable plans that enable the recapture of previously paid compensation under certain circumstances, which serve as a deterrent to inappropriate risk-taking activities; and
  Stock ownership guidelines that require executive officers to accumulate meaningful levels of equity ownership in the Company, which align executives’ and long-term stockholder interests.
Based on its review and the analysis provided by its independent consultant, Frederic W. Cook & Co., the Management Development and Compensation Committee determined that the risks arising from the Company’s compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on the Company.

Executive Sessions

The independent directors generally meet in executive session at each regularly scheduled board meeting without the presence of management directors or employees of the Company to discuss various matters related to the oversight of the Company, the management of board of directors’ affairs and the CEO’s performance.

BENEFICIAL OWNERSHIP OF VOTING SECURITIES

The following table shows, as of July 30, 2010, the holdings of Common Stock by (i) any entity or person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (ii) each director and nominee for director and each of the five individuals named in the Summary Compensation Table (the “named executive officers”), and (iii) all current directors and executive officers of the Company as a group:

Name of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)	Percent of Class (3)
BlackRock, Inc. (4)	10,123,149	7.24
40 East 52nd Street
New York, NY 10022
Daniel Boggan, Jr.	9,241	*
Richard H. Carmona	0	*
Tully M. Friedman	38,305	*
George J. Harad	9,000	*
Daniel J. Heinrich	169,899	*
Donald R. Knauss	602,560	*
Robert W. Matschullat	11,324	*
Gary G. Michael	12,651	*
Edward A. Mueller	0	*
Jan L. Murley	20,564	*
Lawrence S. Peiros	354,438	*
Beth Springer	203,420	*
Frank A. Tataseo	278,099	*
Pamela Thomas-Graham	8,796	*
Carolyn M. Ticknor	8,000	*
All current directors and executive officers as a group (23 persons) (5)	2,623,150	2.0

*	Does not exceed 1% of the outstanding shares.

(1)	Correspondence to all executive officers and directors of the Company may be mailed to The Clorox Company, c/o Secretary, 1221 Broadway, Oakland, CA 94612-1888.

(2)	Unless otherwise indicated, each beneficial owner listed has sole voting and dispositive power concerning the shares indicated. These totals include the following numbers of shares of Common Stock that such persons have the right to acquire through stock options exercisable within 60 days of July 30, 2010, or with respect to which such persons have shared voting or dispositive power: Mr. Boggan – 8,000 options; Mr. Friedman – 10,000 options and 28,200 shares held by Tully M. Friedman Revocable Trust; Mr. Harad – 8,000 options and shared voting and dispositive power with respect to 1,000 shares held jointly with spouse; Mr. Heinrich – 163,720 options and shared voting and dispositive power with respect to 6,007 shares held in family trust; Mr. Knauss – 533,437 options and shared voting and dispositive power with respect to 35,738 shares held in family trust; Mr. Matschullat – 10,000 options; Mr. Michael – 6,000 options; Ms. Murley – 16,000 options; Mr. Peiros – 311,587 options and shared voting and dispositive power with respect to 42,258 shares held in family trust; Ms. Springer – 185,920 options and shared voting and dispositive power with respect to 17,500 shares held in family trust; Mr. Tataseo – 253,792 options and shared voting and dispositive power with respect to 24,307 shares held in family trust; Ms. Thomas-Graham – 8,000 options; Ms. Ticknor – 8,000 options; and all current directors and executive officers as a group – 2,343,697 options. The numbers in the table above do not include the following numbers of shares of Common Stock that the executive officers have the right to acquire upon the termination of their service as employees pursuant to deferred stock units granted in December 1995 in exchange for the cancellation of certain restricted stock, and deferred stock unit dividends thereon: Mr. Peiros – 14,089; Mr. Tataseo – 15,134; and all current executive officers as a group – 29,223. The numbers in the table above do not include the following numbers of shares of Common Stock that the non-management directors have the right to acquire upon the termination of their service as directors pursuant to deferred stock units granted under the Independent Directors’ Stock-Based Compensation Plan: Mr. Boggan – 22,008; Dr. Carmona –

5,030; Mr. Friedman – 30,188; Mr. Harad – 13,690; Mr. Matschullat – 55,027; Mr. Michael – 9,617; Mr. Mueller – 9,354; Ms. Murley – 12,271; Ms. Thomas-Graham – 8,367; and Ms. Ticknor – 13,847. The numbers in the table above do not include the following numbers of shares of Common Stock that the executive officers have the right to acquire upon the termination of their service as employees pursuant to vested performance units that were deferred at the executive officers’ election: Mr. Heinrich – 36,734; Mr. Peiros – 34,070; Ms. Springer – 19,645; Mr. Tataseo – 7,500; and all current executive officers as a group – 170,147.

(3)	On July 30, 2010, there were 138,931,910 shares of Common Stock outstanding.

(4)	Based on information contained in a report on Form 13G filed with the SEC, BlackRock, Inc. reported, as of December 31, 2009, sole voting and dispositive power with respect to these shares.

(5)	Pursuant to Rule 3b-7 of the Securities Exchange Act of 1934, executive officers include the Company’s current CEO and all current executive vice presidents and senior vice presidents.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets out the number of shares of Common Stock to be issued upon exercise of outstanding options, warrants and rights, the weighted-average exercise price of outstanding options, warrants and rights, and the number of securities available for future issuance under equity compensation plans as of June 30, 2010.

	[a]	[b]	[c]
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (in thousands)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining for future issuance under non- qualified stock-based compensation programs (excluding securities reflected in column [a]) (in thousands)
Equity compensation plans approved by security holders	11,742	$52	3,600
Equity compensation plans not approved by security holders	—	—	—
Total	11,742	$52	3,600

Column [a] includes the following (in thousands):
  10,011 stock options outstanding

  1,551 performance units and deferred shares

  180 deferred stock units for non-employee directors

AUDIT COMMITTEE REPORT

The Audit Committee assists the board of directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and reporting practices of the Company. The Audit Committee operates in accordance with a written charter, which was adopted by the board of directors. A copy of that charter is available on the Company’s website at www.TheCloroxCompany.com/company/charters.html, or in print by contacting The Clorox Company, c/o Secretary, 1221 Broadway, Oakland, CA 94612-1888. Each member of the Audit Committee is “independent,” as required by the applicable listing standards of the New York Stock Exchange and the rules of the SEC.

The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management or the Company’s independent registered public accounting firm. The Audit Committee oversees the Company’s financial reporting process on behalf of the board of directors. The Company’s management has primary responsibility for the financial statements and reporting process, including the Company’s internal control over financial reporting. The independent registered public accounting firm is responsible for performing an integrated audit of the Company’s financial statements and internal control over financial reporting in accordance with the auditing standards of the Public Company Accounting Oversight Board.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements to be included in the Annual Report on Form 10-K for the fiscal year ended June 30, 2010. This review included a discussion of the quality and the acceptability of the Company’s financial reporting and system of internal controls, including the clarity of disclosures in the financial statements. The Audit Committee also reviewed and discussed the audited financial statements of the Company for the fiscal year ended June 30, 2010, with the Company’s independent registered public accounting firm, their judgments as to the quality and acceptability of the Company’s financial reporting, and such other matters as are required to be discussed by Statement on Auditing Standards No. 61, as amended and as adopted by the Public Company Accounting Oversight Board.

The Audit Committee obtained from the independent registered public accounting firm the written disclosures and the letter from the auditors required by the applicable requirements of the Public Company Accounting Oversight Board regarding communications with the Audit Committee concerning independence of the auditor and discussed with the auditors their independence. The Audit Committee meets periodically with the independent registered public accounting firm, with and without management present, to discuss the results of the independent registered public accounting firm’s examinations and evaluations of the Company’s internal control and the overall quality of the Company’s financial reporting.

Based upon the review and discussions referred to above, the Audit Committee recommended to the board of directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2010, for filing with the SEC.

THE AUDIT COMMITTEE

Edward A. Mueller, Chair
Gary G. Michael
Jan L. Murley
Pamela Thomas-Graham
Carolyn Ticknor

Fees of the Independent Registered Public Accounting Firm

The table below includes fees related to fiscal years 2010 and 2009 of the Company’s independent registered public accounting firm, Ernst & Young LLP:

	2010	2009
Audit Fees (1)	$3,895,000	$4,046,000
Audit-Related Fees (2)	1,482,000	1,713,000
Tax Fees (3)	49,000	99,000
All Other Fees (4)	—	—
Total	$5,426,000	$5,858,000

(1)	Consists of fees for professional services rendered for the audit of the Company’s annual financial statements and internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002, included in the Company’s Annual Reports on Form 10-K for each of the fiscal years ended June 30, 2010 and June 30, 2009, and for review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q during each of those fiscal years.

(2)	Consists of fees for assurance and related services (including audits of one of the Company’s business units, the Company’s joint venture and employee benefit plans) not included in the Audit Fees listed above.

(3)	Consists of fees for tax compliance, tax advice and tax planning for each of the fiscal years ended June 30, 2010 and June 30, 2009. These services included tax return preparation and review services for foreign subsidiaries and affiliates and advisory services on tax matters.

(4)	Consists of fees for all other services not included in the three categories set forth above. There were no such services in fiscal years 2010 and 2009.

The Audit Committee has established a policy that requires it to approve all services provided by the Company’s independent registered public accounting firm before services are provided. The Audit Committee has pre-approved the engagement of the independent registered public accounting firm for audit services, and certain specified audit-related services and tax services within defined limits. The Audit Committee has not pre-approved engagement of the independent registered public accounting firm for any other non-audit services.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis provides information about the overall objectives of our executive compensation program and explains how and why we arrived at the levels and forms of compensation for our “named executive officers,” who are our:
  Chairman and Chief Executive Officer (“CEO”)

  Executive Vice President and Chief Operating Officer – Clorox North America

  Executive Vice President – Strategy & Growth, Auto Care, Away from Home

  Executive Vice President – Chief Financial Officer (“CFO”)

  Executive Vice President – International & Natural Personal Care
This Compensation Discussion and Analysis should be read in conjunction with the Summary Compensation Table and the other compensation tables and narratives included in this proxy statement.

Our Executive Compensation Program Philosophy

We seek to compensate our executives in a manner that will drive the success of our business, and, in turn, increase stockholder value on a long-term, sustainable basis. Consistent with this philosophy, we have designed our executive compensation program to accomplish the following:

1.	Attract, Retain and Motivate Talented Executives. We have designed our compensation program to be competitive with the organizations with which we compete for talent in order to attract, retain and motivate high-performing executives.

2.	Pay for Performance. We have designed our executives’ compensation to reward performance and the achievement of the Company’s short- and long-term goals. As executives assume positions of greater responsibility, a larger portion of their total compensation is at-risk incentive compensation (both annual incentives and long-term incentives) to more strongly link pay to performance.

3.	Create Stockholder Alignment. We have aligned the interests of our executive officers with the interests of our stockholders through the use of long-term equity-based incentives and stock ownership guidelines that facilitate a culture of ownership and reward executive officers for sustained and superior performance as measured by operating results and stockholder return.

4.	Ensure Financial Efficiency. We strive to ensure that our executive compensation program is financially efficient and results in a reasonable level of cost and potential share dilution as compared with industry peers. We have designed our incentive plans to ensure that costs are appropriately supported by performance and that payouts qualify as performance-based compensation and thus are tax deductible to the Company, under Internal Revenue Code (“IRC”) Section 162(m) (“Section 162(m)”), to the extent possible.

5.	Risk Management Considerations. We design our compensation program to motivate our executives to pursue objectives that create long-term stockholder value and reward prudent business judgement and appropriate risk taking over the long term, while discouraging behavior that could lead to excessive risk. We do this by balancing our fixed and at-risk pay (both annual and long-term incentives) and choosing financial metrics that we believe drive long-term stockholder value as the basis for payouts under our incentive plans. In addition, we maintain policies that act as risk mitigators, such as our long-standing stock ownership and clawback policies, which encourage the creation of long-term value.

Overview of How Compensation Decisions are Made

The Management Development and Compensation Committee of our board of directors (the “MDCC”), which is comprised entirely of independent directors as required by our Governance Guidelines and the NYSE listing standards and consistent with Securities and Exchange Commission (“SEC”) Rule 16b-3, reviews the design and implementation of our executive compensation program and provides the full board of directors regular reports of its discussions and actions. In 2008, pursuant to its charter, the MDCC delegated authority to a subcommittee (the “Subcommittee,” collectively with the MDCC, the “Committee”) with respect to certain compensation actions for our executive officers. The Subcommittee is comprised of directors Carmona, Friedman and Harad.

Although the board of directors has determined that all members of the Committee are “independent,” consistent with our Governance Guidelines and the NYSE listing standards, based on Robert W. Matschullat’s service as interim CEO from May 2006 until October 2006 and Internal Revenue Service (“IRS”) guidance, the full Committee has determined that he may not qualify as an “outside director” for purposes of Section 162(m). Therefore, the full Committee has delegated to the Subcommittee the authority to take the actions required under Section 162(m) in order for performance-based compensation to be fully deductible by the Company for income tax purposes. The purpose of the Subcommittee is to ensure that at all times there is a board committee comprised solely of two or more (i) “outside directors” (as defined in the regulations promulgated pursuant to Section 162(m)) and (ii) “non-employee directors” (as defined in Rule 16b-3 promulgated pursuant to the Securities Exchange Act of 1934). The Subcommittee is responsible for the performance from time to time (as requested by the full Committee) of duties that require action by a compensation committee comprised solely of two or more “non-employee directors” and/or two or more “outside directors,” including the grant of awards to executive officers under the Company’s annual incentive and long-term incentive plans, and the responsibility to establish any performance goals related to such awards or other performance-based compensation for executive officers of the Company. All other decisions related to executive compensation matters are made by the full Committee acting as a group.

The Committee makes decisions on compensation for the named executive officers based on its review of the Company’s performance, individual performance, peer group data as described below, input and recommendations from the independent compensation consultant as described below and other factors, such as industry trends. The Committee receives input and recommendations from our CEO and our Senior Vice President – Human Resources & Corporate Affairs regarding the compensation package for each of the named executive officers, other than the CEO, based upon the level of achievement of the Company’s target goals and individual performance. For CEO compensation decisions, the Committee receives input and recommendations from the independent compensation consultant described below. The named executive officers do not have a role in their own compensation determination except that the named executive officers, other than the CEO, discuss their individual performance objectives with the CEO. Each year, the full board of directors undertakes a performance management review process for the CEO. After the end of the fiscal year, the board of directors receives a performance evaluation form for the CEO and has the opportunity to assess his performance for the year. A summary of the performance evaluation results is then sent to each director prior to the meeting at which the CEO’s compensation is determined. The entire board of directors has the opportunity to discuss the CEO’s overall performance evaluation results. Based on input from the board of directors, the Committee then makes a final decision on the CEO’s compensation. The CEO does not have a role in his own compensation determination other than to participate in the discussion with the board of directors regarding his performance.

Role of the Independent Compensation Consultant

When making compensation decisions, the Committee receives input from its independent compensation consultant, Frederic W. Cook & Co., Inc. The Committee has instructed Frederic W. Cook & Co., Inc. to provide advice and guidance on the amount and form of compensation for the executive officers based on executive compensation at other comparable consumer products companies, as well as relevant information about market practices and trends. Frederic W. Cook & Co., Inc. is retained directly by the Committee and neither it nor any of its affiliates has any other economic relationships with the Company. Frederic W. Cook & Co., Inc. reviews Committee meeting materials on behalf of the Committee and provides guidance to the Committee on compensation proposals including changes to named executive officers’ compensation levels, the design of incentive plans, the setting of performance goals and the design of other forms of compensation and benefits programs. During fiscal year 2010, Frederic W. Cook & Co., Inc. attended all regularly scheduled meetings of the Committee.

Use of Peer Company Data

The Committee uses a peer group of 15 branded consumer products companies (our “compensation peer group”) to provide it with competitive market rates of compensation for the Company’s executive officers, including the named executive officers. This compensation peer group was selected by the Committee with the assistance of its independent compensation consultant. The compensation peer group is used to compare both the levels of compensation and the executive compensation practices within the consumer products industry. For fiscal year 2010, our compensation peer group was comprised of the following companies:

Alberto-Culver Company	The Hershey Company

Avon Products, Inc.	H.J. Heinz Company

The Black & Decker Corporation	Kellogg Company

Campbell Soup Company	Newell Rubbermaid Inc.

Church & Dwight Co., Inc.	Pactiv Corporation

Colgate-Palmolive Company	Revlon, Inc.

Del Monte Foods Company	S.C. Johnson & Son, Inc.

General Mills, Inc.

In determining the compensation peer group, the Committee considers companies that hold leadership positions in branded consumer products, are of reasonably similar size as measured by revenue and market capitalization, compete with the Company for executive talent and have executive positions similar in breadth, complexity and scope of responsibility. The size of the compensation peer group has been determined with the goal of providing robust market data relevant to the executive officer positions at the Company. Each year, the Committee reviews the peer companies to ensure that they continue to meet the relevant criteria and makes adjustments to the compensation peer group, as appropriate. The only change to our compensation peer group for fiscal year 2010 was to remove Wm. Wrigley Jr. Company due to its acquisition.

For fiscal year 2010, management engaged Hewitt Associates as its compensation consultant to provide compensation data for positions in our compensation peer group that are comparable to that of our executive officers, including our named executive officers. The Committee’s independent compensation consultant, Frederic W. Cook & Co., Inc., reviews this information and also performs an independent compensation analysis of the peer group data providing compensation data on the five highest paid and CFO positions, which it uses to advise the Committee on potential compensation actions, including the CEO’s compensation. Although the Committee reviews each individual component of executive compensation, particular emphasis is placed on targeting total compensation at the median of our compensation peer group, which is defined as the amount up to 15% above or below the median of the respective market data for the most comparable position.

In determining the compensation decisions for the named executive officers, the Committee evaluates both the Hewitt Associates and Frederic W. Cook & Co., Inc. compensation analyses while also considering the individual’s skill set relative to industry peers, experience and time in the position, criticality of the role and difficulty of replacement, individual performance and expected future contributions, readiness for promotion to a higher level, role relative to that of other executive officers and, in the case of externally recruited named executive officers, compensation earned at a prior employer. Due to these factors, target total compensation for individual named executive officers may vary above or below the median, as described above. Actual incentive plan payouts and, in turn, total realized compensation, may vary above or below the targeted total compensation level based on the Company’s performance relative to its corporate financial and strategic goals as well as the Company’s stock performance.

Use of Tally Sheets

The Committee annually reviews executive compensation tally sheets for each of our named executive officers. These tally sheets outline current total target compensation (including the elements described below), the potential wealth creation of long-term incentive awards under various assumed stock prices, and the potential value of payouts pursuant to applicable executive compensation plans under various termination scenarios. The Committee uses these tally sheets to help ensure that our executive compensation design is aligned with our overall compensation philosophy and that total compensation levels are appropriate.

Elements of the Executive Compensation Program

Our executive compensation program consists of base salary, annual incentives paid in the form of cash bonuses and long-term incentives consisting of stock option grants and grants of stock-based performance shares. Time-based restricted stock units as well as stock options are periodically used on a selective basis for special circumstances, such as retention, recognition or recruitment. In addition, indirect elements of the compensation program include retirement plans, post-termination compensation and perquisites, all of which serve to support our executive compensation philosophy. Compensation for each of our named executive officers, by element and in total, varies by position due to differing levels of experience and responsibility. The primary elements of our executive compensation program, the reasons we use them and certain characteristics are outlined below:

Element	Purpose	Characteristics
Base Salary	Compensate named executive officers for their role and level of responsibility, as well as individual performance.	Fixed component.
Annual Incentives (1)	Promote the achievement of the Company’s annual corporate financial and strategic goals, as well as individual objectives.	Performance-based cash bonus opportunity.

Element	Purpose	Characteristics
Long-Term Incentives (1)	Promote the achievement of the Company’s long-term corporate financial goals and stock price appreciation.	Amounts earned under stock option and performance share grant awards will vary from the targeted grant-date fair value based on actual financial and stock price performance.
Retirement Plans	Provide replacement income upon retirement. Serves as a long-term retention incentive.	Fixed component; however, Company retirement contributions will vary based on pay, years of service and Company performance.
Post-Termination Compensation	Provide contingent payments to attract and retain named executive officers. Promote orderly succession for key roles.	Only payable if the named executive officer’s employment is terminated under specific circumstances as described in the applicable employment agreement or severance plan.
Perquisites	Provide other benefits competitive with our compensation peer group and encourage executives to attend to their health and financial affairs.	Financial planning, Company automobile or car allowance, paid parking, annual executive physical and health club reimbursement.

(1)	Payouts under the annual and long-term incentive plans are determined based on the achievement of pre-established objectives determined by the Committee at the beginning of the performance period. The performance period is one year for the annual incentive plan and three years for the performance shares awarded under the long-term incentive plan. Specific financial goals cannot be changed during the performance period, except according to principles set forth by the Committee that allow for adjustments in limited circumstances including, among other things, acquisitions, restructuring charges or significant changes to generally accepted accounting principles, and only if the adjustments result in a specified minimum financial impact to the Company.

Base Salary. In determining base salary levels for the CEO and other named executive officers, the Committee takes into consideration the factors outlined above in Use of Peer Company Data and generally seeks to establish base salaries for the CEO and other named executive officers at the median of our compensation peer group. After considering factors such as the executive’s role, level of experience and sustained performance as well as the peer group market data, the Committee determined each named executive officer’s base salary for fiscal year 2010. Changes in base salary are approved by the Committee in September and are effective in October of each year. In fiscal year 2010, the salary increases ranged from 0% to 4.0% with an average increase of 2.3%, which was in line with the average salary increase for the Company’s entire employee population. The base salary for the CEO was not increased in order to provide for a larger portion of his target total compensation in variable, performance-based pay. For fiscal year 2010, all salaries for the named executive officers were generally aligned with the median as defined above. The actual amount of salary earned by our named executive officers in fiscal year 2010 is listed in the Salary column of the Summary Compensation Table.

Annual Incentives. On an annual basis, the Committee sets performance goals under the Company’s Executive Incentive Compensation (“EIC”) Plan that are designed to promote the achievement of the board-approved annual corporate financial and strategic performance goals. The EIC Plan provides annual incentive awards to the named executive officers based on the level of achievement of these annual performance goals and individual objectives.

To meet the requirements of IRC Section 162(m), maximum annual incentive award levels are based on earnings before income taxes achieved by the Company (“Company earnings”). The EIC Plan has a maximum award limit of 1.0% of Company earnings for the CEO and 0.6% of Company earnings for each of the other named executive officers. The Committee has discretion to reduce, but not to increase, incentive payments under the EIC Plan. The Committee has historically paid annual incentive awards that are substantially lower than the maximum EIC Plan award levels. The Committee reduces the maximum awards to the amount actually paid based on three factors – a target award for each named executive officer, the performance against predetermined Company financial and strategic performance goals and, the named executive officer’s individual performance, based primarily on the performance of the operations or functions under the individual’s responsibility. These factors are discussed below.

Each year, the Committee sets an annual incentive target level for each named executive officer as a percent of his or her salary. The annual incentive target level is generally set at the median of the most comparable positions in our compensation peer group. At the beginning of each fiscal year, the Committee also sets financial and strategic goals for the EIC Plan based on the operating plan and strategic initiatives approved by the board of directors. At the end of the year, the Committee conducts the following analysis:
  First the Committee reviews the results of the Company’s performance against the financial goals set at the beginning of the year. When appropriate, the Committee takes into account other factors, such as stockholder return or underlying business performance during the year.

  The Committee then reviews the achievement of the strategic goals. Based on its subjective evaluation of these goals, the Committee determines the impact of the achievement of the strategic goals on the payout percentage based on the financial goals.

  Finally, the Committee may choose to adjust the payout either up or down, but not to an amount that would exceed the maximum permitted award level for each named executive officer, based upon consideration of individual performance.
The final individual EIC Plan payout is determined by the following formula:

Final individual EIC Plan payout = (Target Annual Incentive) x (Company Performance) x (Strategic/Individual Performance)

The table below outlines the targets (expressed as a percentage of base salary) for the fiscal year 2010 annual incentive awards. These annual incentive targets are generally at the median of bonus targets of the most comparable positions in our compensation peer group:

Named Executive Officer	Target Annual Incentive
Donald R. Knauss	120%
Lawrence S. Peiros	85%
Frank A. Tataseo	75%
Daniel J. Heinrich	75%
Beth Springer	75%

For fiscal year 2010, the Committee established annual financial goals that focused on increasing net customer sales and economic profit, as defined below. The Committee also established strategic goals that align with the Company’s strategy as follows:
  Be a high-performance organization of enthusiastic owners – includes employee engagement and diversity targets;

  Win with superior capabilities in Desire, Decide and Delight – includes customer objectives, including targets related to product innovation, consumer product preference and share growth;

  Accelerate growth both in and beyond the core – includes organic and inorganic growth metrics; and

  Relentlessly drive out waste – includes targets for cost savings initiatives as well as measures to reduce the Company’s environmental footprint.
The Committee and management agreed that focusing on the financial goals of net customer sales and economic profit, as well as the strategic goals, would drive sustainable growth in stockholder return. In selecting the metrics and setting the performance goals in the EIC Plan, the Committee carefully determines whether the goals appropriately align with those in the long-term incentive program so that the overall compensation design does not unintentionally encourage participants to take excessive risk or take actions that are inconsistent with the Company’s short- and long-term strategic and financial objectives.

In fiscal year 2010, the financial goals for the EIC Plan, the potential percentage of target award payouts for achieving those goals, and the actual results as determined by the Committee were as follows:

	Annual Incentive Financial Goals (in millions)
Goal	0% (minimum)	100% (target)	200% (maximum)	Actual
Net Customer Sales (weighted 50%)	$5,339	$5,504	$5,669	$5,534
Economic Profit (weighted 50%) (1)	$367	$407	$447	$433

(1)	Economic profit (“EP”) is defined by the Company as earnings from continuing operations before income taxes, non-cash restructuring and asset impairment costs and interest expense, tax affected, and less a capital charge. The capital charge represents average capital employed by the Company, multiplied by the weighted-average cost of capital. Weighted-average cost of capital is the blended average of the cost of the Company’s debt and estimated cost of equity capital. Average capital employed represents a two-point average of adjusted capital employed for the current fiscal year and total capital employed for the prior fiscal year, based on year-end balances. Adjusted capital employed represents total capital employed adjusted to add back the current fiscal year’s non-cash restructuring and asset impairment costs. Total capital employed represents total assets less non-interest bearing liabilities. Additional information is provided in the Company’s Annual Report on Form 10-K (Exhibit 99.3) for the fiscal year ended June 30, 2010.

The fiscal year 2010 financial targets were established to drive both net customer sales and EP growth, in line with long-term financial goals. Assuming achievement of targets, net customer sales growth and EP growth would be approximately 1% and 8.3%, respectively. The net customer sales growth target was modest largely due to continued uncertainty of the impact of worldwide economic conditions on the Company. A relatively aggressive EP target was selected to appropriately incentivize management in line with longer term objectives and the Company’s strategy. In determining the payout for fiscal year 2010, the Committee reviewed the actual results based on the level of achievement of the net customer sales and EP target, and also considered total shareholder return during fiscal year 2010 as compared to our financial peer group as well as other factors. This led the Committee to reduce the financial payout from 134% of target, which was based on actual results achieved relative to net customer sales and EP targets, to 122% of target.

The Committee also assessed Company performance against the strategic goals described above. For fiscal year 2010, the Committee determined that all but one of the annual strategic goals were successfully achieved and, as a result, determined that the combined financial and strategic goal payout would be 140% of target. The payout level reflected the Company’s strong performance in share growth, consumer product preference and cost savings initiatives in a volatile economic environment. Highlights of the results of these strategic metrics are as follows:
  The Company grew its dollar share in both the United States and our International markets despite the worldwide economic conditions.

  The goal to obtain 40% of the Company’s sales from products consumers prefer over our competitors’ was exceeded by eight percentage points.

  All of the cost savings initiative targets were met or exceeded. For overall cost savings, the target of $125 million was exceeded by approximately $5 million.
As described above, the assessment of the strategic goals is subjective and the impact of the achievement of strategic goals on the financial percentage payout is not derived from a formulaic application.

The Committee also reviewed individual performance and adjusted the 140% payout for the named executive officers to reflect individual contributions. As a result, the total annual incentive payouts for the named executive officers range from 128% of target to 153% of target. The range in the payouts is primarily due to a subjective assessment of individual performance based on the results of the operations or functions under the responsibility of the named executive officer. The low end of the payout range was for the Executive Vice President – Strategy & Growth, Auto Care, Away from Home, due to the business unit results of one of the operations under his responsibility during the fiscal year. The Executive Vice President and Chief Operating Officer – Clorox North America had very strong business results in both sales and share growth during the fiscal year in a challenging economic environment and therefore was awarded 146% of target. The high end of the range was awarded to the CEO due to his outstanding performance for the year, especially related to overall Company operations in a volatile worldwide economic market, his relationships with constituents and customers and continuing to drive results against the Company’s strategy. The other named executive officers were awarded the 140% of target as described above.

The actual amount of annual incentive compensation earned by our named executive officers in 2010 is disclosed in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

Long-Term Incentives. We provide annual long-term incentive compensation in the form of stock options and performance shares to our named executive officers because we believe these forms of compensation create strong alignment between our executives’ interests and the interests of our stockholders. We also believe these incentive awards support the achievement of our long-term corporate financial goals.

The Committee, with the assistance of its independent compensation consultant, annually reviews the costs of and potential stockholder dilution attributable to our long-term incentive program versus that of our compensation peer group to ensure that the overall program is financially efficient and in line with that of our peers. In determining the total value of the long-term incentive opportunity for each named executive officer, the Committee reviews the compensation peer group data presented by both management and its independent compensation consultant on a position-by-position basis and considers recommendations by the CEO for the other named executive officers.

The Committee’s goal is to establish long-term incentive award targets to be competitive with the median of the compensation peer group. Actual long-term incentive award target levels for individual named executive officers may vary above or below the median based on a variety of factors, such as the named executive officer’s experience, criticality of the role, individual sustained performance and expected future contributions. Like the annual incentive awards, actual payouts under long-term incentive awards will vary from target based on whether the Company underperforms or outperforms its target goals. Individual performance is not considered in the actual payout of long-term incentives because the payout is based solely on the Company’s achievement of financial targets. The value of actual payouts also will vary based on changes in Common Stock price. For fiscal year 2010, long-term incentive awards granted to the named executive officers were generally at the median of the compensation peer group.

As in prior years, for fiscal year 2010 the Committee determined that the named executive officers would receive 50% of the value of their total annual long-term incentive awards in stock options and 50% in performance shares. The Committee selected this mix of equity awards to support several important objectives, including compensating named executive officers for achievement of long-term goals tied to the business strategy through the use of performance shares, rewarding named executive officers for sustained increases in the Common Stock price, enhancing retention by mitigating the impact of Common Stock price fluctuations, and calibrating the overall cost of the program so it is aligned with compensation realized by named executive officers and performance delivered to stockholders. In addition, annual grants of long-term incentives are intended to be competitive with those of our compensation peer group. The Committee does not consider the amount of outstanding stock options, performance shares and restricted stock currently held by a named executive officer when making annual awards of stock options and performance shares because such amounts represent compensation attributable to prior years.

The following provides details on the types of long-term incentives awarded to our named executive officers:

Performance Shares. Performance shares are grants of restricted stock units that vest after a 36-month performance period only if the predetermined financial performance goals are met by the Company. We believe that performance shares align the interests of our named executive officers with the interests of our stockholders because the number of shares earned and the shares’ potential value is tied to the achievement of the Company’s long-term financial goals.

For grants made in fiscal years 2008 through 2010, the Committee established an objective measure of cumulative operating profit at the beginning of the performance period to determine the performance level that would allow for the maximum possible award payout of 150% of the target number of shares granted. The Committee also determined specific goals for the performance period based on cumulative economic profit (“cumulative EP”). In selecting the metrics and setting the performance goals for the performance shares, the Committee carefully determines whether the goals are appropriately aligned with those in the EIC Plan so that the overall compensation design does not unintentionally encourage participants to take excessive risk or take actions that are inconsistent with the Company’s short- and long-term strategic and financial objectives.

The performance share payout is subject to achievement of the threshold cumulative operating profit target at the end of the performance period. If the cumulative operating profit is not attained, the entire award opportunity is forfeited. If the threshold operating profit target is met, the actual payout is determined as a percentage of the target award opportunity based on the cumulative EP target. Payouts range from zero, in the event the minimum required financial goals are not met, to a maximum of 150% of the target number of shares granted to each individual, with a payout of 50% of the target number of shares when the minimum cumulative EP goal and the threshold cumulative operating profit goal are attained.

For the fiscal year 2010 grant, the Committee set the financial targets for the performance period from July 2009 through June 2012. The cumulative operating profit threshold target is $3,115 million and cumulative EP is a specified percentage of growth. The Committee set the specific cumulative EP targets, including the minimum, target and maximum payout levels, to align with our long-term financial goals. A target payout of 100% would require economic profit growth of approximately 7% per year during the performance period. The Committee believes this metric directly supports the Company’s corporate strategy and long-term financial goals and correlates to stock price performance.

In August 2009, the Committee certified the results of the fiscal year 2007 grant. The financial targets for this grant were based on cumulative operating profit of $2,385 million and an average return on invested capital (“ROIC”) goal over the three-year performance period of 14.5%. The cumulative operating profit of $2,773 million exceeded the threshold target and the Committee approved the maximum payout level of 150% based on ROIC results of 15.7%. Information regarding the vesting of these performance shares is shown in the Option Exercises and Stock Vested table.

In August 2010, the Committee certified the results of the fiscal year 2008 grant. The financial targets for this grant were based on cumulative operating profit of $2,653 million and a cumulative EP goal over the three-year performance period of $1,157 million. The cumulative operating profit result of $2,991 million exceeded the threshold target and the Committee approved a payout level of 109% based on cumulative EP results of $1,171 million. Because this grant vested prior to the date of the proxy statement filing, specific information regarding the vesting of these performance shares can be found in the Outstanding Equity Awards table and will also be included in next year’s proxy statement.

Stock Options. We believe stock options align the interests of named executive officers with those of stockholders because stock options only have value if the price of the Company’s stock increases after the stock options are granted. Stock options vest at the rate of one-fourth per year over four years (beginning one year from the date of grant) and expire 10 years from the date of grant. In fiscal year 2010, the Committee awarded stock options to our named executive officers as part of our annual long-term incentive plan. The stock option exercise price for these stock options was equal to the closing price of the Common Stock on the date of grant. Information on all stock option grants is shown in the Grants of Plan-Based Awards table.

Retirement Plans. The named executive officers participate in the same defined-benefit pension and defined-contribution benefit programs available to all other United States based salaried and non-union hourly employees. The Company’s retirement plans are designed to provide replacement income upon retirement and to be competitive with programs offered by our peers. We balance the effectiveness of these plans as a compensation and retention tool with the cost to the Company of providing them. The Company provides these retirement benefits under The Clorox Company Pension Plan and The Clorox Company 401(k) Plan, which includes a profit sharing provision known as Value Sharing.

In addition, because the IRC limits the amount of benefits that can be contributed to and paid from a tax-qualified retirement plan, the Company also provides our executive officers, including our named executive officers, with additional retirement benefits intended to restore amounts that would otherwise be payable under the Company’s tax-qualified retirement plans if the IRC did not have limits on includable compensation and maximum benefits. We call these restoration plans because they restore executive benefits to the same percentage level provided to our salaried employees who are not limited by IRC restrictions. These plans use the same benefit formulas, the same types of compensation to determine benefits, and the same vesting requirements as our tax-

qualified retirement plans. These restoration retirement benefits, which include the cash balance restoration and the Value Sharing restoration benefits, are an unfunded, unsecured obligation of the Company and are described under Nonqualified Deferred Compensation set forth below.

The Company also offers the Supplemental Executive Retirement Plan (“SERP”) to our executive officers, including our named executive officers. This plan was closed to new participants effective April 2007. Benefits are determined based on age and years of service and are offset by the annuity value of Company contributions to the tax-qualified retirement plans and by Social Security. The benefit formula under this plan is described under Overview of Pension Benefits. We believe the SERP is a strong retention tool because participants are not eligible for a full benefit if they leave the Company prior to reaching age 65 with at least 15 years of service. Participants attaining age 55 with at least ten years of service are eligible to receive a benefit that is actuarially reduced from that available upon retirement at age 65. Mr. Knauss, our CEO, participates in an additional SERP as part of his employment agreement with the Company to compensate for the loss of retirement benefits at his prior employer (the “replacement SERP”). Information regarding the Company’s SERP and the replacement SERP for our CEO is described in the Overview of Pension Benefits.

Nonqualified Deferred Compensation. We offer a Nonqualified Deferred Compensation Plan (“NQDC”) to help executive officers, including our named executive officers, save for retirement and to be competitive with general market practice. Under the NQDC, our named executive officers may voluntarily defer the receipt of salary and annual incentive awards in amounts up to 50% of base salary and 100% of annual incentive awards. Deferred amounts can be invested in accounts that mirror the gains or losses of the S&P 500 index and/or the 30-year Treasury Bond yield, or the rate specified by the IRS for use where the 30-year bond rate would otherwise apply. In addition, as noted above, the NQDC permits the Company to contribute amounts that exceed the IRC compensation limits in the tax-qualified plans through the cash balance restoration and Value Sharing restoration provisions. The NQDC is an unfunded and unsecured obligation of the Company, meaning that payments of participant balances in the plan are not guaranteed if the Company becomes insolvent or bankrupt. Details about the plans and accumulated balances are described in the Pension Benefits Table and Nonqualified Deferred Compensation section.

Post-Termination Compensation. Prior to 2009, the Company had entered into evergreen employment agreements with its named executive officers. As part of the Company’s ongoing review of executive compensation market trends and practices, in July 2009 the Company issued notices of non-renewal to all of its named executive officers other than the CEO, with evergreen employment agreements. As a result of the notices of non-renewal, these employment agreements were set to expire as of July 31, 2011 (the “Expiration Date”). At the end of fiscal year 2010, these named executive officers elected to revoke their employment agreements prior to the Expiration Date in favor of obtaining coverage under a new Severance Plan for Clorox Executive Committee Members (the “Severance Plan”). Under the Severance Plan, the Company provides these named executive officers with post-termination payments in the event such named executive officer’s employment is terminated by the Company other than for cause. These payments help mitigate economic hardship associated with unexpected termination. The aggregate, reduced benefits under the Severance Plan reflect current market trends and practices, and, by implementing the use of a Severance Plan instead of employment agreements, the Committee has more flexibility to make changes to the severance benefits in the future based on business needs and executive compensation trends and practices. The Committee also reviewed the CEO’s employment agreement and entered into a new employment agreement with the CEO in May 2010, which also provides for reduced severance benefits. See Potential Payments Upon Termination or Change in Control for additional information.

Perquisites. We provide named executive officers with other benefits we believe are competitive with our compensation peer group and consistent with the Company’s overall executive compensation program. These benefits are reflected in the All Other Compensation column in the Summary Compensation Table. We believe these benefits allow our named executive officers to work more efficiently and, in the case of the financial planning program, help them optimize the value received from our compensation and benefits programs. These perquisites consist of a company automobile or car allowance, paid parking at the Company’s headquarters, an annual executive physical, reimbursement for health club membership and financial planning. The value of perquisites provided to our named executive officers is shown in a separate table in a footnote to the All Other Compensation column of the Summary Compensation Table.

Executive Compensation Policies

Stock Award Granting Practices. The Company awards annual long-term incentive grants each September at a regularly scheduled meeting of the Committee, which typically occurs during the third week of the month, or about six weeks after the Company has publicly reported its annual earnings. The meeting date is the effective grant date for the awards, and the exercise/ grant price is equal to the closing price of the Common Stock on that date.

The Committee also may make occasional grants of stock options and other equity-based awards at other times to recognize, retain or recruit executive officers. These grants are approved by the Committee on or before the grant date, which is determined based on the timing of the triggering event. The exercise/grant price is the closing price of the Common Stock on the effective date of the grant. The Committee must approve all equity grants to executive officers of the Company, including named executive officers.

All long-term incentive grants are made pursuant to the terms set forth in The Clorox Company 2005 Stock Incentive Plan.

Executive Stock Ownership Guidelines. To preserve the linkage between the interests of executive officers of the Company and stockholders, all executive officers, including the named executive officers, are expected to establish and maintain a significant level of direct stock ownership. This can be achieved in a variety of ways, such as by retaining stock received upon the exercise of stock options or the vesting of stock awards or purchasing stock in the open market. The minimum required ownership levels are Common Stock having a value equal to a required multiple times the annual base salary for the named executive officers. The current stock ownership level guidelines are as follows:

Chief Executive Officer	4x annual base salary
Clorox Executive Committee (other than the CEO)	3x annual base salary
Other Senior Executives	2x annual base salary

As of the date of this filing, all of the named executive officers have met the required ownership levels.

Retention ratios – Executive officers, including named executive officers, are required to retain a certain percentage of shares obtained upon the exercise of stock options or the release of restrictions on full-value equity awards, after satisfying applicable taxes. The CEO is expected to retain 75% of shares acquired until the minimum ownership level is met. After attaining the minimum ownership level, the CEO must retain 50% of any additional shares acquired until retirement or termination. Other named executive officers must retain 75% of shares acquired until the minimum required ownership levels are met and thereafter must retain 25% of shares acquired for one year after receipt.

Ownership levels are based on shares of Common Stock owned by the named executive officer or held pursuant to Company plans. Stock options are not counted in determining ownership levels and shares that have not vested due to time or performance restrictions also are excluded from the ownership guidelines. Named executive officers are required to achieve ownership levels over time through the ongoing retention ratios associated with the exercise of stock options and vesting of full-value shares.

Securities Trading Policy. To further align the interests of our executive officers, including our named executive officers, with the interests of our stockholders, the Company’s Insider Trading Policy does not permit executive officers to engage in short-term or speculative transactions or derivative transactions involving the Company’s stock, including trading in or writing puts or calls in the Company’s securities or engaging in any other transactions intended to hedge or offset any decrease in the market price of the Company’s stock. Trading is permitted only during announced trading periods or in accordance with a previously established trading plan that meets SEC requirements. At all times, including during announced trading periods, executive officers are required to receive preclearance from the Company’s General Counsel prior to entering into any transactions in Company securities, unless those sales occur in accordance with a previously established trading plan that meets SEC requirements.

Clawback Provisions. Our executive compensation incentive programs include clawback provisions that allow the Company to recoup proceeds received by named executive officers under certain conditions. Under our EIC Plan, in the event of a restatement of financial results to correct a material error, the Committee is authorized to reduce or recoup an executive officer’s award, as applicable, to the extent that the Committee determines the officer’s fraud or intentional misconduct was a significant contributing factor to the need for a restatement.

Tax Deductibility Limits on Executive Compensation. IRC Section 162(m) limits the tax deductibility of compensation paid to our CEO and the three other most highly compensated named executive officers employed at the end of the year (other than our CFO) to $1 million per year unless such amounts are determined to be performance-based compensation. Our policy with respect to Section 162(m) seeks to balance the interests of the Company in maintaining flexible incentive plans against the possible loss of a tax deduction when taxable compensation for any of the executive officers subject to Section 162(m) exceeds $1 million per year. The Company’s EIC Plan and long-term incentive plan are designed to meet the requirements of Section 162(m) for performance-based compensation.

Compensation for Mr. Knauss – Chairman and CEO

The compensation of the Chairman and CEO, Mr. Knauss, is consistent with the executive compensation program and philosophy described above for the other named executive officers. Mr. Knauss’ target total compensation is designed to be aligned with the compensation of other CEOs in the compensation peer group, and his annual incentive and long-term incentive awards are linked to Company performance.

In September 2010, the Committee, with input from its independent compensation consultant, reviewed all elements of Mr. Knauss’ compensation including base salary, annual incentive and long-term incentive award opportunities relative to that of the compensation peer group. In addition, the board reviewed Mr. Knauss’ performance for fiscal year 2010 as described in Overview of How Compensation Decisions are Made and the recommendation for his compensation for fiscal year 2010 as described below.

Based on the review of Mr. Knauss’ individual performance, overall Company performance and his compensation versus the compensation peer group, the Committee did not increase Mr. Knauss’ base salary of $1,075,000 for fiscal year 2010 in order to provide for a larger portion of his target total compensation in variable, performance-based pay. The Committee also approved Mr. Knauss’ annual incentive target at 120% of base salary for fiscal year 2010, consistent with the prior year. The Committee granted Mr. Knauss a long-term incentive award of 298,330 stock options and 43,670 performance shares with a total economic value at grant date of approximately $5,000,000. Each individual element of Mr. Knauss’ compensation was positioned at the median.

Information about Mr. Knauss’ base salary, annual incentive and long-term incentive is described in more detail in the notes to the Summary Compensation Table.

COMPENSATION COMMITTEE REPORT

As detailed in its charter, the Management Development and Compensation Committee of the board of directors oversees the Company’s executive compensation program and policies. As part of this function, the Committee discussed and reviewed with management the Compensation Discussion and Analysis. Based on this review and discussion, we have recommended to the board that the Compensation Discussion and Analysis be included in the proxy statement.

THE MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE

George J. Harad, Chair
Richard H. Carmona
Tully M. Friedman
Robert W. Matschullat

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation earned, paid or awarded to our named executive officers for the fiscal years ended June 30, 2010, 2009 and 2008.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)	Stock Awards ($) (2)(3)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (4)	Change in Pension Value Nonqualified Deferred Compensation Earnings ($) (5)	All Other Compensation ($) (6)	Total ($)
Donald R. Knauss	2010	$1,075,000	—	$2,500,108	$2,500,005	$1,967,250	$1,860,453	$201,851	$10,104,667
Chairman and Chief	2009	1,056,250	—	2,408,997	2,545,798	1,284,480	731,445	217,256	8,244,586
Executive Officer	2008	987,500	—	2,308,790	2,218,150	1,380,000	526,244	254,846	7,675,530

Lawrence S. Peiros	2010	638,750	—	778,028	780,429	802,640	1,220,139	104,741	4,324,727
Executive Vice	2009	615,000	—	761,005	803,954	494,020	798,629	129,578	3,602,186
President and Chief	2008	593,750	—	666,644	640,266	552,000	354,383	103,522	2,910,565
Operating Officer –
Clorox North
America

Frank A. Tataseo	2010	492,500	—	437,390	439,028	475,570	1,005,312	87,813	2,937,613
Executive Vice	2009	481,250	—	507,124	535,969	332,100	669,247	111,722	2,637,412
President – Strategy	2008	465,000	—	513,744	492,789	405,400	366,637	91,830	2,335,400
& Growth, Auto
Care, Away
from Home

Daniel J. Heinrich	2010	529,825		462,008	463,414	560,960	705,491	90,915	2,812,613
Executive Vice	2009	515,000	—	507,124	535,969	372,260	398,151	116,191	2,444,695
President – Chief	2008	495,000	—	513,744	492,789	431,300	177,954	92,337	2,203,124
Financial Officer

Beth Springer	2010	496,250	—	462,008	463,414	526,130	523,948	89,255	2,561,005
Executive Vice	2009	480,250	—	507,124	535,969	301,910	323,498	111,869	2,260,620
President –	2008	462,000	—	513,744	492,789	422,000	111,372	92,674	2,094,579
International &
Natural Personal
Care

(1)	Reflects actual salary earned for fiscal years 2008, 2009 and 2010.

(2)	The amounts reflected in these columns are the values determined under FASB ASC Topic 718 for the awards granted in the fiscal years ended June 30, 2008, 2009 and 2010, in accordance with the applicable accounting standard. The assumptions made in valuing stock awards and option awards reported in these columns are discussed in Note 1, Summary of Significant Accounting Policies under subsection “Share-Based Compensation”, and in Note 16, Share-Based Compensation Plans, to the Company’s consolidated financial statements for the three years in the period ended June 30, 2010, included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2010. Additional information regarding the stock awards and option awards granted to our named executive officers during fiscal year 2010 is set forth in the Grants of Plan-Based Awards table. The 2008 and 2009 stock award amounts have been adjusted to conform to the 2010 calculation as required under the new SEC regulations.

(3)	The grant date fair value of the performance share awards reflected in this column is the target payout based on the probable outcome of the performance based conditions, determined as of the grant date. The maximum potential payout of the stock awards would be 150% of the target shares awarded on the grant date. The maximum value of the performance share award determined as of the date of grant would be as follows for each respective named executive officer: Mr. Knauss – $3,750,161; Mr. Peiros – $1,167,041; Mr. Tataseo – $656,085; Mr. Heinrich – $693,011; and Ms. Springer – $693,011. See the Grants of Plan-Based Awards Table for more information about the performance shares granted under the 2005 Stock Incentive Plan.

(4)	Reflects annual incentive awards earned for fiscal years 2008, 2009 and 2010 and paid out in September 2008, 2009 and 2010, respectively, under the EIC Plan. Information about the EIC Plan is set forth in the Compensation Discussion and Analysis under Annual Incentives.

(5)	The amounts reflect the aggregate increase in the present value of accumulated benefits during fiscal years 2008, 2009 and 2010 under the SERP, including Mr. Knauss’ replacement SERP, The Clorox Company Pension Plan and the cash balance restoration benefit of the NQDC (refer to the Pension Benefits Table for further information). Each plan amount in fiscal year 2010 is set forth in the following table:

	Donald R. Knauss	Lawrence S. Peiros	Frank A. Tataseo	Daniel J. Heinrich	Beth Springer
SERP (includes, for Mr. Knauss, the replacement SERP)	$1,783,980	$1,153,511	$955,893	$663,583	$485,572
The Clorox Company Pension Plan	8,177	14,802	12,516	9,917	12,110
Cash Balance Restoration Benefit	68,296	51,826	36,903	31,991	26,266
Total	$1,860,453	$1,220,139	$1,005,312	$705,491	$523,948

(6)	The amounts shown in the column represent (i) actual Company contributions under the Company’s 401(k) Plan, including the Value Sharing provision, (ii) non-qualified contributions under the NQDC, other than the cash balance restoration benefit which is reflected in the change in pension value column (refer to the Nonqualified Deferred Compensation section for further information), (iii) mortgage subsidy benefits paid to Mr. Knauss under the Company’s relocation policy, which is available to all eligible employees (this benefit expires at the end of calendar year 2010), and (iv) perquisites available to named executive officers of the Company. Amounts are set forth in the following table:

	Donald R. Knauss	Lawrence S. Peiros	Frank A. Tataseo	Daniel J. Heinrich	Beth Springer
The Clorox Company 401(k) Plan	$14,363	$14,363	$14,363	$14,363	$14,363
NQDC	128,183	54,440	38,151	41,617	39,058
Relocation Benefits	21,609	—	—	—	—
Company Provided Perquisites	37,696	35,938	35,299	34,935	35,834
Total	$201,851	$104,741	$87,813	$90,915	$89,255

We provided the following benefits to Mr. Knauss during fiscal year 2010 in accordance with the terms of the Company’s relocation policy which is available to all eligible employees:

Relocation Mortgage Subsidy	$13,737
Tax Gross-Up on Mortgage Subsidy	7,872
Total	$21,609

The following tables set forth the perquisites we make available to our named executive officers and the cost to the Company for providing these perquisites during fiscal year 2010. Other Perquisites consists of paid parking at the Company’s headquarters, health club reimbursement and an annual executive physical.

The amount included under Non-Business Use of Company Aircraft represents the incremental cost to the Company of Mr. Knauss’ non-business use of the Company aircraft for a stopover during a business flight in fiscal year 2010. The incremental cost is determined on a per flight basis and consists of the variable costs incurred as a result of the flight activity.

	Donald R. Knauss	Lawrence S. Peiros	Frank A. Tataseo	Daniel J. Heinrich	Beth Springer
Executive Automobile Program	$13,200	$13,200	$13,200	$13,200	$13,200
Basic Financial Planning	16,500	16,500	16,500	16,500	16,500
Non-Business Use of Company Aircraft	2,577	—	—	—	—
Other Perquisites	5,419	6,238	5,599	5,235	6,134
Total	$37,696	$35,938	$35,299	$34,935	$35,834

GRANTS OF PLAN-BASED AWARDS

This table shows grants of plan-based awards to the named executive officers during fiscal year 2010.

								All Other	All Other
								Stock	Option
					Estimated Future Share Payouts			Awards:	Awards:		Grant Date
		Estimated Possible Payouts Under			Under Equity Incentive Plan			Number of	Number of	Exercise or	Fair Value
		Non-Equity Incentive Plan Awards			Awards			Shares of	Securities	Base Price	of Stock
								Stock or	Underlying	of Option	and Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($)
Donald R. Knauss
Annual Incentive (1)		$ —	$1,290,000	$9,250,000
Performance Shares (2)	9/15/2009				21,835	43,670	65,505				$2,500,108
Stock Options (3)	9/15/2009								298,330	$57.25	2,500,005
Lawrence S. Peiros
Annual Incentive (1)		—	548,250	5,550,000
Performance Shares (2)	9/15/2009				6,795	13,590	20,385				778,028
Stock Options (3)	9/15/2009								93,130	57.25	780,429
Frank A. Tataseo
Annual Incentive (1)		—	371,250	5,550,000
Performance Shares (2)	9/15/2009				3,820	7,640	11,460				437,390
Stock Options (3)	9/15/2009								52,390	57.25	439,028
Daniel J. Heinrich
Annual Incentive (1)		—	399,825	5,550,000
Performance Shares (2)	9/15/2009				4,035	8,070	12,105				462,008
Stock Options (3)	9/15/2009								55,300	57.25	463,414
Beth Springer
Annual Incentive (1)		—	375,000	5,550,000
Performance Shares (2)	9/15/2009				4,035	8,070	12,105				462,008
Stock Options (3)	9/15/2009								55,300	57.25	463,414

(1)	Represents estimated possible payouts for annual incentive awards for fiscal year 2010 under the EIC Plan for each of our named executive officers. The EIC Plan is an annual cash incentive opportunity and therefore awards are earned in the year of grant. The target amounts represent the potential payout if both Company and individual performance are at target levels. The maximum amount represents the stockholder-approved maximum payout in the EIC Plan of 1.0% of Company earnings for the CEO and .6% of Company earnings for all other named executive officers. The EIC Plan is designed to meet the requirements of IRC Section 162(m), and the maximum column reflects maximum awards possible under the EIC Plan. The Committee historically has paid annual incentive awards that are substantially lower than the maximum EIC Plan payouts. See the Summary Compensation Table for the actual payout amounts in fiscal year 2010 under the EIC Plan. See Compensation Discussion and Analysis – Annual Incentives for additional information about the EIC Plan.

(2)	Represents possible future payouts of Common Stock underlying performance shares awarded in fiscal year 2010 to each of our named executive officers as part of their participation in the 2005 Stock Incentive Plan. These awards will vest upon the achievement of performance measures based on cumulative operating profit and cumulative economic profit growth over a three-year period, with the threshold, target and maximum awards equal to 50%, 100% and 150%, respectively, of the number of performance shares granted. If the minimum financial goals are not met at the end of the three-year period, no awards will be paid out under the 2005 Stock Incentive Plan. See Compensation Discussion and Analysis – Long-Term Incentives for additional information.

(3)	Represents stock options awarded to each of our named executive officers under the 2005 Stock Incentive Plan. All stock options vest in equal installments on the first, second, third and fourth anniversaries of the grant date.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following equity awards granted to our named executive officers were outstanding as of the end of fiscal year 2010.

	Option Awards						Stock Awards
											Equity
				Equity					Equity		Incentive
				Incentive					Incentive		Plan Awards:
				Plan					Plan Awards:		Market or
				Awards:				Market	Number of		Payout Value
	Number of	Number of		Number of			Number	Value of	Unearned		of Unearned
	Securities	Securities		Securities			of Shares	Shares or	Shares, Units		Shares, Units
	Underlying	Underlying		Underlying			or Units of	Units of	or Other		or Other
	Unexercised	Unexercised		Unexercised	Option		Stock That	Stock That	Rights That		Rights That
	Options -	Options -		Unearned	Exercise	Option	Have Not	Have Not	Have Not		Have Not
	Exercisable	Unexercisable		Options	Price	Expiration	Vested	Vested	Vested		Vested
Name	(#)	(#)		(#)	($)	Date	(#)	($) (1)	(#)		($) (2)
Donald R. Knauss
Stock Options (3)	206,250	68,750	(4)		$63.21	10/2/2016
	92,500	92,500	(5)		61.16	9/18/2017
	56,927	170,783	(6)		63.95	9/16/2018
		298,330	(7)		57.25	9/15/2019
Restricted Stock Units (3)							23,230 (4)	$1,443,977
Performance Shares (3)									41,147	(8)	$2,557,698
									37,670	(9)	2,341,567
									43,670	(10)	2,714,527
Lawrence S. Peiros
Stock Options (3)	40,000				41.98	9/18/2012
	46,000				45.25	9/17/2013
	45,000				53.88	9/15/2014
	32,200				57.00	9/21/2015
	25,575	8,525	(11)		61.51	9/19/2016
	15,000	5,000	(12)		63.89	1/5/2017
	26,700	26,700	(5)		61.16	9/18/2017
	17,977	53,933	(6)		63.95	9/16/2018
		93,130	(7)		57.25	9/15/2019
Performance Shares (3)									11,881	(8)	738,523
									11,900	(9)	739,704
									13,590	(10)	844,754
Frank A. Tataseo
Stock Options (3)	40,002				36.13	9/20/2010
	45,000				35.13	10/16/2011
	22,000				41.98	9/18/2012
	23,000				45.25	9/17/2013
	35,200				53.88	9/15/2014
	29,000				57.00	9/21/2015
	23,775	7,925	(11)		61.51	9/19/2016
	20,550	20,550	(5)		61.16	9/18/2017
	11,985	35,955	(6)		63.95	9/16/2018
		52,390	(7)		57.25	9/15/2019
Performance Shares (3)									9,156	(8)	569,137
									7,930	(9)	492,929
									7,640	(10)	474,902

	Option Awards						Stock Awards
											Equity
				Equity					Equity		Incentive
				Incentive					Incentive		Plan Awards:
				Plan					Plan Awards:		Market or
				Awards:				Market	Number of		Payout Value
	Number of	Number of		Number of			Number	Value of	Unearned		of Unearned
	Securities	Securities		Securities			of Shares	Shares or	Shares, Units		Shares, Units
	Underlying	Underlying		Underlying			or Units of	Units of	or Other		or Other
	Unexercised	Unexercised		Unexercised	Option		Stock That	Stock That	Rights That		Rights That
	Options -	Options -		Unearned	Exercise	Option	Have Not	Have Not	Have Not		Have Not
	Exercisable	Unexercisable		Options	Price	Expiration	Vested	Vested	Vested		Vested
Name	(#)	(#)		(#)	($)	Date	(#)	($) (1)	(#)		($) (2)
Daniel J. Heinrich
Stock Options (3)	13,000				41.98	9/18/2012
	32,000				45.25	9/17/2013
	35,200				53.88	9/15/2014
	29,000				57.00	9/21/2015
	23,175	7,725	(11)		61.51	9/19/2016
	20,550	20,550	(5)		61.16	9/18/2017
	11,985	35,955	(6)		63.95	9/16/2018
		55,300	(7)		57.25	9/15/2019
Performance Shares (3)									9,156	(8)	569,137
									7,930	(9)	492,929
									8,070	(10)	501,631
Beth Springer
Stock Options (3)	13,000				41.98	9/18/2012
	14,000				45.25	9/17/2013
	17,600				53.88	9/15/2014
	12,000				58.55	1/18/2015
	29,000				57.00	9/21/2015
	23,775	7,925	(11)		61.51	9/19/2016
	20,550	20,550	(5)		61.16	9/18/2017
	11,985	35,955	(6)		63.95	9/16/2018
		55,300	(7)		57.25	9/15/2019
Performance Shares (3)									9,156	(8)	569,137
									7,930	(9)	492,929
									8,070	(10)	501,631

(1)	Represents unvested restricted stock units under the 2005 Stock Incentive Plan multiplied by the closing price of our Common Stock on June 30, 2010 of $62.16 per share. The ultimate value will depend on the value of our Common Stock on the actual vesting date.

(2)	Represents unvested “target” number of performance shares under the 2005 Stock Incentive Plan multiplied by the closing price of our Common Stock on June 30, 2010, except as noted below in footnote (8). The ultimate value will depend on whether performance criteria are met and the value of our Common Stock on the actual vesting date.

(3)	Grants were made under the 2005 Stock Incentive Plan.

(4)	Represents unvested stock options and restricted stock units granted on October 2, 2006, that vest in four equal installments beginning one year from the date of grant. Restricted stock units also include 2,355 restricted stock units as a result of reinvested dividends. However, any portion of 23,500 designated restricted stock units and any portion of 61,000 designated stock options that remain unvested at the time of termination will vest immediately if Mr. Knauss terminates due to involuntary termination without cause or voluntary termination for good reason. There were 5,875 of the designated restricted stock units and 15,250 of the designated stock options unvested as of the end of fiscal year 2010.

(5)	Represents unvested portion of stock options that vest in four equal installments beginning one year from the grant date of September 18, 2007.

(6)	Represents unvested portion of stock options that vest in four equal installments beginning one year from the grant date of September 16, 2008.

(7)	Represents unvested portion of stock options that vest in four equal installments beginning one year from the grant date of September 15, 2009.

(8)
Represents the actual number of performance shares that were paid out under our 2005 Stock Incentive Plan. The grants from the plan have a three-year performance period (fiscal years 2008 – 2010). Performance is based on achievement of cumulative operating profit growth and cumulative economic profit growth. After completion of the 2010 fiscal year the Committee determined whether the performance measures had been achieved and based on the results, on August 13, 2010, the Committee approved the payout of this award at 109% of target. The award was settled on August 18, 2010.

(9)	Represents the “target” number of performance shares that could be earned under our 2005 Stock Incentive Plan. The grants from the plan have a three-year performance period (fiscal years 2009 – 2011). Performance is based on achievement of cumulative operating profit growth and cumulative economic profit growth. The Committee will determine whether the performance measures have been achieved after the completion of fiscal year 2011.

(10)
Represents the “target” number of performance shares that could be earned under our 2005 Stock Incentive Plan. The grants from the plan have a three-year performance period (fiscal years 2010 – 2012). Performance is based on achievement of cumulative operating profit growth and cumulative economic profit growth. The Committee will determine whether the performance measures have been achieved after the completion of fiscal year 2012.

(11)	Represents unvested portion of stock options that vest in four equal installments beginning one year from the grant date of September 19, 2006.

(12)	Represents unvested portion of stock options that vest in four equal installments beginning one year from the grant date of January 5, 2007.

OPTION EXERCISES AND STOCK VESTED

     This table shows stock options exercised and stock vested for the named executive officers during fiscal year 2010.

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting		Value Realized on Vesting (2)
Donald R. Knauss	—		$—	22,667	(3)	$1,305,619
Lawrence S. Peiros	93,001	(4)	2,366,788	12,750	(5)	792,540	(5)
Frank A. Tataseo	1,400	(4)	23,456	11,850	(5)	677,820	(5)
Daniel J. Heinrich	65,004	(4)	1,860,267	11,550	(5)	717,948	(5)
Beth Springer	28,303	(4)	777,828	11,850	(5)	677,820	(5)

(1)	The dollar value realized reflects the difference between the closing price of the Common Stock on the date of exercise and the stock option exercise price.

(2)	The dollar value realized reflects the market value of the vested shares based on the closing price of the Common Stock on the vesting date, unless otherwise noted.

(3)	Represents vesting of 20,875 restricted stock units and 1,792 additional restricted stock units as a result of reinvested dividends. These restricted stock units were granted to Mr. Knauss in conjunction with his hire.

(4)	Represents exercise of nonqualified stock options granted in previous years under the Company’s 2005 Stock Incentive Plan.

(5)	Stock awards listed represent the 150% vesting of performance shares granted through participation in the 2005 Stock Incentive Plan. The grant from the plan had a three-year performance period (fiscal years 2007 – 2009). Performance is based on achievement of cumulative operating profit growth and three-year average ROIC. On August 13, 2009, the Committee approved the payout of this award at 150% of target, and the award was settled on August 18, 2009. The actual realized value of the vested shares was based upon the value of the Common Stock on the date the shares were settled unless settlement of the shares was deferred, in which case it was based on the closing price of the Common Stock of $62.16 on June 30, 2010. Mr. Peiros, Mr. Heinrich and Ms. Springer have deferred the settlement of their shares until termination from service with the Company. The actual realized value will depend upon the value of the Common Stock on the date the shares are settled based on the individual’s deferral election.

Overview of Pension Benefits

Pension benefits are paid to the named executive officers under the following plans: The Clorox Company Pension Plan (the “Pension Plan”), the cash balance restoration provision in the NQDC and the SERP or, in the case of the CEO, the replacement SERP, which is described under The Replacement Supplemental Executive Retirement Plan, set forth below. The following table is an overview of the current terms and provisions of the pension plans, other than the replacement SERP.

	Pension Plan (“cash balance plan”)	Cash Balance Restoration Provision in Nonqualified Deferred Compensation Plan	SERP
Reason for Plan	Provide eligible employees, along with our non-qualified plans, a competitive level of retirement benefits based on pay	Provide eligible employees with a competitive level of retirement benefits based on pay, by restoring benefits limited by the IRC	Provide eligible employees retirement replacement income that is competitive with peers and also supports long-term retention of key talent
Eligibility	Salaried and hourly employees of the Company, including the named executive officers	Named executive officers and select group of senior employees	Named executive officers and select group of senior executives. Plan was closed to new participants in April 2007.
Retirement Eligibility	Fully vested after three years of service	Fully vested after three years of service	Maximum benefit is payable at age 65 and 15 years of service. Participants are eligible for a reduced early retirement benefit at age 55 with 10 years of service. SERP-eligible employees terminating before reaching age 55 with 10 years of service receive no benefits from the SERP.

	Pension Plan (“cash balance plan”)	Cash Balance Restoration Provision in Nonqualified Deferred Compensation Plan	SERP
Pension Formula	Annual credits of three percent of eligible compensation (base salary and annual incentive) and quarterly credits of an interest factor	Annual credits of three percent of eligible compensation (base salary and annual incentive) that exceeds the IRC compensation limits	In combination with other Company retirement plans (cash balance plan, Company contributions to the 401(k) Plan, including the Value Sharing provision, cash balance restoration of NQDC and Value Sharing restoration of NQDC) and Social Security, participants can receive maximum total benefits approximately equal in value to 55% of average compensation (defined as the average of the highest consecutive three years of base salary plus the average of the highest three years of EIC Plan awards). The maximum benefit is proportionately reduced for service between 10 and 15 years at a rate of three percent per year.
Payment Form	A participant whose benefit has vested at retirement or other termination of employment may elect a cash distribution or an alternate annuity form. The normal retirement benefit is an annuity payable upon attainment of age 65. A reduced retirement benefit annuity is payable at age 55 with at least 10 years of vesting service. Participants may also elect an optional annuity form of benefit.	A participant whose benefit has vested at retirement or other termination of employment may elect a lump sum distribution or annual installments up to 10 years that will be paid out based on previously determined criteria.	Paid as a monthly annuity for the life of the participant. Plan also provides a disability and survivor’s benefit. Lump sum option is not available.

The Replacement Supplemental Executive Retirement Plan. Pursuant to his employment agreement, Mr. Knauss participates in a replacement SERP that provides retirement benefits that are equal to the greater of the amount calculated under the Company SERP, described above, or the benefits to which he would have been entitled if he had stayed at his previous employer, The Coca-Cola Company. Mr. Knauss is fully vested in the replacement SERP, and he is the sole participant in the plan.

Eligible compensation for the replacement SERP is defined as the average of five years of base salary plus the average of five years of EIC Plan awards. To the extent needed to obtain five years of consecutive annual compensation, actual annual salary and bonuses paid by The Coca-Cola Company prior to Mr. Knauss’ retirement will be used.

All items in the above overview are included in the Change in Pension Value column of the Summary Compensation Table and the Pension Benefits Table.

PENSION BENEFITS TABLE

The following table sets forth each named executive officers’ pension benefits under the Company’s pension plans for fiscal year 2010.

Name	Plan Name	Number of Years of Credited Service (#) (1)	Present Value of Accumulated Benefit ($) (2)	Payments During Last Fiscal Year ($)
Donald R. Knauss	The Clorox Company Pension Plan	4	$22,499	$—
	Replacement SERP/SERP	4	3,364,326	—
	Cash Balance Restoration	4	140,119	—
Lawrence S. Peiros	The Clorox Company Pension Plan	30	191,218	—
	SERP	30	3,166,068	—
	Cash Balance Restoration	30	234,685	—
Frank A. Tataseo	The Clorox Company Pension Plan	16	132,062	—
	SERP	16	2,979,331	—
	Cash Balance Restoration	16	177,578	—
Daniel J. Heinrich	The Clorox Company Pension Plan	9	66,427	—
	SERP	9	1,552,860	—
	Cash Balance Restoration	9	125,121	—
Beth Springer	The Clorox Company Pension Plan	20	121,822	—
	SERP	20	1,286,406	—
	Cash Balance Restoration	20	101,733	—

(1)	Numbers of years of credited service is rounded to the nearest whole number.

(2)	Present value of the accumulated benefit was calculated using the following assumptions: Mortality Table: RP2000; Discount Rate: 5.30%; age and pay at June 30, 2010.

Nonqualified Deferred Compensation. In addition to the cash balance restoration benefits previously described and set forth in the Pension Benefits Table, the NQDC provides benefits that supplement the Value Sharing provision of the 401(k) Plan and permits the deferral of compensation. The Value Sharing provision of the 401(k) Plan is a Company profit sharing plan under which, depending on financial performance measurements, the Company contributes 3% – 12% of the participant’s eligible compensation, including annual base salary and annual incentive, to the participant’s 401(k) and if applicable, their NQDC account. Company contributions in amounts up to 7% of a named executive officer’s eligible compensation within the IRC compensation limits are tax-qualified and are credited to the participant’s 401(k) account. The portion of eligible compensation up to 7% that exceeds the IRC compensation limits is credited to the Nonqualified Deferred Compensation Value Sharing restoration benefit. In addition, any amount exceeding 7% of eligible compensation is payable in cash or deferred under the Value Sharing restoration provision of the NQDC, depending upon the participant’s election. Company contributions under the Value Sharing provision of the 401(k) Plan are determined using the Company’s achievement of financial performance based on net customer sales and economic profit, the same metrics used to determine the financial payout for the annual incentive awards.

In addition to the Value Sharing benefits, the NQDC permits participants to defer base salary and annual incentive awards. A participant may defer up to 50% of his or her annual base salary and up to 100% of his or her annual incentive award.

Participants have the option of selecting two investment crediting rates under the NQDC — the 30-year Treasury Bond yield, and/or an S&P 500 index. Participants may elect to receive distributions from the NQDC in either a lump sum or up to 10 annual installments, which will be paid after separation from service. The responsibility to pay benefits under the NQDC is an unfunded and unsecured obligation of the Company.

The following table provides information regarding the accounts of the named executive officers under the NQDC in fiscal year 2010.

Name	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($) (2)	Aggregate Earnings in Last FY ($) (3)	Aggregate Balance at Last FYE ($) (4) (5)
Donald R. Knauss	$508,819	$128,183	$133,230	$1,861,611
Lawrence S. Peiros	644,932	54,440	355,120	3,545,067
Frank A. Tataseo	—	38,151	223,316	1,800,475
Daniel J. Heinrich	—	41,617	28,054	255,433
Beth Springer	297,532	39,058	202,689	1,956,033

(1)	For Messrs. Knauss and Peiros, the amount represents base salary and annual incentive awards deferred during fiscal year 2010. Deferred base salary is also reported in the Summary Compensation Table – Salary. For Ms. Springer, the amount represents her annual incentive award deferred during fiscal year 2010. Deferred annual incentive awards are also reported in the Summary Compensation Table – Non-Equity Incentive Plan Compensation. Information regarding the deferral of base salary and annual incentive awards is described above.

(2)	Represents that portion of the Company contribution of up to 7% of eligible compensation that is in excess of IRC Compensation limits pursuant to the Value Sharing restoration provision of the NQDC plan. These contributions are also reported in the Summary Compensation Table – All Other Compensation and are included under the caption NQDC in footnote (6) to the Summary Compensation Table – All Other Compensation.

(3)	Earnings are based on the investment option of a 30-year Treasury Bond yield or the rate specified by the IRS for use where the 30-year bond rate would otherwise apply, the S&P 500 Index or a combination of both, as elected by the participant. For fiscal year 2010, the 30-year Treasury Bond return was 4.12% and the S&P 500 index return was 14.42%.

(4)	Reflects aggregate balances under the Value Sharing restoration provision of the NQDC plan and any deferred base salary and annual incentive awards as of the end of fiscal year 2010.

(5)	The executive and registrant contribution total amounts in the table below are also reported as compensation in the Summary Compensation Table in the years indicated:

Fiscal Year	Donald R. Knauss	Lawrence S. Peiros	Frank A. Tataseo	Daniel J. Heinrich	Beth Springer
2010	$637,002	$699,372	$38,151	$41,617	$336,590
2009	791,388	928,824	59,730	64,691	477,265
2008	558,875	907,088	514,938	44,415	537,330

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Payments Upon Termination

The named executive officers other than Mr. Knauss were previously covered by evergreen employment agreements that renewed daily to maintain a two-year term absent a notice of non-renewal issued by the Company. In July 2009, the Company issued a notice of non-renewal under those employment agreements. At the end of fiscal year 2010, the named executive officers previously covered by those employment agreements elected to revoke their employment agreements (which would have otherwise terminated in July 2011) in favor of coverage under the new Severance Plan adopted by the Committee. As described below, the new Severance Plan provides for severance benefits that reflect emerging executive compensation market trends and practices, and allows for more flexibility to make changes to the severance benefits in the future based on business needs and future market trends and practices.

Severance Plan for Named Executive Officers Other than Mr. Knauss. Under the terms of the Severance Plan, our named executive officers are eligible to receive benefits in the event their employment is terminated by the Company without cause. No benefits are payable under the terms of the Severance Plan if the Company terminates the named executive officer for cause or the named executive officer voluntarily resigns.

Regardless of the manner in which a named executive officer’s employment terminates, each named executive officer would retain the amounts that he or she has earned over the course of his or her employment prior to the termination event, such as the named executive officer’s balances under the NQDC, vested and accrued retirement benefits and previously vested stock options, except as outlined below under Termination for Cause. For further information about previously earned amounts, see the tables entitled Summary Compensation Table, Outstanding Equity Awards at Fiscal Year-End, Option Exercises and Stock Vested, Pension Benefits Table and Nonqualified Deferred Compensation.

Under the Severance Plan, each named executive officer agrees to keep confidential, during the term of employment and thereafter, all information regarding the Company that he or she receives during the term of employment and also agrees that he or she will not solicit for employment any customer or employee of the Company for two years after termination.

Termination benefits under the Severance Plan for our named executive officers other than Mr. Knauss are as follows:

Involuntary Termination Without Cause. If the Company terminates a named executive officer’s employment without cause, the Severance Plan entitles the named executive officer to receive a severance payment after the termination in the form of a lump sum payment. The severance amount under the Severance Plan was reduced to two times the named executive officer’s current base salary from two times base salary plus two times 75% of his or her average annual EIC awards for the preceding three years. Under the Severance Plan, the named executive officer is also entitled to an amount equal to 75% of his or her actual annual EIC award for the current fiscal year, pro-rated to the date of termination, which is equivalent to the provision from the previous employment agreements.

The Severance Plan provides that the named executive officer is entitled to continue to participate in the Company’s medical and dental insurance programs for up to two years following termination on the same terms as active employees. In addition, at the end of this coverage, the named executive officer may be eligible to participate in the Company’s medical and/or dental plans offered to former employees who retire at age 55 or older, provided they have at least ten years of service, on the same terms as such other former employees. If eligible, this coverage will continue until the named executive officer is age 65. Thereafter, the named executive officer may participate in the Company’s general retiree health plan as it may exist in the future, if otherwise eligible. If the named executive officer will be age 55 or older and have at least ten years of service at the end of, and including, the two-year period following termination, the named executive officer will be deemed age 55 and/or with ten years of service under any pre-65 retiree health plan as well as the SERP.

The above severance-related benefits are provided only if the named executive officer executes a general release prepared by the Company.

Termination Due to Retirement. Under the Company’s policy which is applicable to all employees, upon retirement the named executive officer is entitled to his or her salary through the last day of employment and a pro-rata portion of the EIC Plan award for the fiscal year in which retirement occurs. Based on the provisions of the respective plans, he or she will also be eligible to receive SERP and other retirement benefits. In addition to the amounts that the named executive officer has earned or accrued over the course of his or her employment under the Company’s qualified and nonqualified plans, named executive officers who are at least age 55 with ten years of service or who have 20 years of service regardless of age, are eligible to receive retirement-related benefits under the long-term incentive program, as determined in accordance with the terms of the respective award agreements and plan document.

Termination Due to Death or Disability. Under the Company’s policy which is applicable to all employees, if the named executive officer’s employment is terminated due to his or her death, the named executive officer’s beneficiary or estate is entitled to the named executive officer’s salary through the end of the month in which the death occurred and is entitled to a pro-rata portion of the named executive officer’s target EIC Plan award for the fiscal year of death. Benefits are also paid pursuant to the Company’s life insurance plan on the executive in the event of death. A named executive officer’s stock options will vest in full and remain exercisable for an additional year following the executive’s death and all performance shares will be paid out at the end of the relevant performance period based on the actual level of performance achieved during that period.

If the named executive officer begins to receive benefits under the Company’s long-term disability plan, the Company may terminate the named executive officer’s employment at any time, in which case the named executive officer will receive his or her salary through the date of termination and will also be entitled to a pro-rata portion of the target EIC Plan award for the fiscal year of the termination. A named executive officer’s stock options will vest in full and remain exercisable for an additional year following the executive’s disability and all performance shares will be paid out at the end of the relevant performance period based on the actual level of performance achieved during that period.

Termination For Cause. The Company may terminate a named executive officer’s employment for cause at any time without notice. Upon the named executive officer’s termination for cause, the named executive officer is entitled to his or her salary through the date of termination, but would not be entitled to any EIC Plan award for the fiscal year in which the termination for cause occurs. Termination for cause under the Severance Plan means: (1) the willful and continued neglect of significant duties or willful and continued violation of a material Company policy after being warned in writing; (2) a material act of dishonesty, fraud, misrepresentation or other act of moral turpitude; (3) gross negligence in the course of employment; (4) the failure to obey a lawful direction of the board of directors or a corporate officer to whom they report, directly or indirectly; and (5) an action that is inconsistent with the Company’s best interests and values. All stock option grants awarded since September 2005 will be forfeited upon a termination for cause. In addition, for performance shares awarded since September 2005, any retirement-related benefits a named executive officer would normally receive, if applicable, will be forfeited upon a termination for cause.

Voluntary Termination. The named executive officer may resign from his or her employment at any time. Upon the named executive officer’s voluntary termination (other than due to retirement), the named executive officer is entitled to his or her salary through the date of termination, but is not entitled to any EIC Plan award for the fiscal year of termination.

The Company has also entered into change in control agreements with each of the named executive officers, which are described below under Potential Payments Upon Change in Control.

Mr. Knauss’ Employment Agreement. In May 2010, Mr. Knauss agreed to enter into a new employment agreement with the Company that reflects current emerging market trends and practices, and is generally aligned with the terms of the Severance Plan. The new agreement replaces the employment agreement with Mr. Knauss that became effective on October 2, 2006, when Mr. Knauss began his employment as Chairman and CEO of the Company. Mr. Knauss’ previous employment agreement had a three-year term subject to automatic one-year extensions.

The primary changes to Mr. Knauss’ employment agreement were to:
  Reduce the amount of severance benefit multiple and continued medical and dental benefits as described below;

  Eliminate the annual renewal provision in the prior agreement, and permit either the Company or Mr. Knauss to terminate the agreement with 180 days advance notice, or as otherwise provided in the agreement; and

  Provide that the selection by the board of directors of a non-executive to serve as its chairman would not allow Mr. Knauss to resign and receive severance benefits.
Mr. Knauss’ agreement sets forth that his annual salary will be subject to periodic review in accordance with the Company’s regular administrative practices for named executive officers, as described in the Compensation Discussion and Analysis. The employment agreement also states that Mr. Knauss is eligible to participate in the replacement SERP, which is described in the Compensation Discussion and Analysis under the Overview of Pension Benefits, and other compensation, incentive and benefit plans made available to the Company’s named executive officers.

Upon completion of seven years of service, Mr. Knauss will be deemed retirement eligible under all Company welfare benefit, equity and other incentive plans and programs applicable to the Company’s executive officers, provided, however, that such benefits will be offset by any retiree benefits received from his prior employer. Mr. Knauss is eligible to participate in the Company SERP and will be eligible for an early retirement benefit upon completion of seven years of service. Mr. Knauss is also eligible for an additional retirement benefit through a replacement SERP, which is intended to duplicate the rights and benefits to which he would have been entitled under the SERP of his previous employer. However, the supplemental retirement benefit that Mr. Knauss will be eligible to receive upon retirement will be limited to the greater of the amount attributable to the Company SERP or the replacement SERP. For information regarding the Company SERP and the replacement SERP, see Overview of Pension Benefits.

The terms of Mr. Knauss’ employment agreement relating to termination by the Company without cause, due to retirement, due to death or disability, and for cause are similar to the terms of the Severance Plan for our other named executive officers, which are described above. Mr. Knauss’ termination benefits differ from the other named executive officers in the following ways:

Upon termination by the Company without cause, or by Mr. Knauss for good reason, and provided that Mr. Knauss executes a general release, Mr. Knauss will receive severance-related benefits as follows:
  A lump sum amount equal to two times his current base salary plus two times 75% of the average of his annual EIC Plan awards for the preceding three years (multiple reduced to two times from three times under prior employment agreement);

  A pro-rata portion of the EIC Plan award for the fiscal year in which termination occurs based on actual Company results, paid at the end of the fiscal year (equivalent to prior employment agreement);

  Continuation of medical and dental benefits for the two-year period after termination (reduced from three-year period). In addition, if Mr. Knauss has completed seven years of service at the time of the termination, he will be entitled to participate in the medical and dental benefits offered to former employees who retire at age 55 with at least 10 years of service; and

  If Mr. Knauss gives the Company at least three months’ notice prior to terminating his employment and is vested in his Company SERP benefit at the time of the termination, the termination will be deemed to be due to retirement for purposes of the Company’s long-term incentive awards plan. If Mr. Knauss is not vested in the SERP, or does not elect to commence benefits under the SERP, then outstanding stock awards will vest in accordance with the terms of the respective award agreements.

“Good reason” is defined in Mr. Knauss’ employment agreement as the: (1) assignment of duties inconsistent with Mr. Knauss’ position or material diminution of his position, excluding appointment of a non-executive chairman of the board; (2) Company’s failure to provide compensation and benefits as provided in Mr. Knauss’ employment agreement; (3) relocation of Mr. Knauss’ office that increases his commute by more than 50 miles; (4) termination of his employment by the Company other than as expressly permitted by Mr. Knauss’ employment agreement; or (5) Company’s failure to obtain a successor company’s agreement to assume Mr. Knauss’ employment agreement. In addition, a failure by the board of directors to appoint Mr. Knauss to the board of directors will also constitute good reason. A failure by the stockholders to elect Mr. Knauss to the board of directors will not constitute good reason.

“Cause” is defined in Mr. Knauss’ employment agreement as: (1) the willful and continued neglect of significant duties or willful and continued violation of a material Company policy after being warned in writing; (2) a material act of dishonesty, fraud, misrepresentation or other act of moral turpitude; (3) gross negligence in the course of employment; or (4) the failure to obey a lawful direction of the board of directors.

In addition to the original employment agreement, the Company also entered into a change in control agreement with Mr. Knauss on August 25, 2006, which is described below under Potential Payments Upon Change in Control.

Potential Payments upon Change in Control

We have agreements with Mr. Knauss and each of our other named executive officers that take effect only if a change in control occurs. Excluding Mr. Knauss, until November 2007, each named executive officer had a change in control agreement that renewed daily to maintain a three-year term unless the Company provided the named executive officer written notice of non-renewal. On November 16, 2007, the Company provided the executive officers other than Mr. Knauss notice of non-renewal and, thus, the agreements will expire on January 17, 2011. Mr. Knauss’ change in control agreement has a three-year term that is subject to automatic one-year extensions unless either the Company or Mr. Knauss gives notice to the other party at least 180 days before such extension becomes effective, reflecting emerging best practice for change in control agreements.

The benefits and protections provided under the change in control agreements apply for a two-year period commencing immediately upon the occurrence of a change in control of the Company. A change in control is defined in the agreements as: (1) a change in the composition of a majority of the board of directors within any twelve-month period, unless approved by a majority of incumbent directors; (2) consummation of a reorganization, merger, consolidation or sale, unless the Company’s stockholders own more than 50% of the Common Stock or voting stock of the successor corporation, no person owns more than 20% of the Common Stock or voting stock of the successor corporation or the majority of the directors are incumbent directors; (3) stockholder approval of the sale of all or substantially all of the Company’s assets; or (4) an acquisition by a party of at least 50% of the Company’s voting stock or at least 30% of the Company’s voting stock over a twelve-month period.

The severance and other benefits payable to our named executive officers under their agreements are due only in the event of a double trigger in which there is first a change in control and subsequently a qualifying termination of employment. Qualifying terminations of employment include involuntary termination by the Company without cause or voluntary termination by the named executive officer with good reason, each within a two-year protection period that commences upon a change in control. “Good reason” is defined in the change in control agreements as a material diminution of position or an assignment of inconsistent duties, a decrease in or failure to provide compensation and benefits, a material change in work location, a termination of the named executive officer’s employment by the Company other than as expressly permitted by the agreement or any material failure by the Company to have a successor corporation assume the agreement. In addition, under Mr. Knauss’ change in control agreement, a failure of the board of directors to nominate Mr. Knauss to the board of directors at any time will constitute good reason. Failure by the stockholders to elect Mr. Knauss to the board of directors will not constitute good reason. “Cause” is defined in the change in control agreements as the (1) willful and continued failure to perform duties after receiving a written warning and (2) willful engagement in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company.

Severance-related benefits under the change in control agreements for our named executive officers, including Mr. Knauss, for qualifying terminations are as follows:
  Cash compensation equal to three times base salary and three times the average annual EIC Plan awards for the preceding three years (or actual years, if less than three), plus 100% of the average annual EIC Plan awards for the preceding three years (or actual years, if less than three), pro-rated to the date of termination. This amount will be paid in a lump sum after termination.

  Payment of an amount that would equal the difference between the actuarial equivalent of the benefit the named executive officer would have been eligible to receive if his or her employment had continued until the third anniversary of the date of termination or, other than for Mr. Knauss, the first day of the month following the named executive officer’s 65th birthday if earlier, under the qualified and nonqualified retirement plans and the actuarial equivalent of the named executive officer’s actual aggregate benefits paid or payable, if any, as of the date of termination under the qualified and nonqualified retirement plans. This amount will also be paid in a lump sum after termination.

  Continued participation in health, welfare and insurance benefits until the third anniversary of the date of termination or, other than for Mr. Knauss, the first day of the month following the named executive officer’s 65th birthday if earlier. In addition, for purposes of determining the named executive officer’s eligibility for retiree benefits under other Company plans and programs, the named executive officer will be deemed to have continued employment during such period and to have retired on the last day of such period.

  Financial planning services for the calendar year of termination.

  If a Company-leased automobile was being used by the named executive officer, the opportunity to purchase the automobile at the buyout amount specified by the lessor.
In addition, any outstanding stock awards granted to the named executive officer under the Company’s long-term incentive awards program prior to the change in control will automatically vest in accordance with the terms of the award agreements.

In the event that any payments made in connection with a change in control would be subject to the excise tax imposed by Section 4999 of the IRC, the agreements provide for a gross-up payment to cover any federal excise taxes owed by the named executive officer on any change in control-related severance payments and benefits. The gross-up is an additional payment that would cover (1) the amount of federal excise taxes and (2) the additional income taxes resulting from payment of the gross-up. The Company can reduce the severance payments by up to five percent to avoid the excise tax. If a larger reduction is required, the Company pays the full excise tax gross-up. This gross-up and the change in control severance-related benefit amounts are reflected in Estimated Potential Payments Upon Termination or Change in Control.

In addition to the above benefits, under Mr. Knauss’ change in control agreement, if Mr. Knauss dies during the two-year protection period following a change in control or if Mr. Knauss’ employment is terminated due to disability during the two-year protection period following a change in control, all restricted stock units and stock options granted to him under his employment agreement become fully vested and, in the case of the stock options, will remain exercisable for one year following the date of death or termination due to disability or, if earlier, until the expiration of the term of the option. Furthermore, upon a change in control, should the continuing entity not assume or replace the restricted stock units and stock options awarded to Mr. Knauss under his employment agreement, such awards will become immediately vested upon the change in control.

Under the change in control agreements, each named executive officer agrees to keep confidential during the term of employment and thereafter, all information regarding the Company that he or she receives during the term of employment and agrees that he or she will not solicit for employment any customer or employee of the Company for two years after termination.

Estimated Potential Payments upon Termination or Change in Control

The following table reflects the estimated amount of compensation payable to each of the Company’s named executive officers upon termination of the named executive officer’s employment under different scenarios. The amounts exclude earned amounts such as vested or accrued benefits, other than benefits vested under the Company’s SERP or replacement SERP. If a named executive officer is eligible for their SERP benefit as of the assumed termination date, the respective SERP benefit amount reported under the Retirement column is also included in the scenarios for Involuntary Termination Without Cause and Termination After Change in Control on the Retirement Benefits line.

The amounts shown below are calculated using an assumed termination date effective as of the last business day of fiscal year 2010 (i.e., June 30, 2010) and the closing price of Common Stock, upon which certain of the calculations are based, of $62.16 on that date. Although the calculations are intended to provide reasonable estimates of the potential compensation payable, they are based on assumptions outlined in the footnotes below and may not represent the actual amount the named executive officer would receive if an eligible termination event were to occur.

The table does not include compensation or benefits provided under plans or arrangements that are generally available to all salaried employees with the exception of disability and life insurance. Amounts reflected for change in control assume that each named executive officer is involuntarily terminated by the Company without cause or voluntarily terminates for good reason within two years after a change in control. For further details about the post-termination amounts shown in the table below, see the respective discussions above.

Name and Benefits	Involuntary Termination Without Cause (or Good Reason for CEO Only)		Termination After Change In Control		Retirement		Disability		Death
Donald R. Knauss
Cash Severance	$5,318,670	(1)	$8,234,787	(2)	$—		$—	(3)	$—	(3)
Stock Options	—	(4)	1,557,300	(5)	—	(4)	1,557,300	(6)	1,557,300	(6)
Restricted Stock	406,402	(7)	1,443,977	(8)	—		1,443,977	(9)	1,443,977	(9)
Performance Shares	—		4,812,427	(10)	—		7,402,634	(11)	7,402,634	(11)
Retirement Benefits	3,474,818	(12)	8,078,069	(13)	3,474,818	(12)	5,022,217	(14)	1,844,968	(15)
Health and Welfare Benefits	—	(16)	10,755	(17)	—		—		—
Disability/Life Insurance (18)	—		—		—		1,396,468		1,075,000
Financial Planning (19)	—		16,500		—		—		—
Excise Tax Gross-Up (20)	—		8,651,739		—		—		—
Total Estimated Value	$9,199,890		$32,805,554		$3,474,818		$16,822,596		$13,323,879
Lawrence S. Peiros
Cash Severance	$1,838,250	(21)	$4,079,427	(2)	$—	(22)	$—	(3)	$—	(3)
Stock Options	32,241	(23)	489,510	(5)	32,241	(23)	489,510	(6)	489,510	(6)
Restricted Stock	—		—		—		—		—
Performance Shares	1,170,680	(24)	1,452,265	(10)	1,170,680	(24)	2,262,002	(11)	2,262,002	(11)
Retirement Benefits	5,604,222	(25)	6,164,269	(13)	5,604,222	(26)	3,105,885	(14)	2,789,909	(15)
Health and Welfare Benefits	27,288	(16)	49,836	(17)	—		—		—
Disability/Life Insurance (18)	—		—		—		708,664		645,000
Financial Planning (19)	—		16,500		—		—		—
Excise Tax Gross-Up (20)	—		—		—		—		—
Total Estimated Value	$8,672,681		$12,251,807		$6,807,143		$6,566,061		$6,186,421

Name and Benefits	Involuntary Termination Without Cause (or Good Reason for CEO Only)		Termination After Change In Control		Retirement		Disability		Death
Frank A. Tataseo
Cash Severance	$1,361,250	(21)	$3,098,333	(2)	$—	(22)	$—	(3)	$—	(3)
Stock Options	25,701	(23)	282,936	(5)	25,701	(23)	282,936	(6)	282,936	(6)
Restricted Stock	—		—		—		—		—
Performance Shares	850,763	(24)	1,009,064	(10)	850,763	(24)	1,489,975	(11)	1,489,975	(11)
Retirement Benefits	4,657,554	(25)	4,943,565	(13)	4,657,554	(26)	2,928,966	(14)	2,442,646	(15)
Health and Welfare Benefits	55,680	(16)	91,657	(17)	—		—		—
Disability/Life Insurance (18)	—		—		—		449,167		495,000
Financial Planning (19)	—		16,500		—		—		—
Excise Tax Gross-Up (20)	—		—		—		—		—
Total Estimated Value	$6,950,948		$9,442,055		$5,534,018		$5,151,044		$4,710,557
Daniel J. Heinrich
Cash Severance	$1,366,069	(21)	$3,342,713	(2)	$—		$—	(3)	$—	(3)
Stock Options	—		297,094	(5)	—		297,094	(6)	297,094	(6)
Restricted Stock	—		—		—		—		—
Performance Shares	—		1,017,974	(10)	—		1,516,704	(11)	1,516,704	(11)
Retirement Benefits	3,221,199	(25)	4,305,676	(13)	—		—	(14)	—	(15)
Health and Welfare Benefits	55,680	(16)	91,943	(17)	—		—		—
Disability/Life Insurance (18)	—		—		—		484,477		533,100
Financial Planning (19)	—		16,500		—		—		—
Excise Tax Gross-Up (20)	—		3,614,951		—		—		—
Total Estimated Value	$4,642,948		$12,686,851		$—		$2,298,275		$2,346,898
Beth Springer
Cash Severance	$1,281,250	(21)	$3,126,680	(2)	$—		$—	(3)	$—	(3)
Stock Options	—		297,224	(5)	—		297,224	(6)	297,224	(6)
Restricted Stock	—		—		—		—		—
Performance Shares	—		1,017,974	(10)	—		1,516,704	(11)	1,516,704	(11)
Retirement Benefits	—		293,661	(13)	—		1,088,714	(14)	1,169,617	(15)
Health and Welfare Benefits	17,904	(16)	35,040	(17)	—		—		—
Disability/Life Insurance (18)	—		—		—		453,335		500,000
Financial Planning (19)	—		16,500		—		—		—
Excise Tax Gross-Up (20)	—		2,105,422		—		—		—
Total Estimated Value	$1,299,154		$6,892,501		$—		$3,355,977		$3,483,545

(1)	This amount represents two times Mr. Knauss’ current base salary of $1,075,000, plus two times 75% of his average annual EIC Plan awards for the preceding three years, plus 100% of his current year EIC Plan award target of $1,290,000, pro-rated to the date of termination.

(2)	This amount represents three times the named executive officer’s current base salary, plus three times the average EIC Plan awards for the preceding three years, plus the average EIC Plan awards for the preceding three years, prorated to the date of termination.

(3)	Named executive officers whose termination is the result of disability or death are eligible to receive a pro-rata EIC Plan award through the date of termination. However, all bonus-eligible employees active as of June 30, 2010, are eligible to receive an annual incentive award, so a pro-rata EIC Plan award would not be applicable since the assumed termination date is June 30, 2010.

(4)	This amount represents the value of the accelerated vesting of 15,250 of Mr. Knauss’ stock options in accordance with his employment agreement, calculated as the difference between the June 30, 2010, closing Common Stock price of $62.16 and the exercise price for each option. The exercise price for these options was greater than the Common Stock’s closing price at the end of the fiscal year making the total value $0.

(5)	This amount represents the value of the accelerated vesting of all outstanding stock options, calculated as the difference between the June 30, 2010, closing Common Stock price of $62.16 and the exercise price for each option.

(6)	This amount represents the value of the accelerated vesting of outstanding stock options upon the named executive officer’s termination of employment due to disability or death, calculated as the difference between the June 30, 2010, closing Common Stock price of $62.16 and the exercise price for each option.

(7)	This amount represents the value of the accelerated vesting of 6,538 of Mr. Knauss’ restricted stock units in accordance with his employment agreement. This amount represents the unvested portion of his initial grant of 23,500 restricted stock units that will vest upon termination plus 663 restricted stock units as a result of reinvested dividends related to the 23,500 restricted stock units. This dollar amount was determined by multiplying the 6,538 restricted stock units times the closing price of our Common Stock on June 30, 2010, of $62.16.

(8)	This amount represents the value of the accelerated vesting of all outstanding restricted stock units. This dollar amount was determined by multiplying 23,230 units for Mr. Knauss times the closing price of our Common Stock on June 30, 2010, of $62.16. Mr. Knauss’ restricted stock units represent the unvested portion of his initial grant of 83,500 restricted stock units per his employment agreement plus 2,355 restricted stock units due to reinvested dividends.

(9)	This amount represents the value of the accelerated vesting of all outstanding restricted stock units upon Mr. Knauss’ termination due to disability or death determined by multiplying 23,230 units times the closing price of our Common Stock on June 30, 2010, of $62.16.

(10)	Performance shares will vest on a pro-rata basis after a change in control. This amount assumes a targeted payout and is valued at the closing price of our Common Stock on June 30, 2010, of $62.16.

(11)	This amount represents the value of the accelerated vesting of performance shares upon a death or disability, assuming a target payout and valued at the closing price of our Common Stock on June 30, 2010, of $62.16. Upon a death or disability termination, the entire performance share grant will vest. The actual payout will not be determined until the end of the performance period.

(12)	Mr. Knauss received three years of benefit accruals for the replacement SERP under the terms of his employment agreement; he is not eligible for any additional retirement benefits in the event of an involuntary termination or retirement above what he has already accrued. Mr. Knauss is vested in the replacement SERP. These benefits are described further in the discussions on Mr. Knauss’ Employment Agreement and Overview of Pension Benefits.

(13)	This amount represents the difference between the actuarial equivalent of the benefit the named executive officer would have been eligible to receive if his or her employment had continued until the third anniversary of the date of termination or, other than for Mr. Knauss, the first day of the month following the named executive officer’s 65th birthday if earlier, under the qualified and nonqualified retirement plans and the actuarial equivalent of the named executive officer’s actual aggregate benefits paid or payable, if any, as of the date of termination under the qualified and nonqualified retirement plans. As described above, Messrs. Knauss, Peiros and Tataseo’s amount also includes the value of the SERP benefit each would receive upon termination, as they are already vested in this benefit.

(14)	This amount represents the present value of the SERP benefit payable to the named executive officer at the time of termination due to disability. For Mr. Knauss, this amount includes the present value accrued to date of the replacement SERP benefit under a termination due to disability. Mr. Heinrich is not yet eligible for this SERP benefit.

(15)	This amount represents the present value of the SERP benefit payable to the named executive officer’s beneficiary at the time of death. For Mr. Knauss, this amount represents the present value accrued to date of the replacement SERP benefit payable to his beneficiary. Mr. Heinrich is not yet eligible for this SERP benefit.

(16)	This amount represents the estimated Company cost of providing continuing medical and dental benefits for the two-year period following termination. Mr. Knauss currently has not elected to receive medical and dental coverage under the Company’s plans, so there is no Company cost related to this benefit.

(17)	This amount represents the estimated Company cost of providing welfare benefits, including medical, dental, disability and life insurance, for the three-year period following a qualifying termination after a change in control. Mr. Knauss currently has not elected to receive medical and dental coverage under the Company’s plans, so there is no Company cost related to this portion of the benefit.

(18)	These amounts represent benefits payable pursuant to the Company’s disability and life insurance plans. The disability benefit represents the same benefit level offered to other salaried employees. The death benefit represents the life insurance coverage elected by the named executive officer, and is also the same program that is offered to other salaried employees.

(19)	This amount represents the cost of providing financial planning for the year of termination.

(20)	This amount represents the gross-up payment to cover the IRC Section 4999 excise tax, if any, owed by the named executive officer on any change in control-related severance payments and benefits.

(21)	This amount reflects two times the named executive officer’s current base salary. In addition, for Messrs. Peiros and Tataseo, who are retirement-eligible, this amount includes 100% of their current year target EIC Plan award pro-rated to the date of termination. For the other named executive officers, this amount includes 75% of his or her current year EIC Plan award, pro-rated to the date of termination.

(22)	Mr. Peiros and Mr. Tataseo are the only named executive officers who are retirement-eligible and thus are eligible for a pro- rata EIC Plan award upon retirement. However, all bonus-eligible employees active as of June 30, 2010, are eligible to receive an annual incentive award, so a pro-rata EIC Plan award would not be applicable as of this date since the assumed termination date is June 30, 2010.

(23)	Mr. Peiros and Mr. Tataseo are retirement-eligible and, thus, all unvested stock options held greater than one year will automatically vest upon termination. This amount represents the value of the accelerated vesting of the stock options, calculated as the difference between the June 30, 2010, closing Common Stock price of $62.16 and the exercise price for each option.

(24)	Mr. Peiros and Mr. Tataseo are retirement-eligible and, thus, are entitled to receive a pro-rata portion of all performance shares held at least one year at the date of termination. This value represents the pro-rata vesting of the eligible shares from the September 2007 and September 2008 grants, assuming a target payout and valued at the closing price of our Common Stock on June 30, 2010, of $62.16. The actual payout of the shares will not be determined until the end of the performance period. Named executive officers who are not retirement-eligible forfeit shares upon termination under these scenarios.

(25)	For Mr. Heinrich, this amount represents the present value of the Company SERP per the provisions of the Severance Plan, assuming he will be deemed age 55 and/or with ten years of service at the date of termination. For Messrs. Peiros and Tataseo, this amount is the present value of the SERP benefit each would receive upon termination as they are already vested in this benefit.

(26)	As described above, for Messrs. Peiros and Tataseo, this amount represents the value of vested benefits under the Company SERP per the provisions of the plan and would be payable upon retirement.

DIRECTOR COMPENSATION

Only our non-employee directors receive compensation for their services as directors. The Company’s non-employee director compensation program is comprised of cash compensation and an annual grant of deferred stock units.

The following table sets forth information regarding compensation for each of the Company’s non-employee directors during fiscal year 2010:

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Total ($)
Daniel Boggan, Jr.	85,000	110,000	—	195,000
Richard H. Carmona	75,000	110,000	—	185,000
Tully M. Friedman	85,000	110,000	—	195,000
George J. Harad	95,000	110,000	—	205,000
Robert W. Matschullat	75,000	110,000	—	185,000
Gary G. Michael	100,000	110,000	—	210,000
Edward A. Mueller	95,000	110,000	—	205,000
Jan L. Murley	75,000	110,000	—	185,000
Pamela Thomas-Graham	75,000	110,000	—	185,000
Carolyn M. Ticknor	75,000	110,000	—	185,000

(1)	The amount reported in the “Fees Earned or Paid in Cash” column reflects the total annual cash retainer and other cash compensation earned by each director in fiscal year 2010 and includes amounts deferred into cash or deferred stock units and/or amounts issued in Common Stock in lieu of cash at the director’s election. The annual cash retainer is paid to each director in quarterly installments.

(2)	The amount reported reflects the grant-date fair value for financial statement reporting purposes of the annual grant of deferred stock units earned during fiscal year 2010. Awards are granted on an annual basis at the end of each calendar year. Refer to Note 16 to the Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended June 30, 2010, for a discussion of the relevant assumptions used in calculating the grant-date fair value under applicable accounting guidance. As of June 30, 2010, the following directors had the indicated aggregate number of deferred stock units accumulated in their deferred accounts for all years of service as a director, which includes deferrals of cash compensation, annual awards of deferred stock units and additional deferred stock units credited as a result of dividend equivalents earned with respect to the deferred stock units: Mr. Boggan – 22,008 units; Dr. Carmona – 5,030 units; Mr. Friedman – 30,188 units; Mr. Harad – 13,690 units; Mr. Matschullat – 55,027 units; Mr. Michael – 9,617 units; Mr. Mueller – 9,354 units; Ms. Murley – 12,271 units; Ms. Thomas-Graham – 8,367 units; and Ms. Ticknor – 13,847 units.

(3)	No stock options were granted to directors in fiscal year 2010. The award of stock options as an element of director compensation was discontinued in October 2006. Prior to October 2006, each new non-employee director received a one-time grant of 8,000 options upon joining the board of directors, which award vested in two equal installments over a two-year period. The Company’s prior policy of making annual grants to non-employee directors of stock options that vested over a two-year period was discontinued in 2004. As of June 30, 2010, the following directors had vested options for the indicated aggregate number of shares: Mr. Boggan – 8,000 shares; Mr. Friedman – 10,000 shares; Mr. Harad – 8,000 shares; Mr. Matschullat – 10,000 shares; Mr. Michael – 6,000 shares; Ms. Murley – 16,000 shares; Ms. Thomas-Graham – 8,000 shares; and Ms. Ticknor – 8,000 shares.

Fees Earned or Paid in Cash

Cash compensation consists of annual cash retainer amounts and any special assignment fees. The following table lists the various retainers earned for board service and service as lead director or a committee chair during fiscal year 2010:

Annual director retainer*	$75,000
Lead director retainer	25,000
Committee chair retainers:
Nominating and Governance Committee	10,000
Finance Committee	10,000
Audit Committee	20,000
Management Development and Compensation Committee	20,000

*       Effective October 1, 2010, the annual director retainer will be increased to $90,000.

Directors who serve as a board member, lead director or committee chair for less than the full fiscal year receive pro-rated retainer amounts based on the number of days they served in such position during the fiscal year.

In addition to the retainer amounts, each non-employee director is entitled to receive a fee of $2,500 per day for any special assignment requested by the board of directors. Under the Company’s Independent Directors’ Deferred Compensation Plan, a director may annually elect to receive all or a portion of his or her cash compensation in the form of cash, Common Stock, deferred cash or deferred stock units.

Payment in stock. Directors who elect to receive cash compensation amounts in the form of Common Stock are issued shares of Common Stock based on the fair market value of the Common Stock on the date on which the fees are scheduled to be paid.

Elective deferral program. For directors who elect deferred cash, the amount deferred is credited to an unfunded cash account that is credited with interest at an annual interest rate equal to Wells Fargo Bank, N.A.’s prime lending rate in effect on January 1 of each year. Upon termination of service as a director, the amounts credited to the director’s deferred cash account are paid out in five annual cash installments or in one lump sum cash payment, at the director’s election. For directors who elect deferred stock units, the amount deferred is credited to an unfunded account in the form of units equivalent to the fair market value of the Common Stock on the date on which the fees are scheduled to be paid. When dividends are declared, additional deferred stock units are allocated to the director’s deferred stock unit account in amounts equivalent to the dollar amount of Common Stock dividends paid by the Company divided by the fair market value of the Common Stock on the date the dividends are paid. Upon termination of service as a director, the amounts credited to the deferred stock unit account, which include any elective deferrals and the annual deferred stock unit grants described below, are paid out in shares of Common Stock in five annual installments or in one lump sum, at the director’s election.

Stock Awards

In addition to the cash compensation amounts described above, each non-employee director also receives an annual grant of deferred stock units. The deferred stock unit award value relating to fiscal year 2010 for each non-employee director was $110,000. Effective October 1, 2010, the deferred stock unit award value will be increased to $120,000. Awards are made as of the last business day in the calendar year and represent payment for services provided during such calendar year. Directors who serve as non-employee board members for less than the full calendar year receive pro-rated awards based on the number of full fiscal quarters they served as a non-employee board member during the calendar year. As noted above, deferred stock units accrue dividend equivalents and a director’s deferred stock unit account is paid out in Common Stock following the director’s termination of service in the manner described above.

Stock Ownership Guidelines for Directors

The board of directors believes that the alignment of directors’ interests with those of stockholders is strengthened when board members are also stockholders. The board of directors therefore requires that each non-employee director, within three years of being first elected, owns Common Stock or deferred stock units having a market value of at least two times their annual cash retainer. This program is designed to ensure that directors acquire a meaningful and significant ownership interest in the Company during their tenure on the board of directors. As of June 30, 2010, each non-employee director was in compliance with the guidelines.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 and SEC regulations require the Company’s directors, certain officers and holders of more than 10% of the Company’s Common Stock to file reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC. The reporting directors, officers and 10% stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) reports they file.

Based solely on its review of copies of such reports received or written representations from its directors and officers, the Company believes that all Section 16(a) filing requirements applicable to its directors and officers were complied with during fiscal year 2010, except that the Company inadvertently filed late a Form 4 for each of Mr. Daniel Boggan, Jr., Mr. James Foster and Ms. Pamela Thomas-Graham. The late Form 4s were a Form 4 filed one day late in May 2010 on behalf of Mr. Boggan to report the purchase of shares through a cashless exercise of stock options and the sale of shares underlying the stock options, a Form 4 filed four weeks late in September 2009 on behalf of Mr. Foster to report the vesting of performance units, and a Form 4 filed two weeks late in April 2010 on behalf of Ms. Thomas-Graham to report the receipt of Common Stock in lieu of receipt of a portion of the quarterly director fees.

PROPOSAL 2: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the board of directors has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2011. Ernst & Young LLP has been so engaged since February 15, 2003.

Vote Required and Board of Directors’ Recommendation

Ratification of the selection of Ernst & Young LLP by stockholders is not required by law. However, as a matter of policy, such selection is being submitted to the stockholders for ratification at the Annual Meeting (and it is the present intention of the board of directors to continue this policy). The Audit Committee and the board of directors recommend the ratification of the Audit Committee’s appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2011.

The board of directors recommends that stockholders vote FOR Proposal 2. The people designated in the proxy and voting instruction card will vote your shares represented by proxy FOR ratification unless you include instructions to the contrary. If stockholders fail to ratify the appointment of this firm, the Audit Committee will reconsider the matter. The affirmative vote of a majority of the shares of Common Stock represented and entitled to vote at the Annual Meeting on Proposal 2 is required to ratify the appointment of Ernst & Young LLP.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting to respond to appropriate questions and to make a statement should they desire to do so.

PROPOSAL 3: APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE GOALS UNDER THE COMPANY’S 2005 STOCK INCENTIVE PLAN

The Company currently maintains The Clorox Company 2005 Stock Incentive Plan (the “2005 Plan”). The 2005 Plan provides for the grant of equity-based compensation awards (“Awards”) to employees, directors and consultants of the Company. The 2005 Plan was approved by stockholders and became effective on November 16, 2005. In order to allow certain performance-based awards under the 2005 Plan to continue to qualify as tax-deductible performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “IRC”), the board of directors is asking stockholders to re-approve the material terms of the performance goals under the 2005 Plan.

Stockholders are being asked only to re-approve the material terms of the performance goals under the 2005 Plan at the Annual Meeting. These terms are the same as those that the stockholders previously approved in 2005. Stockholders are not being asked to approve any amendment to the 2005 Plan or to approve the 2005 Plan itself. Importantly, the board of directors is not asking stockholders to approve an increase in the number of shares available for grant under the 2005 Plan or to extend the term of the 2005 Plan, which will terminate on November 15, 2015.

If the stockholders do not approve the material terms of the performance goals for performance-based awards, there will be no impact on the terms of the 2005 Plan. The 2005 Plan will continue to remain in existence and equity-based compensation grants may continue to be made in accordance with the terms of the 2005 Plan. The only impact on the Company will be that some or all of the value of certain awards that are based on the achievement of one or more performance goals will no longer be deductible under the IRC as a result of the limitations imposed under Section 162(m) of the IRC.

The board of directors believes that it is in the best interests of the Company and its stockholders to enable the Company to implement equity-based compensation arrangements that qualify as fully tax deductible performance-based compensation in the 2005 Plan. The board of directors is therefore asking stockholders to re-approve, for Section 162(m) purposes, the material terms of the performance goals set forth herein.

In general, Section 162(m) places a limit on the deductibility for federal income tax purposes of the compensation paid to the Company’s CEO or any of the Company’s three most highly compensated executive officers (other than the Company’s CEO and CFO). Under Section 162(m), compensation paid to such persons in excess of $1 million in a taxable year is not generally deductible. However, compensation that qualifies as “performance-based” under Section 162(m) does not count against the $1 million limitation. One of the requirements of “performance-based” compensation for purposes of Section 162(m) is that the material terms of the performance goals under which compensation may be paid be disclosed to and approved by the Company’s stockholders. In addition, Section 162(m) provides that if the Company retains the authority to change the targets under a performance goal, then the Company must, no later than the first stockholders meeting that occurs in the fifth year following the year in the which prior stockholder approval was obtained, again disclose the material terms of the performance goals to stockholders for re-approval.

For purposes of Section 162(m), the material terms include (a) the employees eligible to receive compensation, (b) a description of the business criteria on which the performance goal is based and (c) the maximum amount of compensation that can be paid to an employee under the performance goal. Each of these aspects of the 2005 Plan is discussed in summary below, and stockholder approval of this Proposal will be deemed to constitute approval of each of these aspects of the 2005 Plan for purposes of the approval requirements of Section 162(m) of the IRC.

The following summary does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of a more detailed summary of the 2005 Plan, which is attached to this proxy statement as Appendix A and a copy of the 2005 Plan, which is available from the SEC and was publicly filed with the SEC as Exhibit 10.12 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009. Capitalized terms used herein and not defined shall have the same meanings as set forth in the 2005 Plan.

Material Terms of the Performance Goals for Performance-Based Awards under the 2005 Stock Incentive Plan

Types of Performance-Based Awards and Maximum Amount of Compensation:

Performance Share Grants. Each performance share grant shall be evidenced by an award agreement that shall specify such terms and conditions as the Management Development and Compensation Committee (“MDCC”) or subcommittee of the MDCC (the “Committee”), in its sole discretion, shall determine.

The Committee shall have complete discretion to determine (i) the number of Shares of Common Stock subject to a performance share Award and (ii) the performance-based conditions that must be satisfied for grant or for vesting, provided that in no case shall there be a performance period of less than one year.

No Participant shall be granted performance shares and certain other types of Awards (specifically restricted stock, RSUs or other stock-based awards) covering, in the aggregate, more than 800,000 Shares in any 36-month period.

Performance Units. Performance units are similar to performance shares, except that they are cash-based and may be settled in Shares, cash or a combination of the two. Each performance unit grant shall be evidenced by an award agreement that shall specify such terms and conditions as shall be determined at the discretion of the Committee, including the dollar value of the performance units and the performance-based conditions that must be satisfied for grant or for vesting, provided that in no case shall there be a performance period of less than one year.

No Participant shall be granted performance units providing for a payment value of more than $10,000,000 in any one fiscal year.

Eligibility to Receive Awards. The 2005 Plan provides that Awards may be granted to employees, directors or consultants of the Company or its subsidiaries (collectively, the “Participants”), except that incentive stock options may be granted only to employees of the Company and its subsidiaries. The approximate number of persons eligible to participate in the 2005 Plan is 1,030.

Performance Measures for Performance-Based Awards. The 2005 Plan is currently administered by the Committee. The Committee may grant Awards which are intended to qualify as “performance-based compensation” for purposes of deductibility under Section 162(m) of the IRC. For any such Award, the Committee will establish the performance objectives to be used within 90 days after the commencement of the performance period, or, if less, 25% of the performance period applicable to such Award. The performance objectives to be used shall be selected from the following list of measures (collectively, the “Performance Measures”): total stockholder return, stock price, net customer sales, volume, gross profit, gross margin, operating profit, operating margin, management profit, earnings from continuing operations before income taxes, earnings from continuing operations, earnings per share from continuing operations, net operating profit after tax, net earnings, net earnings per share, return on assets, return on investment, return on equity, return on invested capital, cost of capital, average capital employed, cash value added, economic value added, cash flow, cash flow from operations, working capital, working capital as a percentage of net customer sales, asset growth, asset turnover, market share, customer satisfaction and employee satisfaction. The targeted level or levels of performance with respect to the Performance Measures may be established at such levels and on such terms as the Committee may determine, in its discretion, on a corporate-wide basis or with respect to one or more business units, divisions, subsidiaries, business segments or functions, and in either absolute terms or relative to the performance of one or more comparable companies or an index covering multiple companies. Unless otherwise determined by the Committee, measurement of performance goals with respect to the Performance Measures above shall exclude the impact of charges for restructurings, discontinued operations, extraordinary items and other unusual or non-recurring items, as well as the cumulative effects of tax or accounting changes, each as determined in accordance with generally accepted accounting principles or identified in the Company’s financial statements, notes to the financial statements, management’s discussion and analysis or other filings with the SEC. Awards that are not intended to qualify as “performance-based compensation” under Section 162(m) of the IRC may be based on these or such other performance measures as the Committee may determine.

Vote Required and Board of Directors’ Recommendation

The board of directors recommends a vote FOR Proposal 3, the approval of the material terms of the performance goals under The Clorox Company 2005 Stock Incentive Plan. The board of directors recommends the adoption of the following resolution, which will be presented at the Annual Meeting:

RESOLVED, that the stockholders of the Company hereby approve and adopt the material terms of the performance goals under the Company’s 2005 Stock Incentive Plan.

The people designated in the enclosed proxy will vote your shares FOR approval unless you include instructions to the contrary. The affirmative vote of a majority of the shares of Common Stock represented and entitled to vote at the Annual Meeting on Proposal 3 is required to approve the material terms of the performance goals under the 2005 Plan.

PROPOSAL 4: APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE GOALS UNDER THE COMPANY’S EXECUTIVE INCENTIVE COMPENSATION PLAN

The Company currently maintains The Clorox Company Executive Incentive Compensation Plan (the “EIC Plan”). The EIC Plan provides for short-term or annual incentive awards to the Company’s CEO and other designated executive officers. The EIC Plan first became effective on July 1, 2005, upon approval by stockholders at the Company’s Annual Meeting in 2005. In order to allow bonuses paid under the EIC Plan to continue to qualify as fully tax-deductible “performance-based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “IRC”), the board of directors is asking stockholders to re-approve the material terms of the performance goals under the EIC Plan.

Stockholders are being asked only to re-approve the material terms of the performance goals under the EIC Plan at the Annual Meeting. These terms are the same as those that the stockholders previously approved in 2005. Stockholders are not being asked to approve any amendment to the EIC Plan or to approve the EIC Plan itself.

If the stockholders do not approve the material terms of the performance goals for performance-based bonuses, there will be no impact on the terms of the EIC Plan. The EIC Plan will continue to remain in existence and awards may continue to be made in accordance with the terms of the EIC Plan. The only impact on the Company will be that some or all of the value of certain awards that are based on the achievement of one or more performance goals will no longer be deductible under the IRC as a result of the limitations imposed under Section 162(m) of the IRC.

The board of directors believes that it is in the best interests of the Company and its stockholders to enable the Company to pay bonuses and similar incentive compensation under arrangements that qualify as fully tax deductible performance-based compensation in the EIC Plan. The board of directors is therefore asking stockholders to re-approve, for Section 162(m) purposes, the material terms of the performance goals set forth herein.

In general, Section 162(m) places a limit on the deductibility for federal income tax purposes of the compensation paid to the Company’s CEO or any of the Company’s three most highly compensated executive officers (other than the Company’s CEO and CFO). Under Section 162(m), compensation paid to such persons in excess of $1 million in a taxable year is not generally deductible. However, compensation that qualifies as “performance-based” under Section 162(m) does not count against the $1 million limitation. One of the requirements of “performance-based” compensation for purposes of Section 162(m) is that the material terms of the performance goals under which compensation may be paid be disclosed to and approved by the Company’s stockholders. In addition, Section 162(m) provides that if the Company retains the authority to change the targets under a performance goal, then the Company must, no later than the first stockholders meeting that occurs in the fifth year following the year in the which prior stockholder approval was obtained, again disclose the material terms of the performance goals to stockholders for re-approval.

For purposes of Section 162(m), the material terms include (a) the employees eligible to receive compensation, (b) a description of the business criteria on which the performance goal is based and (c) the maximum amount of compensation that can be paid to an employee under the performance goal. Each of these aspects of the EIC Plan is discussed below, and stockholder approval of this Proposal will be deemed to constitute approval of each of these aspects of the EIC Plan for purposes of the approval requirements of Section 162(m) of the IRC.

EIC Plan Summary

The following paragraphs provide a summary of the principal features of the EIC Plan. This summary does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the EIC Plan, which is attached to this proxy statement as Appendix B. Capitalized terms used herein and not defined shall have the same meanings as set forth in the EIC Plan.

Purpose. The purpose of the EIC Plan is to enhance the Company’s ability to attract and retain highly qualified executives and provide such executives with additional financial incentives (referred to herein as “Awards”) to promote the success of the Company and its Subsidiaries. Awards granted under the EIC Plan are intended to qualify as performance-based compensation within the meaning of Section 162(m) of the IRC.

Eligibility. Participation in the EIC Plan is limited to the Company’s CEO and each other officer of the Company who is determined by the Committee (as defined below) to be a “covered employee” of the Company within the meaning of Section 162(m) of the IRC or who is selected by the Committee to participate in the EIC Plan (collectively “Participants”). The number of persons eligible to participate in the EIC Plan is approximately 13.

Administration. The EIC Plan currently is administered by the Management Development and Compensation Committee of the Company’s board of directors (“MDCC”) or a subcommittee of the MDCC (the “Committee”), which is a committee of the board of directors consisting of two or more members of the board of directors who are “outside directors” within the meaning of Section 162(m) of the IRC, “non-employee directors” within the meaning of Rule 16b-3 (or any successor rule) of the Securities Exchange Act of 1934, as amended, and “independent directors” under the New York Stock Exchange Listing Standards. The Committee has the authority to (i) select the Participants to whom Awards shall be granted; (ii) designate the Performance Period; and (iii) specify the terms and conditions for the determination and payment of each Award. Except as otherwise provided by the board of directors and subject to applicable laws, the Committee has the full and final authority in its discretion to establish rules and take all actions determined by the Committee to be necessary in the administration of the EIC Plan, including, without limitation, interpreting the terms of the EIC Plan and any related documents, rules, or regulations and deciding all questions of fact arising in their application. All decisions, determinations and interpretations of the Committee are final, binding and conclusive on all persons, including the Company, its subsidiaries, its shareholders, the Participants and their estates and beneficiaries.

Performance Goal. “Earnings Before Income Taxes” is the measure of performance provided for the payment of Awards under the EIC Plan. For purposes of the EIC Plan, Earnings Before Income Taxes consists of earnings before income taxes of the Company as reported on the Company’s income statement for the applicable Performance Period, and adjusted to exclude the impact of charges for restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring items, as well as the cumulative effect of tax and accounting changes, each as determined in accordance with generally accepted accounting principles or identified in the Company’s financial statements, notes to the financial statements, management’s discussion and analysis or other filings with the United States Securities and Exchange Commission.

Performance Period. The Performance Period under the EIC Plan is the Company’s fiscal year, but may be a shorter or longer period as determined by the Committee. In no event will the Performance Period be less than six (6) months or more than five (5) years.

Maximum Award. The maximum Award that may be paid to any Participant other than the Company’s CEO for any Performance Period is 0.6% of Earnings Before Income Taxes for the Performance Period. The maximum Award that may be paid to the Company’s CEO for any Performance Period is 1.0% of Earnings Before Income Taxes for the Performance Period.

Awards. Within 90 days after the commencement of each Performance Period, or the number of days that is equal to 25% of such Performance Period, if less, the Committee shall select, in writing, the Participants to whom Awards shall be granted, designate the Performance Period, and specify the terms and conditions for the determination and payment of such Awards. Although each Participant is eligible to receive an Award equal to 0.6% of Earnings Before Income Taxes for the Performance Period, except for the Company’s CEO who is eligible to receive an Award equal to 1.0% of Earnings Before Income Taxes for the Performance Period, the actual amount of the Award may be conditioned by the Committee upon the satisfaction of such objective or subjective standards as it determines to be appropriate, such that the actual Award may be reduced (but not increased) from the maximum level permitted under the EIC Plan in the Committee’s discretion. See the section entitled “Annual Incentives” under the Compensation Discussion and Analysis on page 25 for a full discussion of the determination of Awards by the Committee.

Committee Certification. As soon as practicable after the end of each Performance Period, the Committee shall determine the amount of the Awards to be paid to each Participant for the Performance Period and shall certify its determination in writing.

Payment of Awards. All awards will be paid in cash, Shares or a combination thereof. Award payments made in Shares, in whole or in part, shall be made from the aggregate number of Shares authorized to be issued under the 2005 Stock Incentive Plan (or its successor). Awards shall be paid to Participants following the Committee’s certification no later than ninety (90) days after the close of the Performance Period, unless all or a portion of an Award is deferred pursuant to an election the Participant has timely and validly made under Section 409A of the IRC.

Recoupment of Awards. In the event of a restatement of the Company’s financial results to correct a material error resulting from fraud or intentional misconduct, if a lower payment of performance-based compensation would have been made to the Participants based upon the restated financial results, the board of directors or the Committee will, to the extent permitted by law, seek to recoup the amount by which the individual Participant’s Award(s) for the restated years exceeded the lower payment that would have been made based on the restated financial results, plus a reasonable rate of interest; provided, however, neither the board of directors nor the Committee will seek to recoup Awards paid more than three years prior to the date on which the Company announces the need for the applicable financial statements to be restated, and only will seek to recoup Awards paid to Participants whose fraud or intentional misconduct was a significant contributing factor to the need for such restatement.

Non-Transferability of Awards. Unless otherwise determined by the Committee, an Award granted under the EIC Plan may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner by any Participant. During the lifetime of the Participant, payment of an Award shall only be made to such Participant. The Committee may, however, establish procedures necessary for a Participant to designate a beneficiary to whom any amounts would be payable in the event of the Participant’s death.

Amendment and Termination. The board of directors may at any time alter, amend, suspend or terminate the EIC Plan, in whole or in part, provided, however, that no amendment that requires stockholder approval in order to maintain qualification of the Awards as performance-based compensation under Section 162(m) of the IRC shall be made without such approval. If changes are made to Section 162(m) of the IRC or the related regulations that permit greater flexibility with respect to any Award, the Committee may make adjustments to the EIC Plan and/or Awards as it deems appropriate.

Benefits to Be Received Upon Approval. Awards under the EIC Plan are determined based on future performance and, therefore, future actual Awards cannot now be determined.

Federal Income Tax Consequences

The following is a brief summary of the material United States federal income tax consequences associated with Awards granted under the EIC Plan. The summary is based on existing United States laws and regulations, and there can be no assurance that those laws and regulations will not change in the future. The summary does not purport to be complete and does not discuss the tax consequences upon a Participant’s death, or the provisions of the income tax laws of any municipality, state or foreign country in which the Participant may reside. The tax consequences for any particular Participant may vary based on individual circumstances.

Participants will recognize ordinary income equal to the amount of the Award received in the year of receipt (assuming, in the case of Participants who make an election to defer receipt of payment of their Award that such election is timely and validly made under Section 409A of the IRC). That income will be subject to applicable income and employment tax withholding by the Company. If and to the extent that the EIC Plan payments satisfy the requirements of Section 162(m) of the IRC and otherwise satisfy the requirements of deductibility under federal income tax law, the Company will receive a deduction for the amount constituting ordinary income to the Participant.

Vote Required and Board of Directors’ Recommendation

The board of directors recommends a vote FOR Proposal 4, the approval of the material terms of the performance goals under The Clorox Company Executive Incentive Compensation Plan. The board of directors recommends the adoption of the following resolution, which will be presented at the Annual Meeting:

RESOLVED, that the stockholders of the Company hereby approve and adopt the material terms of the performance goals under the Company’s Executive Incentive Compensation Plan attached as Appendix B to the proxy statement for this meeting.

The people designated in the enclosed proxy will vote your shares FOR approval unless you include instructions to the contrary. The affirmative vote of a majority of the shares of Common Stock represented and entitled to vote at the Annual Meeting on Proposal 4 is required to approve the material terms of the performance goals under the EIC Plan.

PROPOSAL 5: STOCKHOLDER PROPOSAL

The board of directors expects the following proposal (Proposal 5 on the proxy card and voting instruction card) to be presented by a stockholder at the Annual Meeting. The name, address and, to our knowledge, the number of voting securities held by the stockholder proponent will be supplied promptly upon receipt of oral or written request.

Stockholder Proposal and Supporting Statement

INDEPENDENT CHAIRMAN

RESOLVED: Pursuant to Section 109 of the Delaware General Corporation Law, the stockholders hereby amend the Bylaws to add the following text where designated:

Add to the end of Article IV, Sec. 5:

“Notwithstanding any other provision of these Bylaws, the Chairman of the Board shall be a Director who is independent from the Corporation. For purposes of this Bylaw, ‘independent’ has the meaning set forth in the New York Stock Exchange (“NYSE”) listing standards, unless the Corporation’s common stock ceases to be listed on the NYSE and is listed on another exchange, in which case such exchange’s definition of independence shall apply. If the Board of Directors determines that a Chairman of the Board who was independent at the time he or she was selected is no longer independent, the Board of Directors shall select a new Chairman of the Board who satisfies the requirements of this Bylaw within 60 days of such determination. Compliance with this Bylaw shall be excused if no Director who qualifies as independent is elected by the stockholders or if no Director who is independent is willing to serve as Chairman of the Board. This Bylaw shall apply prospectively, so as not to violate any contractual obligation of the Corporation in effect when this Bylaw was adopted.”

SUPPORTING STATEMENT

A goal of Norges Bank, the central bank of Norway, is to safeguard long-term financial interests through active ownership. In furtherance of that goal, Norges Bank believes that corporate boards should be structured to ensure independence and accountability to shareholders. The roles of Chairman of the Board and CEO are fundamentally different and should not be held by the same person. There should be a clear division of the responsibilities between these positions to ensure a balance of power and authority on the Board. Approximately 49% of S&P 1500 companies have separate CEO and Chairman positions.

The Board should be led by an independent Chairman. Such a structure will put the Board in a better position to make independent evaluations and decisions, hire management, decide a remuneration policy that encourages performance, provide strategic direction and support management in taking a long-term view in the development of business strategies. An independently led Board is better able to oversee and give guidance to Corporation executives, help prevent conflict or the perception of conflict, and effectively strengthen the system of checks-and-balances within the corporate structure and thus protect stockholder value.

An independent Chairman will be a strength to the Corporation when the Board must make the necessary strategic decisions and prioritizations to create stockholder value over time.

We therefore urge stockholders to vote FOR this proposal.

Board of Directors’ Statement in Opposition

OPPOSITION STATEMENT

The board of directors recommends a vote against this proposal because the board of directors believes it is in the best interests of the Company and its stockholders for the board of directors to have flexibility in determining whether to separate or combine the roles of Chairman and CEO based on the Company’s circumstances. In the past, the Company has had both combined and separated Chairman and CEO positions, allowing, in each case, the board of directors to consider all eligible directors and not exclude any eligible candidate from consideration. More recently, when the positions have been combined, the Company has appointed a strong and independent lead director. The board of directors strongly believes that it is better for the Company and stockholders to preserve this flexibility rather than adopt a rigid standard requiring separate Chairman and CEO positions in all circumstances. This board of directors believes that a majority of the Company’s stockholders share this view, given that an identical proposal submitted last year by Norges Bank received support from less than 20% of the Company’s stockholders.

The Company’s commitment to “best practices” in corporate governance also makes separating the Chairman and CEO positions unnecessary. Currently, ten of our eleven directors are “independent” as defined by the New York Stock Exchange rules and the director independence standards set forth in the Company’s Governance Guidelines, which are available on the Company’s website. Moreover, the Audit, Finance, Management Development and Compensation, and Nominating and Governance Committees of the board of directors are comprised entirely of independent directors. Our Governance Guidelines also provide for a strong and independent lead director role. The lead director is elected annually by and from the independent board members with clearly delineated and comprehensive duties and must serve a minimum of one year in order to qualify as the lead director. Mr. Gary Michael, retired Chairman of the Board and CEO of Albertson’s, Inc., is our current lead director. In this role, among other responsibilities, he coordinates the activities of the independent directors and serves as a liaison between the Chairman and the independent directors. His duties as lead director, which are also included in the Governance Guidelines, include:
  presiding at the executive sessions of the independent directors with authority to call additional executive sessions or meetings of the independent directors;

  presiding at board of director meetings in the Chairman’s absence;

  approving information sent to the board of directors by management;

  approving meeting agendas and approving meeting schedules for the board of directors to assure that there is sufficient time for discussion of all agenda items;

  being available for consultation and direct communication with major stockholders, if requested; and

  evaluating, along with the members of the Management Development and Compensation Committee and the other independent directors, the performance of the CEO.

Our governance processes, including the board of directors’ deep involvement in developing and implementing our strategy, active oversight of risk and review of risk assessments, oversight of business results and thorough evaluation of CEO performance and compensation, provide rigorous oversight of the Chairman and CEO positions at such times as they are combined. The stockholders also provide balance in that each year the board of directors is elected under a majority voting provision in the Bylaws and stockholders may communicate directly with the lead director or any other director, as described in the “Director Communications” section of this proxy statement. Because of our strong board independence, strong lead director, robust governance processes and stockholder voting and communication mechanisms, adopting a Bylaw which requires separate Chairman and CEO positions is unnecessary. A more flexible policy better serves the interests of the Company and its stockholders.

Vote Required and Board of Directors’ Recommendation

The board of directors recommends that the stockholders vote AGAINST Proposal 5. The people designated in the proxy and voting instruction card will vote your shares represented by proxy AGAINST this proposal unless you include instructions to the contrary. The affirmative vote of a majority of the shares of Common Stock represented and entitled to vote at the Annual Meeting on Proposal 5 is required to approve Proposal 5.

OTHER INFORMATION

Financial Statements and Form 10-K

The following portions of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2010, are attached as Appendix C to this proxy statement: Selected Financial Data; Management’s Discussion and Analysis of Financial Condition and Results of Operations; Consolidated Financial Statements; Management’s Report on Internal Control over Financial Reporting; Report of Independent Registered Public Accounting Firm; Valuation and Qualifying Accounts and Reserves Schedule; and Reconciliation of Economic Profit. The Company’s Form 10-K has been filed with the SEC and posted on the Company’s website and a copy may be obtained, without charge, by calling Clorox Shareholder Direct at 888-CLX-NYSE (259-6973) toll-free, 24 hours a day, seven days a week, or by contacting The Clorox Company, c/o Secretary, 1221 Broadway, Oakland, CA 94612-1888.

Director Communications

Stockholders and interested parties may direct communications to individual directors, including the lead director, to a board committee, to the independent directors as a group or to the board of directors as a whole, by addressing the communications to the named individual, to the committee, to the independent directors as a group or to the board of directors as a whole and sending them to The Clorox Company, c/o Secretary, 1221 Broadway, Oakland, CA 94612-1888. The secretary will review all communications so addressed and will forward to the addressee(s) all communications determined to bear substantively on the business, management or governance of the Company.

SOLICITATION OF PROXIES

The Company will bear the entire cost of this solicitation of proxies, including the preparation, assembly, printing and, when requested, the mailing of this proxy statement, the proxy card and any additional solicitation materials furnished to stockholders by the Company. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries, and custodians holding shares in their names that are beneficially owned by others so that they may forward the solicitation materials to such beneficial owners and the corresponding forwarding expenses will be reimbursed by the Company. The original solicitation of proxies may be supplemented by solicitation by telephone and other means by directors, officers and/or employees of the Company. No additional compensation will be paid to these individuals for any such services. Except as described above, the Company does not presently intend to solicit proxies other than by telephone, via the Internet and, if requested, by mail.

STOCKHOLDER PROPOSALS FOR THE 2011 ANNUAL MEETING

In the event that a stockholder wishes to have a proposal considered for presentation at the 2011 Annual Meeting and included in the Company’s proxy statement and form of proxy used in connection with such meeting, the proposal must be forwarded to the Company’s secretary so that it is received no later than June 3, 2011. Any such proposal must comply with the requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended.

Under the Company’s Bylaws, if a stockholder, rather than including a proposal in the proxy statement as discussed above, seeks to nominate a director or propose other business for consideration at that meeting, notice must be received by the secretary at the principal executive offices of the Company not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. To be timely for the 2011 Annual Meeting, the notice must be received by the secretary on any date beginning on July 20, 2011, and ending on August 19, 2011. However, in the event that the date of the annual meeting is advanced by more than 30 days, or delayed by more than 30 days from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

ATTENDING THE ANNUAL MEETING

The Annual Meeting of the Company will be held on November 17, 2010, at 9:00 a.m., Pacific time, at the San Ramon Marriott Hotel, 2600 Bishop Ranch Drive, San Ramon, California CA 94583. Check-in for the Annual Meeting begins at 8:30 a.m. To attend the Annual Meeting, you must be a stockholder of the Company as of the close of business on the record date, September 20, 2010, and provide proof that you owned Clorox Common Stock on the record date or hold a legal proxy from a record date stockholder. Please see the more detailed information below. Admission will be on a first-come, first-served basis and seating is limited.

If you plan to attend the Annual Meeting this year, please be aware of the following information:
  To be admitted to the Annual Meeting, you must have a current form of government-issued photo identification (such as a driver’s license or passport).

  Because attendance at the Annual Meeting is limited to record date stockholders, you must provide proof of ownership of Clorox Common Stock on the record date.

  If you hold your shares with Clorox’s transfer agent, Computershare, your ownership of Clorox Common Stock as of the record date will be verified through our records prior to admittance to the meeting.

  If you hold your shares with a broker, trustee, bank or nominee, you must provide proof of beneficial ownership on the record date, such as a brokerage account statement showing that you owned Clorox Common Stock for the statement period immediately prior to the record date, a copy of your Notice Regarding the Availability of Proxy Materials, a copy of your voting instruction form, a letter or legal proxy provided by your broker, trust, bank or nominee, or other similar evidence of ownership on the record date.

  If you are not a record date stockholder, you will be admitted to the Annual Meeting only if you have a legal proxy from a record date stockholder.

  Cameras, recording equipment and other electronic devices will not be allowed in the meeting except for use by the Company.

  For your protection, briefcases, purses, packages, etc. may be subject to inspection as you enter the meeting. We regret any inconvenience this may cause you.

  Directions to the Annual Meeting are available at: www.marriott.com/hotels/maps/travel/oaksr-san-ramon-marriott.
By Order of the Board of Directors

Angela C. Hilt
Vice President – Corporate Secretary
& Associate General Counsel

October 1, 2010

Appendix A

Summary of the Principal Features of the 2005 Stock Incentive Plan

The following paragraphs provide a summary of the principal features of the 2005 Plan. This summary does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the 2005 Stock Incentive Plan (“2005 Plan”), which is available from the Securities & Exchange Commission (“Commission”) and was publicly filed with the Commission as Exhibit 10.12 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009.

Background and Purpose. The purposes of the 2005 Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees, directors or consultants of the Company or its subsidiaries (collectively, the “Participants”) and to optimize the profitability and growth of the Company through incentives that are consistent with the Company’s goals and that link the interests of Participants to those of the Company’s stockholders. The 2005 Plan permits the grant of the following types of incentive awards: (1) options (both incentive stock options and nonqualified stock options), (2) restricted stock, (3) restricted stock units (“RSUs”), (4) stock appreciation rights (“SARs”), (5) performance shares, (6) performance units and (7) other stock-based awards (each individually, an “Award”).

Shares Subject to the 2005 Plan. The number of shares of the Company’s common stock (“Shares”) that were initially available for issuance under the 2005 Plan was 2,000,000 Shares, plus any Shares that remained available as of November 16, 2005 under the 1987 Plan, the 1993 Plan, the 1996 Plan or the Independent Directors’ Plan (collectively, the “Prior Plans”). In addition, the following Shares are not considered as having been issued under the 2005 Plan or the Prior Plans (and thus remain available for issuance under the 2005 Plan): (i) Shares that are potentially deliverable under an Award or a Prior Plan award that expires or is canceled, forfeited, settled in cash or otherwise settled without the delivery of Shares, (ii) Shares that are held back or tendered to cover the exercise price or tax withholding obligations with respect to an Award or Prior Plan award, (iii) Shares that are issued pursuant to Awards that are assumed, converted or substituted in connection with a merger, acquisition, reorganization or similar transaction and (iv) Shares that are repurchased in the open market with Option Proceeds (as described below) from Awards or Prior Plan awards, provided that the aggregate number of Shares deemed not issued pursuant to the repurchase of Shares with Option Proceeds shall not exceed the amount of such proceeds divided by the fair market value of a Share on the date of exercise of the option or Prior Plan option giving rise to such proceeds. However, for purposes of determining the number of Shares available for grant as incentive stock options, only Shares that are subject to an Award or a Prior Plan award that expires or is canceled, forfeited or settled in cash shall be treated as not having been issued under the 2005 Plan or the Prior Plans. For purposes of the 2005 Plan, “Option Proceeds” means the cash received by the Company as payment of the exercise price upon exercise of an option or a Prior Plan option plus the federal tax benefit that could be realized by the Company as a result of the option of Prior Plan option exercise, which shall be determined by multiplying the amount that is deductible to the Company as a result of the option or prior plan option exercise by the maximum federal corporate income tax rate for the year of exercise. The market value of a Share as of September 20, 2010 was $67.61.

Administration. The 2005 Plan is currently administered by the Management Development and Compensation Committee of the board of directors (“MDCC”) or a subcommittee of the MDCC (the “Committee”). Subject to the provisions of the 2005 Plan, the Committee has the authority to: (1) select the persons to whom Awards are to be granted, (2) determine whether and to what extent Awards are to be granted, (3) determine the size and type of Awards, (4) approve forms of agreement for use under the 2005 Plan, (5) determine the terms and conditions applicable to Awards, (6) establish performance goals for any performance period and determine whether such goals were satisfied, (7) amend any outstanding Award in the event of termination of employment or a Change in Control, (8) construe and interpret the 2005 Plan and any award agreement and apply its provisions and (9) subject to certain limitations, take any other actions deemed necessary or advisable for the administration of the 2005 Plan. All decisions, interpretations and other actions of the Committee are final and binding on all holders of options or rights and on all persons deriving their rights therefrom. Subject to applicable law, the Committee may delegate its authority under the 2005 Plan pursuant to such conditions and limitations as the Committee may establish.

Eligibility to Receive Awards. The 2005 Plan provides that Awards may be granted to Participants, except that incentive stock options may be granted only to employees of the Company and its subsidiaries. The approximate number of persons eligible to participate in the 2005 Plan is 1,030.

No Repricing. The 2005 Plan prohibits repricing of options or SARs, including by way of an exchange for another Award, unless stockholder approval is obtained.

Terms and Conditions of Stock Options. Each option granted under the 2005 Plan is evidenced by an award agreement between the optionee and the Company and is subject to the following terms and conditions:
  Exercise Price. The Committee sets the exercise price of the Shares subject to each option, provided that the exercise price cannot be less than 100% of the fair market value of a Share on the option grant date. In addition, the exercise price of an incentive stock option must be at least 110% of fair market value if, on the grant date, the Participant owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any of its subsidiaries (a “10% Stockholder”).

  Form of Consideration. The means of payment for Shares issued upon exercise of an option is specified in each award agreement. Payment generally may be made by cash, other Shares owned by the optionee, any other method permitted by the Committee, or by a combination of the foregoing.

  Exercise of the Option. Each award agreement will specify the term of the option and the date when the option is to become exercisable, provided that, except as specified in an award agreement upon a termination of employment or a Change in Control or Subsidiary Disposition, no option may be exercisable prior to one year from the date of grant. The 2005 Plan provides that in no event shall an option granted under the 2005 Plan be exercised more than ten years after the date of grant. Moreover, in the case of an incentive stock option granted to a 10% Stockholder, the term of the option shall be for no more than five years from the date of grant.

  Termination of Employment. If an optionee’s employment terminates for any reason (including death or permanent disability), all options held by such optionee under the 2005 Plan expire upon the earlier of (i) such period of time as is set forth in his or her award agreement or (ii) the expiration date of the option. The optionee may exercise all or part of his or her option at any time before such expiration to the extent that such option was exercisable at the time of termination of employment.
Terms and Conditions of Stock Appreciation Rights. SAR grants may be either freestanding or tandem with option grants. Each SAR grant shall be evidenced by an agreement that shall specify the exercise price, the term of the SAR, the conditions of exercise, and such other terms and conditions as the Committee shall determine.

The exercise price of SARs may not be less than 100% of the fair market value of a Share on the grant date of the Award. The Committee, subject to the provisions of the 2005 Plan, shall have the discretion to determine the terms and conditions of SARs granted under the 2005 Plan. Each award agreement will specify the term of the SAR and the date when the SAR is to become exercisable, provided that except as specified in an award agreement upon a termination of employment or a Change in Control or Subsidiary Disposition, no SAR may be exercisable prior to one year from the date of grant.

Upon exercise of a SAR, the holder of the SAR shall be entitled to receive payment in an amount equal to the product of (i) the difference between the fair market value of a Share on the date of exercise and the exercise price and (ii) the number of Shares for which the SAR is exercised. At the discretion of the Committee, payment to the holder of a SAR may be in cash, Shares or a combination thereof. To the extent that a SAR is settled in cash, the Shares available for issuance under the 2005 Plan shall not be diminished as a result of the settlement.

SARs granted under the 2005 Plan expire as determined by the Committee, but in no event later than ten years from the date of grant. No SAR may be exercised by any person after its expiration.

Share Limit for Stock Options and SARs. No Participant may be granted options and SARs with respect to more than 2,000,000 Shares in any 36-month period.

Terms and Conditions of Restricted Stock and Restricted Stock Unit Grants. Each restricted stock or RSU grant shall be evidenced by an award agreement that shall specify the purchase price (if any) and such other terms and conditions as the Committee shall determine.

The Committee shall have the discretion to determine (i) the number of Shares subject to a restricted stock Award granted to any Participant and (ii) the conditions for vesting that must be satisfied, provided that there shall be a minimum vesting period of three years, except that the Committee has the discretion to provide for a shorter vesting period (not less than one year) for up to 5% of the shares available under the 2005 Plan for “full-value awards” (as defined under the 2005 Plan).

Performance Share Grants. Each performance share grant shall be evidenced by an award agreement that shall specify such other terms and conditions as the Committee, in its sole discretion, shall determine.

The Committee shall have complete discretion to determine (i) the number of Shares of Common Stock subject to a performance share Award and (ii) the conditions that must be satisfied for grant or for vesting, provided that in no case shall there be a performance period of less than one year.

Share Limit for Restricted Stock, Restricted Stock Units, Performance Shares and Other Stock-Based Awards. No Participant shall be granted restricted stock, RSUs, performance shares, or other stock-based awards covering, in the aggregate, more than 800,000 Shares in any 36-month period.

Performance Units. Performance units are similar to performance shares, except that they are cash-based and may be settled in Shares, cash or a combination of the two. The Shares available for issuance under the 2005 Plan shall not be diminished as a result of the settlement of a performance unit in cash. Each performance unit grant shall be evidenced by an award agreement that shall specify such terms and conditions as shall be determined at the discretion of the Committee, provided that in no case shall there be a performance period of less than one year.

Limit for Performance Units. No Participant shall be granted a performance unit Award providing for a payment value of more than $10,000,000 in any one fiscal year.

Other Stock-Based Awards. The Committee has the right to grant other stock-based Awards that may include, without limitation, grants of Shares based on attainment of performance goals, payment of Shares as a bonus in lieu of cash based on performance goals, and the payment of shares in lieu of cash under other Company incentive or bonus programs. The Committee shall have the discretion to determine the vesting of any such Award, provided that, except as specified in an award agreement upon a termination of employment or a Change in Control or Subsidiary Disposition, there shall be a minimum vesting period of three years, except that the Committee has the discretion to provide for a shorter vesting period (not less than one year) for up to 5% of the shares available under the 2005 Plan for full-value awards, and provided further that an Award with a payment of Shares in lieu of cash under other Company incentive or bonus programs shall not be subject to a minimum vesting period.

Performance-Based Awards. The Committee may grant Awards which are intended to qualify as “performance-based compensation” for purposes of deductibility under Section 162(m) of the Code. For any such Award, the Committee will establish the performance objectives to be used within 90 days after the commencement of the performance period, or, if less, 25% of the performance period applicable to such Award. The performance objectives to be used shall be selected from the following list of measures (collectively, the “Performance Measures”): total stockholder return, stock price, net customer sales, volume, gross profit, gross margin, operating profit, operating margin, management profit, earnings from continuing operations before income taxes, earnings from continuing operations, earnings per share from continuing operations, net operating profit after tax, net earnings, net earnings per share, return on assets, return on investment, return on equity, return on invested capital, cost of capital, average capital employed, cash value added, economic value added, cash flow, cash flow from operations, working capital, working capital as a percentage of net customer sales, asset growth, asset turnover, market share, customer satisfaction and employee satisfaction. The targeted level or levels of performance with respect to the Performance Measures may be established at such levels and on such terms as the Committee may determine, in its discretion, on a corporate-wide basis or with respect to one or more business units, divisions, subsidiaries, business segments or functions, and in either absolute terms or relative to the performance of one or more comparable companies or an index covering multiple companies. Unless otherwise determined by the Committee, measurement of performance goals with respect to the Performance Measures above shall exclude the impact of charges for restructurings, discontinued operations, extraordinary items and other unusual or non-recurring items, as well as the cumulative effects of tax or accounting changes, each as determined in accordance with generally accepted accounting principles or identified in the Company’s financial statements, notes to the financial statements, management’s discussion and analysis or other filings with the SEC. Awards that are not intended to qualify as “performance-based compensation” under Section 162(m) of the Code may be based on these or such other performance measures as the Committee may determine.

Non-Transferability of Awards. An Award granted under the 2005 Plan which is an incentive stock option may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the recipient, only by the recipient. Other Awards will be transferable to the extent provided in the Award, except that no Award may be transferred for consideration.

Adjustments Upon Changes in Capitalization. In the event of any merger, reorganization, consolidation, recapitalization, liquidation, stock dividend, split-up, spin-off, stock split, reverse stock split, share combination, share exchange, extraordinary dividend, or any change in the corporate structure affecting the Shares, such adjustment shall be made in the number and kind of Shares that may be delivered under the 2005 Plan, the individual Award limits set forth in the 2005 Plan, and, with respect to outstanding Awards, in the number and kind of Shares subject to outstanding Awards, the exercise price, grant price or other price of Shares subject to outstanding Awards, any performance conditions relating to Shares, the market price of Shares, or per-Share results, and other terms and conditions of outstanding Awards, as may be determined to be appropriate and equitable by the Committee, in its sole discretion, to prevent dilution or enlargement of rights; provided, however, that, unless otherwise determined by the Committee, the number of Shares subject to any Award shall always be rounded down to a whole number. Any such adjustment shall be made by the Committee, whose determination shall be conclusive.

Change in Control. In the event of a Change in Control, if the successor corporation does not assume the Awards or substitute equivalent Awards, such Awards shall become 100% vested. In this event, performance-based Awards will vest on a pro rata monthly basis based on the performance level attained on the date of the Change in Control, if determinable, or target level, if not determinable. In such event, the Committee shall notify the Participant that each Award subject to exercise is fully exercisable. In the event the successor corporation does assume the Awards and a Participant’s employment is terminated without cause (as defined under the 2005 Plan) within 24 months following consummation of the Change in Control, all Awards (or replacement awards) held by such Participant shall become 100% vested.

Amendment, Suspensions and Termination of the 2005 Plan. The Company’s board of directors may amend, suspend or terminate the 2005 Plan at any time; provided, however, that stockholder approval is required for any amendment to the extent necessary to comply with the New York Stock Exchange listing standards or applicable laws. In addition, no amendment, suspension or termination may adversely impact an Award previously granted without the consent of Participant to whom such Award was granted unless required by applicable law.

Benefits to Be Received Upon Approval. As Awards under the 2005 Plan are discretionary, it is not possible at this time to determine awards that will be made in the event that the material terms of the performance goals under the 2005 Plan are re-approved by stockholders.

Federal Tax Aspects

The following paragraphs are a summary of the material U.S. federal income tax consequences associated with Awards granted under the 2005 Plan. The summary is based on existing U.S. laws and regulations, and there can be no assurance that those laws and regulations will not change in the future. The summary does not purport to be complete and does not discuss the tax consequences upon a Participant’s death, or the provisions of the income tax laws of any municipality, state or foreign country in which the Participant may reside. As a result, tax consequences for any particular Participant may vary based on individual circumstances.

Incentive Stock Options. No taxable income is recognized when an incentive stock option is granted or exercised, although the exercise is an adjustment item for alternative minimum tax purposes and may subject the optionee to the alternative minimum tax. If the Participant exercises the option and then later sells or otherwise disposes of the Shares more than two years after the grant date and more than one year after the exercise date, the difference between the sale price and the exercise price generally will be taxed as long-term capital gain or loss. If these holding periods are not satisfied, the Participant will recognize ordinary income at the time of sale or other disposition equal to the difference between the exercise price and the lower of (i) the fair market value of the Shares at the date of the option exercise or (ii) the sale price of the Shares. Any gain or loss recognized on such a disqualifying disposition of the Shares in excess of the amount treated as ordinary income will be treated as long-term or short-term capital gain or loss, depending on the holding period.

Nonqualified Stock Options. No taxable income is recognized when a nonqualified stock option is granted to a Participant with an exercise price equal to the fair market value on the date of grant. Upon exercise, the Participant will recognize ordinary income in an amount equal to the excess of the fair market value of the Shares on the exercise date over the exercise price. Any taxable income recognized in connection with the exercise of a nonqualified stock option by an employee is subject to tax withholding by the Company. Any additional gain or loss recognized upon later disposition of the Shares is capital gain or loss, which may be long-term or short-term capital gain or loss depending on the holding period.

Stock Appreciation Rights. No taxable income is recognized when a stock appreciation right is granted to a Participant. Upon exercise, the Participant will recognize ordinary income in an amount equal to the amount of cash received and the fair market value of any Shares received. Any additional gain or loss recognized upon later disposition of the Shares is capital gain or loss, which may be long-term or short-term capital gain or loss depending on the holding period.

Restricted Stock, Restricted Stock Units, Performance Shares, and Performance Units. A Participant generally will not have taxable income upon grant of restricted stock, RSUs, performance shares, or performance units. Instead, the Participant will recognize ordinary income at the time of vesting or settlement of the Award equal to the fair market value (on the vesting date) of the Shares or cash received minus any amount paid. For restricted stock only, a Participant instead may elect to be taxed at the time of grant.

Other Stock-Based Awards. A Participant generally will recognize income upon receipt of the Shares subject to Award (or, if later, at the time of vesting of such Shares).

Tax Effect for the Company. The Company generally will be entitled to a tax deduction in connection with an Award under the 2005 Plan in an amount equal to the ordinary income realized by a Participant and at the time the Participant recognizes such income (for example, the exercise of a nonqualified stock option). As described, special rules limit the deductibility of compensation paid to the Company’s chief executive officer and to each of its three most highly compensated executive officers (other than the Company’s chief executive officer and chief financial officer). Under Section 162(m) of the Code, unless various conditions are met that enable compensation to qualify as “performance-based,” the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000. However, the 2005 Plan has been designed to permit the Committee to grant Awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m) of the Code.

Appendix B

THE CLOROX COMPANY
EXECUTIVE INCENTIVE COMPENSATION PLAN
As Amended and Restated Effective
as of February 7, 2008

1. Establishment, Objectives, Duration.

     The Clorox Company, a Delaware corporation (hereinafter referred to as the “Company”) hereby establishes a short-term incentive compensation plan to be known as the “The Clorox Company Executive Incentive Compensation Plan” (hereinafter referred to as the “Plan”).

     The purpose of the Plan is to enhance the Company’s ability to attract and retain highly qualified executives and to provide such executives with additional financial incentives to promote the success of the Company and its Subsidiaries. Awards payable under the Plan are intended to constitute “performance-based compensation” under Section 162(m) of the Code and the regulations promulgated thereunder, and the Plan shall be construed consistently with such intention.

     The Plan is effective as of July 1, 2005, subject to the approval of the Plan by the stockholders of the Company at the 2005 Annual Meeting. The Plan will remain in effect until such time as it shall be terminated by the Board or the Committee, pursuant to Section 11 herein.

2. Definitions.

     The following terms, when capitalized, shall have the meanings set forth below:

     (a) “Award” means a bonus paid in cash, Shares or any combination thereof.

     (b) “Board” means the Board of Directors of the Company.

     (c) “Code” means the Internal Revenue Code of 1986, as amended.

     (d) “Committee” means the Committee, as specified in Section 3(a), appointed by the Board to administer the Plan.

     (e) “Company” means The Clorox Company.

     (f) “Earnings Before Income Taxes” means the earnings before income taxes of the Company as reported in the Company’s income statement for the applicable Performance Period. For purposes of the foregoing definition, Earnings Before Income Taxes shall be adjusted to exclude the impact of charges for restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring items, as well as the cumulative effect of tax or accounting changes, each as determined in accordance with generally accepted accounting principles or identified in the Company’s financial statements, notes to the financial statements, management’s discussion and analysis or other filings with the U.S. Securities and Exchange Commission.

     (g) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

     (h) “Fair Market Value” means, as of any date, the value of a Share determined as follows:

          (i) Where there exists a public market for the Share, the Fair Market Value shall be (A) the closing sales price for a Share on the date of the determination (or, if no sales were reported on that date, on the last trading date on which sales were reported) on the New York Stock Exchange, the NASDAQ Global Market or the principal securities exchange on which the Share is listed for trading, whichever is applicable, or (B) if the Share is not traded on any such exchange or national market system, the average of the closing bid and asked prices of a Share on the NASDAQ Capital Market, in each case, as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

          (ii) In the absence of an established market of the type described above for the Share, the Fair Market Value thereof shall be determined by the Committee in good faith, and such determination shall be conclusive and binding on all persons.

     (i) “Participant” means the Company’s Chief Executive Officer and each other executive officer of the Company that the Committee determines, in its discretion, is or may be a “covered employee” of the Company within the meaning of Section 162(m) of the Code and regulations promulgated thereunder who is selected by the Committee to participate in the Plan.

     (j) “Performance Period” means the fiscal year of the Company, or such shorter or longer period as determined by the Committee; provided, however, that a Performance Period shall in no event be less than six (6) months nor more than five (5) years.

     (k) “Plan” means The Clorox Company Executive Incentive Compensation Plan.

     (l) “Share” means a share of common stock of the Company, par value $1.00 per share.

     (m) “Subsidiary” means any corporation in which the Company owns, directly or indirectly, at least fifty percent (50%) of the total combined voting power of all classes of stock, or any other entity (including, but not limited to, partnerships and joint ventures) in which the Company owns, directly or indirectly, at least fifty percent (50%) of the combined equity thereof.

3. Administration of the Plan.

     (a) The Committee. The Plan shall be administered by the Management Development and Compensation Committee of the Board or such other committee (the “Committee”) as the Board shall select consisting of two or more members of the Board each of whom is intended to be a “non-employee director” within the meaning of Rule 16b-3 (or any successor rule) of the Exchange Act, an “outside director” under regulations promulgated under Section 162(m) of the Code, and an “independent director” under New York Stock Exchange Listing standards. The members of the Committee shall be appointed from time to time by, and shall serve at the discretion of, the Board.

     (b) Authority of the Committee. Subject to applicable laws and the provisions of the Plan (including any other powers given to the Committee hereunder), and except as otherwise provided by the Board, the Committee shall have full and final authority in its discretion to establish rules and take all actions, including, without limitation, interpreting the terms of the Plan and any related rules or regulations or other documents enacted hereunder and deciding all questions of fact arising in their application, determined by the Committee to be necessary in the administration of the Plan.

     (c) Effect of Committee’s Decision. All decisions, determinations and interpretations of the Committee shall be final, binding and conclusive on all persons, including the Company, its Subsidiaries, its stockholders, the Participants and their estates and beneficiaries.

4. Eligibility.

     Eligibility under this Plan is limited to Participants designated by the Committee, in its sole and absolute discretion.

5. Form of Payment of Awards.

     Payment of Awards under the Plan shall be made in cash, Shares or a combination thereof, as the Committee shall determine, subject to the limitations set forth in Sections 6 and 7 herein.

6. Shares Subject to the Plan.

     Award payments that are made in the form of Shares, in whole or in part, shall be made from the aggregate number of Shares authorized to be issued under and otherwise in accordance with the terms of The Clorox Company 2005 Stock Incentive Plan (or any successor stock incentive plan approved by the stockholders of the Company).

7. Awards.

     (a) Selection of Participants and Designation of Performance Period and Terms of Award. Within 90 days after the beginning of each Performance Period or, if less than 90 days, the number of days which is equal to twenty-five percent (25%) of the relevant Performance Period applicable to an Award, the Committee shall, in writing, (i) select the Participants to whom Awards shall be granted, (ii) designate the applicable Performance Period, and (iii) specify terms and conditions for the determination and payment of the Award for each Participant for such Performance Period, including, without limitation, the extent to which the Participant shall have the right to receive an Award following termination of the Participant’s employment. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Awards, and may reflect distinctions based on the reasons for termination of employment.

     (b) Maximum Award. The maximum Award that may be paid to any Participant other than the Company’s chief executive officer under the Plan for any Performance Period shall not exceed 0.6% of Earnings Before Income Taxes. The maximum Award that may be paid to the Company’s chief executive officer under the Plan for any Performance Period shall not exceed 1.0% of Earnings Before Income Taxes.

     (c) Actual Award. Subject to the limitation set forth in paragraph (b) hereof, each Participant under the Plan shall be eligible to receive an Award equal to 0.6% of Earnings Before Income Taxes for the designated Performance Period, except for the Company’s chief executive officer who shall be eligible to receive an Award equal to 1.0% of Earnings Before Income Taxes for the designated Performance Period; provided, however, that the Committee may condition payment of an Award upon the satisfaction of such objective or subjective standards as the Committee shall determine to be appropriate, in its sole and absolute discretion, and shall retain the discretion to reduce the amount of any Award that would otherwise be payable to a Participant, including a reduction in such amount to zero.

     (d) Clawback. In the event of a restatement of the Company’s financial results to correct a material error resulting from fraud or intentional misconduct, as determined by the Board or the Committee, the Board, or the Committee, will review all compensation that was made pursuant to this Plan on the basis of having met or exceeded specific performance targets for performance periods beginning after June 30, 2008 which occur during the years for which financial statements are restated. If a lower payment of performance-based compensation would have been made to the Participants based upon the restated financial results, the Board or the Committee, as applicable, will, to the extent permitted by governing law and subject to the following sentence, seek to recoup for the benefit of the Company the amount by which the individual Participant’s Award(s) for the restated years exceeded the lower payment that would have been made based on the restated financial results, plus a reasonable rate of interest; provided, however, that neither the Board nor the Committee will seek to recoup Awards paid more than three years prior to the date on which the Company announces the need for the applicable financial statements to be restated. The Board, or the Committee, will only seek to recoup Awards paid to Participants whose fraud or intentional misconduct was a significant contributing factor to the need for such restatement, as determined by the Board or the Committee, as applicable.

8. Committee Certification and Payment of Awards.

     As soon as reasonably practicable following the end of each Performance Period, the Committee shall determine the amount of the Award to be paid to each Participant for such Performance Period and shall certify such determination in writing. Awards shall be paid to the Participants following such certification by the Committee no later than ninety (90) days following the close of the Performance Period with respect to which the Awards are made, unless all or a portion of a Participant’s Award is deferred pursuant to the Participant’s timely and validly made election made in accordance with such terms as the Company, the Board or a committee thereof may determine. A timely election is one that satisfies the requirements of Section 409A (as defined in Section 14(g) below) and typically for performance based compensation must be made at least six months before the end of the Performance Period, provided that the Participant performs services continuously from the later of the beginning of the

Performance Period or the date the performance criteria are established through the date an election is made and provided further that in no event may a deferral be made after such compensation has become readily ascertainable as set forth in Code Section 409A (as defined in Section 14(g) below).

9. Termination of Employment.

     Except as may be specifically provided in an Award pursuant to Section 7(a) or in any written agreement executed between the Participant and the Company, including employment or change in control agreements, a Participant shall have no right to an Award under the Plan for any Performance Period in which the Participant is not actively employed by the Company or a Subsidiary on the last day of the Performance Period to which such Award relates. In establishing Awards under Section 7(a), the Committee may also provide that in the event a Participant is not employed by the Company or a Subsidiary on the date on which the Award is paid, the Participant may forfeit his or her right to the Award paid under the Plan.

10. Taxes.

     The Company shall have the power and right to deduct or withhold, or require a Participant to remit to the Company (or a Subsidiary), an amount (in cash or Shares) sufficient to satisfy any applicable tax withholding requirements applicable to an Award. Whenever under the Plan payments are to be made in cash, such payments shall be net of an amount sufficient to satisfy any applicable tax withholding requirements. Subject to such restrictions as the Committee may prescribe, a Participant may satisfy all or a portion of any tax withholding requirements relating to Awards payable in Shares by electing to have the Company withhold Shares having a Fair Market Value equal to the amount to be withheld.

11. Amendment or Termination of the Plan.

     The Board or the Committee may at any time and from time to time, alter, amend, suspend or terminate the Plan in whole or in part; provided, however, that no amendment that requires stockholder approval in order to maintain the qualification of Awards as performance-based compensation pursuant to Code Section 162(m) and regulations promulgated thereunder shall be made without such stockholder approval. If changes are made to Code Section 162(m) or regulations promulgated thereunder to permit greater flexibility with respect to any Award or Awards available under the Plan, the Committee may, subject to this Section 11, make any adjustments to the Plan and/or Awards it deems appropriate.

12. No Rights to Employment.

     The Plan shall not confer upon any Participant any right with respect to continuation of employment with the Company, nor shall it interfere in any way with his or her right or the Company’s right to terminate his or her employment at any time, with or without cause.

13. No Assignment.

     Except as otherwise required by applicable law, any interest, benefit, payment, claim or right of any Participant under the Plan shall not be sold, transferred, assigned, pledged, encumbered or hypothecated by any Participant and shall not be subject in any manner to any claims of any creditor of any Participant or beneficiary, and any attempt to take any such action shall be null and void. During the lifetime of any Participant, payment of an Award shall only be made to such Participant. Notwithstanding the foregoing, the Committee may establish such procedures as it deems necessary for a Participant to designate a beneficiary to whom any amounts would be payable in the event of any Participant’s death.

14. Legal Construction.

     (a) Gender, Number and References. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular and the singular shall include the plural. Any reference in the Plan to a Section of the Plan either in the Plan or to an act or code or to any section thereof or rule or regulation thereunder shall be deemed to refer to such Section of the Plan, act, code, section, rule or regulation, as may be amended from time to time, or to any successor Section of the Plan, act, code, section, rule or regulation.

     (b) Severability. If any one or more of the provisions contained in this Plan, or any application thereof, shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and all other applications thereof shall not in any way be affected or impaired thereby. This Plan shall be construed and enforced as if such invalid, illegal or unenforceable provision has never comprised a part hereof, and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the invalid, illegal or unenforceable provision or by its severance herefrom. In lieu of such invalid, illegal or unenforceable provisions there shall be added automatically as a part hereof a provision as similar in terms and economic effect to such invalid, illegal or unenforceable provision as may be possible and be valid, legal and enforceable.

     (c) Requirements of Law. The granting of Awards and the issuance of cash or Shares under the Plan shall be subject to all applicable laws and to such approvals by any governmental agencies or national securities exchanges as may be required.

     (d) Unfunded Plan. Awards under the Plan will be paid from the general assets of the Company, and the rights of Participants under the Plan will be only those of general unsecured creditors of the Company.

     (e) Governing Law. To the extent not preempted by federal law, the Plan shall be construed in accordance with and governed by the laws of the State of California, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction.

     (f) Non-Exclusive Plan. Neither the adoption of the Plan by the Board nor its submission to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements as it may deem desirable.

     (g) Code Section 409A Compliance. To the extent applicable, it is intended that this Plan and any Awards granted hereunder comply with the requirements of Section 409A of the Code and any related regulations or other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service (“Section 409A”). Any provision that would cause the Plan or any Award granted hereunder to fail to satisfy Section 409A shall have no force or effect until amended to comply with Section 409A, which amendment may be retroactive to the extent permitted by Section 409A.

Appendix C

Management’s Discussion and Analysis of Financial Condition and Results of Operations,
Consolidated Financial Statements, Management’s Report on Internal Control over Financial Reporting and Reports of Independent Registered Public Accounting Firm

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

The Clorox Company
(Dollars in millions, except per share amounts)

Management’s Discussion and Analysis of Financial Condition and Results of Operations (MD&A) is designed to provide a reader of the Company’s financial statements with a narrative from the perspective of management on the Company’s financial condition, results of operations, liquidity and certain other factors that may affect future results. The MD&A should be read in conjunction with the Consolidated Financial Statements and related Notes included in Item 8, Financial Statements and Supplementary Data, of this Annual Report on Form 10-K. This MD&A includes the following sections:
  Executive Overview

  Results of Operations

  Financial Position and Liquidity

  Contingencies

  Quantitative and Qualitative Disclosure about Market Risk

  New Accounting Pronouncements

  Critical Accounting Policies and Estimates
EXECUTIVE OVERVIEW

The Clorox Company (the Company or Clorox) is a leading manufacturer and marketer of consumer and institutional products with approximately 8,300 employees worldwide and fiscal year 2010 net sales of $5,534. The Company sells its products primarily through mass merchandisers, grocery stores and other retail outlets. Clorox markets some of consumers’ most trusted and recognized brand names, including its namesake bleach and cleaning products, Green Works® natural cleaners and laundry products, Poett® and Mistolín® cleaning products, Armor All® and STP® auto-care products, Fresh Step® and Scoop Away® cat litter, Kingsford® charcoal, Hidden Valley® and K C Masterpiece® dressings and sauces, Brita® water-filtration systems, Glad® bags, wraps and containers, and Burt’s Bees® natural personal care products. The Company manufactures products in more than two dozen countries and markets them in more than 100 countries.

The Company primarily markets its leading brands in midsized categories considered to have attractive economic profit potential. Most of the Company’s products compete with other nationally-advertised brands within each category and with “private label” brands and “generic” nonbranded products.

Strategic Initiatives

The Company has developed a strategy to guide it through its 100-year anniversary in 2013. As part of its strategy, the Company has established two main objectives: 1) to maximize economic profit across its categories, sales channels and countries; and 2) to be the best at building big-share brands in economically-attractive midsized categories.

The Company has established financial goals to measure its progress against its strategy. These goals include 3% to 5% annual sales growth before acquisitions and 75 to 100 basis points of annual improvement in earnings before interest and taxes margin. Additionally, the Company has plans to carefully manage the growth of its asset base. If these financial goals are achieved, the Company believes it can realize double-digit percentage economic profit growth (See “Economic Profit” below) and free cash flow (See “Free cash flow” below) of 10% to 12% of net sales or more.

The Company plans to achieve these financial goals through its leading product portfolio and by leveraging its capabilities in the areas of the consumer, the customer and cost management. From a portfolio perspective, the Company plans to achieve its growth objectives both in and beyond its core categories. The Company is focused on creating value by investing in new and existing categories and products with profitable growth potential, particularly those categories and products aligned with global consumer trends in the areas of health and wellness, sustainability, affordability and appealing to a multicultural marketplace. To accomplish this, the Company is focusing on growing existing brands, expanding into adjacent product categories, entering new sales channels, increasing distribution within existing countries and pursuing new businesses in growing markets where the Company can profitably establish and sustain a competitive advantage.

The Company will continue to leverage and grow its capabilities in demand creation and strengthen consumer loyalty to its brands through its three strategic capabilities: Desire, Decide and Delight.

Desire is about deeply understanding consumers’ needs and creating integrated prepurchase communications that increase consumers’ awareness about how the Company’s brands meet their needs;

Decide is about winning at the store shelf, through superior packaging and execution of product assortment, merchandising, pricing and shelving; and

Delight is about continuing to offer high-quality, consumer-preferred products that exceed expectations, so the consumers will continue to purchase the Company’s products.

The Company will also continue to aggressively focus on consumer value, trade merchandising, pricing, product mix and cost management to enhance its margins and to offset the impact of volatile foreign currencies and commodity costs.

Fiscal Year 2010 Summary

Financial Highlights

The Company reported net earnings for the fiscal year ended June 30, 2010, of $603 and diluted net earnings per share of $4.24 based on weighted average diluted shares outstanding of approximately 142 million. This compares to net earnings for the fiscal year ended June 30, 2009, of $537 and diluted net earnings per share of $3.79 based on weighted average diluted shares outstanding of approximately 140 million. Restructuring and restructuring-related charges were $0.08 per diluted share for the fiscal year ended June 30, 2010 (See “Restructuring and asset impairment costs” below), as compared with $0.18 per diluted share for the fiscal year ended June 30, 2009. The negative impact of foreign currency exchange was $0.25 per diluted share, of which $0.24 related to the Venezuela currency devaluation for the fiscal year ended June 30, 2010, as compared with $0.13 per diluted share, of which $0.09 related to Venezuela, for the fiscal year ended June 30, 2009.

In fiscal year 2010, the Company continued to face a challenging business and consumer environment. Additionally, the Company’s net sales, gross margins and diluted net earnings per share in fiscal year 2010 were negatively impacted by the Venezuela currency devaluation. The Company addressed these challenges through pricing, primarily in international markets, product innovation and product improvements which meet consumer demands, delivering value to consumers and cost structure management.

Certain key fiscal year 2010 developments are summarized as follows:
  The Company reported diluted net earnings per share of $4.24, an increase of approximately 12% from fiscal year 2009 diluted net earnings per share of $3.79.

  Net earnings were impacted by foreign currency losses of $0.24 per diluted share related to the Venezuela currency devaluation.

  The Company delivered sales growth of 2% and an increase in cash flow from operations of 11%.

  The Company responded to cost pressures by aggressively managing costs through initiatives which generated approximately $100 of cost savings in gross profit.

  The Company increased gross margin to 44.8% in fiscal year 2010 from 43% in fiscal year 2009. The growth came primarily from cost savings (180 basis points) and pricing (90 basis points), partially offset by other factors (70 basis points).

  In November 2009, the Company issued $300 of long-term debt in senior notes. Proceeds from this debt issuance were used to repay commercial paper.

  In fiscal year 2010, $598 of debt was paid. The Company funded the debt repayment with commercial paper and operating cash flows.

  In January 2010, the Company acquired Caltech Industries, Inc., a company that provides disinfectants for the health care industry.
RESULTS OF OPERATIONS

Management’s discussion and analysis of the Company’s results of operations, unless otherwise noted, compares fiscal year 2010 to fiscal year 2009, and fiscal year 2009 to fiscal year 2008, using percent changes calculated on a rounded basis, except as noted. In certain instances, parenthetical references are made to relevant sections of the Notes to Consolidated Financial Statements to direct the reader to a further detailed discussion. In addition, the discussion of results of worldwide operations includes certain measures not defined by accounting principles generally accepted in the United States of America (non-GAAP measures), including economic profit and free cash flow as a percentage of net sales. Management believes these measures provide investors with additional information about the underlying results and trends of the Company. Information about these non-GAAP measures is set forth in the paragraphs in which they are discussed.

CONSOLIDATED RESULTS

Net sales in fiscal year 2010 increased 2% compared to the prior period. Volume increased 3%, primarily due to increased shipments of Clorox Disinfecting Wipes® and other disinfecting products to meet demand associated with the H1N1 flu pandemic, increased shipments of Hidden Valley® salad dressings and Kingsford ® charcoal products due to promotional activities and increased shipments of Pine-Sol® cleaner due to increased distribution and promotional activities. Also contributing to the volume growth were increased shipments of Fresh Step® cat litter due to promotional activities and higher shipments of bleach and other disinfecting and fragranced cleaning products in Latin America due to increased demand largely as a result of the H1N1 flu pandemic. These increases were partially offset by lower shipments of Glad® food storage products due to competitive activity, category softness and the Company’s exit from a private label food bags business and lower shipments of STP® auto-care products due to reduced promotional activities. Volume outpaced net sales growth primarily due to increased trade-promotion spending (approximately 130 basis points) and other factors, including the negative impact of foreign currencies (approximately 110 basis points), partially offset by pricing (approximately 140 basis points).

Net sales in fiscal year 2009 increased 3% compared to the prior period. Volume decreased 1%, primarily due to the impact of price increases and the exit from a private-label food bags business. These factors were partially offset by increased shipments of Burt’s Bees ® products, Green Works® natural cleaner and laundry products, home-care products in Latin America, Brita ® water filtration products, Clorox 2 ® stain fighter and color booster, which was relaunched with a concentrated formula, and Hidden Valley ® salad dressings. Net sales growth outpaced volume growth primarily due to price increases (approximately 500 basis points), partially offset by the negative impact of foreign exchange rates (approximately 200 basis points) primarily as a result of the appreciation of the U.S. dollar against foreign currencies in Australia, Canada, Argentina, Chile, Mexico, New Zealand and Colombia.

Gross profit increased 6% in fiscal year 2010, from $2,346 to $2,477, and increased as a percentage of net sales to 44.8%. Gross margin expansion in fiscal year 2010 reflects approximately 180 basis points from cost savings and 90 basis points from pricing, partially offset by 70 basis points from other factors including the impact of manufacturing and logistics costs, unfavorable foreign exchange rates and the impact of unfavorable product mix.

Gross profit increased 8% in fiscal year 2009, from $2,175 to $2,346, and increased as a percentage of net sales to 43.0%. Gross margin expansion in fiscal year 2009 reflects approximately 280 basis points from pricing and 220 basis points from cost savings. These positive factors were offset by 170 basis points from the impact of increased commodity costs, primarily resin and agricultural commodities and 160 basis points from higher energy-related manufacturing and logistics costs, including the cost of diesel fuel.

Diluted net earnings per share increased by $0.45 in fiscal year 2010 due primarily to higher net earnings. The increase in net earnings was primarily due to price increases and the benefits of cost savings, lower interest expense and lower restructuring and restructuring-related charges. These factors were partially offset by the negative impact of inflationary pressure in Latin America, higher employee incentive compensation accruals, higher advertising costs and unfavorable foreign exchange rates.

Diluted net earnings per share increased by $0.57 in fiscal year 2009 due primarily to higher net earnings. The increase in net earnings was primarily due to price increases and the benefit of cost savings and lower interest expense and restructuring-related charges in the fiscal year partially offset by the higher costs for commodities, manufacturing and logistics and the negative impact of foreign exchange rates.

Economic Profit (EP) is a non-GAAP measure used by the Company’s management to evaluate business performance and allocate resources, and is a component in determining management’s incentive compensation and the Company’s contribution to employee profit sharing plans (for a detailed reconciliation of EP to earnings before income taxes of $925, the most comparable GAAP financial measure, refer to Exhibit 99.3). EP provides additional perspective to investors about financial returns generated by the business and represents profit generated over and above the cost of capital used by the business to generate that profit. EP is defined by the Company as earnings from continuing operations before income taxes, noncash restructuring–related and asset impairment costs and interest expense; it is tax effected, and less a capital charge. EP increased 15% during fiscal year 2010 primarily due to higher earnings and lower interest expense. EP increased 3.6% during fiscal year 2009 primarily due to higher earnings, partially offset by the dilutive near-term effect of the increase in invested capital due to the acquisition of Burt’s Bees.

Free cash flow is a non-GAAP measure used by the Company’s management to help assess funds available for investing activities, such as acquisitions, investing in the business to drive growth, and financing activities, including debt payments, dividend payments and share repurchases. Free cash flow is calculated as cash provided by operations less capital expenditures. Free cash flow does not represent cash available only for discretionary expenditures, since the Company has mandatory debt service requirements and other contractual and non-discretionary expenditures.

	2010	2009	2008
Net cash provided by operations	$819	$738	$730
Less: capital expenditures	(203)	(197)	(170)
Free cash flow	$616	$541	$560
Free cash flow as a percentage of net sales	11.1%	9.9%	10.6%

Free cash flow as a percentage of net sales increased in fiscal year 2010 primarily due to higher net earnings and an increase in accrued liabilities, mainly driven by higher employee benefit accruals largely related to an increase in incentive compensation and a change in the timing of salary payments for a substantial number of the Company’s employees from semi-monthly to biweekly pay. These factors were partially offset by decreases in receipts of accounts receivable, primarily due to a change in credit terms for certain of the Company’s Auto business customers. Also offsetting the increase was a $15 increase in pension plan contributions.

Free cash flow as a percentage of net sales decreased in fiscal year 2009 primarily due to higher capital spending driven primarily by the Company’s manufacturing network consolidation efforts and increased investments in information systems.

Expenses

				Change		% of Net Sales
	2010	2009	2008	2010 to 2009	2009 to 2008	2010	2009	2008
Selling and administrative expenses	$747	$715	$690	4%	4%	13.5%	13.1%	13.2%
Advertising costs	518	499	486	4	3	9.4	9.2	9.8
Research and development costs	119	114	111	4	3	2.2	2.1	2.2

Selling and administrative expenses increased in fiscal year 2010 due to inflationary pressure in Latin America that contributed approximately 3% of the increase, higher employee incentive compensation accruals, investments in information technology systems, unfavorable foreign exchange rates, the international expansion of Burt’s Bees and higher legal costs. These costs were partially offset by cost savings from the Company’s restructuring activities.

Selling and administrative expenses increased in fiscal year 2009 due to the acquisition of Burt’s Bees, which contributed 3%, and an increase in International selling and administrative expenses primarily due to inflationary pressure in Latin America, which contributed 2%. These costs were partially offset by lower short-term incentive compensation costs.

Advertising costs increased in fiscal year 2010 as the Company continues to support its established brands, including new initiatives in Latin America, promotional activities behind Clorox 2® stain fighter and color booster, and support of its new products, including Green Works ® natural laundry detergent.

Advertising costs increased in the prior fiscal year as the Company continued to support its established brands and new products, including Burt’s Bees and Green Works® natural cleaning products.

Research and development costs increased in fiscal year 2010 primarily due to continued expansion of Green Works® natural cleaning products and the Company’s continued support of product improvements and innovations.

Research and development costs increased in the prior fiscal year primarily due to Burt’s Bees and the Company’s continued support of product improvements and innovations.

Restructuring and asset impairment costs, interest expense, other expense (income), net and the effective tax rate

	2010	2009	2008
Restructuring and asset impairment costs	$4	$20	$36
Interest expense	139	161	168
Other expense (income), net	25	26	(9)
Income taxes	322	274	232

Restructuring and asset impairment costs were $4, $20 and $36 in fiscal years 2010, 2009 and 2008, respectively, and were related to the Company’s Supply Chain and Other restructuring initiatives. In fiscal year 2008, the Company began this restructuring plan that involves simplifying its supply chain and other restructuring activities (Supply Chain and Other restructuring plan), which was subsequently expanded to reduce certain staffing levels, resulting in additional costs, primarily severance, associated with this activity. The Company anticipates the Supply Chain and Other restructuring plan will be completed in fiscal year 2012. The Company may, from time to time, decide to pursue additional restructuring-related initiatives to drive cost savings and efficiencies.

The following table summarizes the restructuring costs, primarily severance, associated with the Company’s Supply Chain and Other restructuring plan by affected reportable segment, with unallocated amounts set forth in Corporate, for fiscal years 2010, 2009 and 2008:

	2010	2009	2008
Cleaning	$2	$3	$3
Household	2	—	—
International	—	2	2
Corporate	—	12	2
Total Company	$4	$17	$7

The Company incurred no asset impairment costs for the fiscal year ended June 30, 2010. Asset impairment costs for the fiscal year ended June 30, 2009, were $3 in the Household segment. Asset impairment costs for the fiscal year ended June 30, 2008 were $3, $22 and $4 in the Cleaning, Household and International segments, respectively.

The following table summarizes restructuring-related costs, primarily cost of products sold, associated with the Company’s Supply Chain and Other restructuring plan by affected reportable segment, with unallocated amounts set forth in Corporate:

	2010	2009	2008
Cleaning	$6	$11	$9
Household	4	5	10
International	—	1	3
Corporate	3	2	1
Total Company	$13	$19	$23

Total non-cash costs for fiscal years 2010, 2009 and 2008 were $4, $10 and $48.

The Company anticipates incurring approximately $13 to $19 of Supply Chain and Other restructuring and restructuring-related charges in fiscal year 2011, of which approximately $6 are expected to be non-cash. The Company anticipates approximately $2 to $4 of restructuring-related charges in selling and administrative expenses in Corporate and $4 to $6 of cost of products sold charges to be in the Cleaning segment and $7 to $9 in the Household segment, respectively. The total anticipated charges related to the Supply Chain and Other restructuring plan for fiscal year 2012 are estimated to be approximately $5 to $7. The projected annual cost savings at the completion of this restructuring is expected to be approximately $32. The Company expects to incur additional restructuring-related charges of approximately $10 in fiscal year 2012.

The following table reconciles the accrual for the Supply Chain and Other restructuring charges discussed above:

	Severance	Asset Impairments	Accumulated Depreciation	Other	Total
Accrual Balance as of June 30, 2007	$—	$—	$—	$—	$—
2008 Charges	7	29	20	3	59
Cash payments	(2)	—	—	(3)	(5)
Charges against assets	—	(29)	(20)	—	(49)
Accrual Balance as of June 30, 2008	5	—	—	—	5
2009 Charges	17	3	8	11	39
Cash payments	(7)	—	—	(11)	(18)
Charges against assets	—	(3)	(8)	—	(11)
Accrual Balance as of June 30, 2009	15	—	—	—	15
2010 Charges	7	—	4	9	20
Cash payments	(16)	—	—	(9)	(25)
Adjustments	(3)	—	—	—	(3)
Charges against assets	—	—	(4)	—	(4)
Accrual Balance as of June 30, 2010	$3	$—	$—	$—	$3

Interest expense decreased $22 and $7 in fiscal years 2010 and 2009, respectively, primarily due to a lower weighted average interest rate paid on commercial paper and a decline in average debt balances.

Other expense (income), net of $25 in fiscal year 2010 included net foreign exchange transaction and re-measurement losses of $26 primarily related to the Company’s subsidiary in Venezuela, the amortization of intangibles of $9 and other expenses of $1. Partially offsetting these expenses were equity earnings in unconsolidated affiliates of $9 and interest income of $3.

Other expense, net of $26 in fiscal year 2009 included net foreign exchange transaction losses of $28, expenses from the Company’s investment in low-income housing partnerships of $3 and the amortization of intangibles of $7. Partially offsetting these expenses were equity earnings in unconsolidated affiliates of $8 and interest income of $4.

Other income, net of $9 in fiscal year 2008 included interest income of $12 and equity earnings in unconsolidated affiliates of $8. Partially offsetting this income were expenses from the Company’s investment in low-income housing partnerships and other investment losses of $7, amortization of intangible assets of $7 and net foreign exchange transaction losses of $2.

The effective tax rate was 34.8%, 33.8% and 33.6% in fiscal years 2010, 2009 and 2008, respectively. The fiscal year 2010 tax rate was higher than in fiscal year 2009 primarily due to favorable tax settlements in fiscal year 2009.

The fiscal year 2009 tax rate was slightly higher than in fiscal year 2008 due to higher net federal tax on accumulated foreign earnings in fiscal year 2009 and a decrease in net valuation allowances in fiscal year 2008, partially offset by higher net accruals for uncertain tax positions in fiscal year 2008.

Segment Results

The following presents the results of operations from the Company’s reportable segments excluding certain unallocated costs included in Corporate (See Note 21 for a reconciliation of segment results to the total company results):

CLEANING

				Change
	2010	2009	2008	2010 to 2009	2009 to 2008
Net sales	$1,838	$1,836	$1,817	—%	1%
Earnings before income taxes	440	410	360	7	14

Fiscal year 2010 versus fiscal year 2009: Net sales were flat while volume and earnings before income taxes increased during fiscal year 2010. Volume growth of 3% was primarily due to increased shipments of Clorox Disinfecting Wipes® and other disinfecting products to meet demand associated with the H1N1 flu pandemic. Also contributing to the volume growth were increased shipments of Pine-Sol® cleaner and Clorox® toilet bowl cleaners due to increased distribution and promotional activities and increased shipments of Armor All® auto-care products due to price declines. These increases were partially offset by lower shipments of STP® auto-care products due to reduced promotional activities and the Green Works® line of natural cleaners due to category softness. Volume outpaced net sales growth primarily due to unfavorable product mix (approximately 220 basis points) and increased trade-promotion spending (approximately 150 basis points). The increase in earnings before income taxes was primarily driven by cost savings of $34, due to network consolidations and various manufacturing efficiencies, and favorable commodity costs of $16, primarily resin and chlor-alkali. These increases were partially offset by the impact of unfavorable product mix of $24.

The Company is exploring strategic options to optimize value of its auto-care products business. Those options could include a sale of that business or could involve retaining the business in its current configuration, although no decisions have been made at this time.

Fiscal year 2009 versus fiscal year 2008: Net sales and earnings before income taxes increased while volume declined, as anticipated, during fiscal year 2009. Volume decline of 5% was primarily due to price increases across a wide-range of products, the most significant of which related to Pine-Sol® dilutable cleaners and Tilex® brands. The volume decline was partially offset by increased shipments of the Green Works® line of natural cleaners since the launch in January 2008, including the expansion into liquid dish soap and cleaning wipes, increased shipments of Clorox 2® stain fighter and color booster, which was relaunched with a concentrated formula, and increased shipments of Clorox ® disinfecting wipes primarily due to increased merchandising events and the H1N1 flu virus outbreak. Net sales outpaced the change in volume primarily due to price increases (approximately 400 basis points). The increase in earnings before income taxes was primarily driven by cost savings of $53, including more efficient sourcing of raw materials and transportation costs, the implementation of cost-effective packaging for Clorox 2® stain fighter and color booster and the simplification of packaging materials for spray cleaning products. Also contributing to the increase was the impact of price increases of $45, partially offset by higher commodity costs of $34, primarily resin, and manufacturing and logistics costs of $30, including the cost of diesel fuel.

HOUSEHOLD

				Change
	2010	2009	2008	2010 to 2009	2009 to 2008
Net sales	$1,663	$1,726	$1,698	(4)%	2%
Earnings before income taxes	290	289	225	—	28%

Fiscal year 2010 versus fiscal year 2009: Earnings before income taxes were flat while net sales and volume decreased during fiscal year 2010. Volume decline of 1% was primarily driven by lower shipments of Glad® food-storage products primarily due to competitive activity, category softness and the Company’s exit from a private label food bags business, partially offset by increased shipments of Kingsford® charcoal products and Fresh Step® cat litter, due to increased promotional activities. The variance between the change in net sales and the change in volume is primarily due to price declines on Glad® trash bags implemented in the previous fiscal year (approximately 230 basis points) and increased trade-promotion spending in response to competitive activity (approximately 150 basis points). Earnings before income taxes was flat and reflects cost savings of $38 primarily associated with the Company’s diversification of its supplier base and various manufacturing efficiencies, partially offset by a $26 impact of price declines on Glad® trash bags implemented in the previous fiscal year.

Fiscal year 2009 versus fiscal year 2008: Net sales and earnings before income taxes increased during fiscal year 2009, while volume decreased. Volume decline of 4% was primarily due to the exit from a private-label food bags business, which resulted in a 3% decline, and the impact of price increases, partially offset by increased shipments of Kingsford® charcoal products. Net sales growth outpaced the change in volume primarily due to price increases (approximately 540 basis points). Earnings before income taxes increased primarily due to the impact from price increases of $48 and cost savings of $44 primarily associated with the Company’s diversification of its supplier and transportation providers, the implementation of cost-effective packaging and various manufacturing efficiencies. Also contributing to the increase was lower restructuring-related charges of $24. These were partially offset by $22 of increased manufacturing and logistics costs, primarily diesel fuel, and $22 of increased commodity costs, primarily wood-based raw materials, solvent, starch and resin.

LIFESTYLE

				Change
	2010	2009	2008	2010 to 2009	2009 to 2008
Net sales	$864	$813	$676	6%	20%
Earnings before income taxes	303	270	205	12	32%

Fiscal year 2010 versus fiscal year 2009: Volume, net sales and earnings before income taxes increased during fiscal year 2010. Volume growth of 9% was primarily driven by increased shipments of Hidden Valley® salad dressings due to promotional activities, Brita® pour-through water-filtration products due to merchandising and Burt’s Bees® natural personal care products due to international expansion. Volume growth outpaced net sales growth primarily due to increased trade-promotion spending (approximately 140 basis points) and product mix (approximately 140 basis points). The increase in earnings before income taxes was primarily due to higher sales, favorable commodity costs, primarily soybean oil, of $14 and cost savings of $8, partially offset by higher advertising costs of $11.

Fiscal year 2009 versus fiscal year 2008: Volume, net sales and earnings before income taxes increased during fiscal year 2009. Volume growth was 16% of which 11% was due to increased shipments of Burt’s Bees® products primarily driven by the full year impact of Burt’s Bees, which was acquired on November 30, 2007. Also contributing to the increase were higher consumption of Brita® products, primarily due to increased demand for a more cost-effective and environmentally-friendly alternative to bottled water and higher shipments of food products, primarily due to increased consumption of Hidden Valley® salad dressing. Net sales outpaced volume growth primarily due to the impact of price increases (approximately 500 basis points). The increase in earnings before income taxes was primarily due to favorable product mix of $35 and the step-up in inventory values associated with purchase accounting for Burt’s Bees of $19 in fiscal year 2008. The net impact of all other factors of $13, which includes the impact of pricing, cost savings, which include more efficient sourcing of raw materials and the implementation of various manufacturing efficiencies, and increased advertising.

INTERNATIONAL

				Change
	2010	2009	2008	2010 to 2009	2009 to 2008
Net sales	$1,169	$1,075	$1,082	9%	(1)%
Earnings before income taxes	172	140	177	23%	(21)%

Fiscal year 2010 versus fiscal year 2009: Net sales, volume and earnings before income taxes increased during fiscal year 2010. Volume growth of 2% was primarily driven by increased shipments of bleach and other disinfecting and fragranced cleaning products in Latin America due to increased demand largely as a result of the H1N1 flu pandemic. Net sales growth outpaced volume growth primarily due to the impact of price increases (approximately 1,040 basis points), partially offset by the impact of unfavorable foreign exchange rates (approximately 200 basis points). The increase in earnings before income taxes during fiscal year 2010 was primarily due to the impact of price increases of $113 and cost savings of $21, which include more efficient sourcing of raw materials and the consolidation of certain manufacturing facilities. This was partially offset by $53 of foreign currency exchange losses in Venezuela consisting of $19 of translation losses, $24 of transaction losses resulting from converting local currency to U.S. dollars using the parallel market currency exchange rate for inventory purchases, and $10 of re-measurement losses. Also contributing to the offset was $16 of higher advertising costs, primarily to support new initiatives in Latin America, and $13 of higher selling and administrative expenses, primarily due to inflationary pressures in Latin America.

Fiscal year 2009 versus fiscal year 2008: Volume increased while net sales and earnings before income taxes decreased during fiscal year 2009. Volume growth of 2% was primarily driven by increased shipments of laundry and home-care products in Latin America principally due to higher consumption and the H1N1 flu outbreak. Volume growth outpaced the change in net sales primarily due to the impact of unfavorable foreign exchange rates (approximately 980 basis points), largely offset by the impact of price increases (approximately 770 basis points). The decrease in earnings before income taxes was primarily due to $29 from the negative impact of foreign exchange rates, $28 of increased manufacturing and logistic costs primarily due to inflationary pressure, $28 of foreign currency transaction losses, $24 of increased commodity costs, primarily resin, and an increase in trade promotion and advertising spending of $21. These were partially offset by the impact from price increases of $80 and cost savings of $22, which include more efficient sourcing of raw materials and the consolidation of certain manufacturing facilities.

CORPORATE

				Change
	2010	2009	2008	2010 to 2009	2009 to 2008
Losses before income taxes	$(280)	$(298)	$(274)	(6)%	9%

Fiscal year 2010 versus fiscal year 2009: The decrease in losses before income taxes was primarily due to a decrease in restructuring costs, cost savings associated with the Company’s restructuring initiatives, and lower interest expense primarily due to a decrease in average interest rate paid on commercial paper borrowings and a decline in average debt balances. These decreases were partially offset by higher employee incentive compensation costs.

Fiscal year 2009 versus fiscal year 2008: The increase in losses before income taxes was primarily due to increased restructuring costs (See “Restructuring and asset impairment costs” above), partially offset by decreased interest expense (See “Interest expense” above).

FINANCIAL POSITION AND LIQUIDITY

Management’s discussion and analysis of the financial position and liquidity describes the Company’s consolidated operating, investing and financing activities, contractual obligations and off balance sheet arrangements. In certain instances, parenthetical references are made to relevant sections of the Notes to Consolidated Financial Statements to direct the reader to a further detailed discussion.

The following table summarizes cash activities:

	2010	2009	2008
Net cash provided by operations	$819	$738	$730
Net cash used for investing activities	(231)	(197)	(1,082)
Net cash (used for) provided by financing activities	(706)	(540)	380

The Company’s cash position includes amounts held by foreign subsidiaries, and the repatriation of certain cash balances from some of the Company’s foreign subsidiaries could result in additional tax costs. However, these cash balances are generally available without legal restriction to fund local business operations. In addition, a portion of the Company’s cash balances is held in U.S. dollars by foreign subsidiaries, whose functional currency is their local currency. Such U.S. dollar balances are reported on the foreign subsidiaries books, in their functional currency, with the impact from foreign currency exchange rate differences recorded in other expense (income), net. The Company’s cash holdings as of the end of fiscal years 2010 and 2009 were as follows:

	2010	2009
Non-U.S. dollar balances held by non-U.S. dollar functional currency subsidiaries	$42	$74
U.S. dollar balances held by non-U.S. dollar functional currency subsidiaries	13	52
Non-U.S. dollar balances held by U.S. dollar functional currency subsidiaries	7	13
U.S. dollar balances including those balances held by U.S. dollar functional currency subsidiaries	25	67
Total	$87	$206

During fiscal years 2010, 2009 and 2008, the Company repatriated approximately $174, $132 and $164, respectively, of cash previously held in foreign subsidiaries. In addition, at June 30, 2010 and 2009, the Company had short-term intercompany borrowings, with an initial maturity of 60 days, from its foreign subsidiaries of $155 and Zero, respectively.

Operating Activities

Net cash provided by operations increased to $819 in fiscal year 2010 from $738 in fiscal year 2009. The year over year increase was primarily due to higher net earnings and an increase in accrued liabilities, mainly driven by higher employee benefit accruals largely related to an increase in incentive compensation and a change in the timing of salary payments for a substantial number of the Company’s employees from semi-monthly to biweekly pay. These factors were partially offset by decreases in receipts of accounts receivable, primarily due to a change in credit terms for certain of the Company’s Auto business customers. Also offsetting the increase was a $15 increase in pension plan contributions.

The Company continues to monitor the fair value of its pension plan assets. Based on current pension funding rules, the Company is not required to make any contributions in fiscal year 2011. However, the Company plans to make pension contributions during fiscal year 2011 of approximately $20 to $25.

Venezuela

A number of recent developments during fiscal year 2010 have resulted in the recording of a net devaluation loss for the Company’s Venezuelan subsidiary and a change in the accounting used to reflect the translation of financial information under the rules governing consolidation in a highly inflationary economy.

Adoption of parallel market currency exchange rate for translation purposes

Prior to December 31, 2009, the Company translated its Venezuelan subsidiary’s financial statements using Venezuela’s official currency exchange rate, which had been fixed by the Venezuelan government at 2.15 bolivar fuertes (VEFs) to the U.S. dollar. However, the Company’s access to the official exchange rate became increasingly limited due to delays in obtaining U.S. dollars through the government-sponsored currency exchange process at the official exchange rate and the removal of some products from the official list of items that may be imported at the official exchange rate. This led to the substantial use of the parallel market currency exchange rate to convert VEFs to U.S. dollars to pay for certain imported inventory purchases. The parallel market currency exchange rate represented the rates negotiated with local financial intermediaries. Due to these circumstances, effective December 31, 2009, the Company began translating its Venezuelan subsidiary’s financial statements using the parallel market currency exchange rate, the rate at which the Company expected to be able to remit dividends or return capital. The rate used at December 31, 2009, was 5.87 VEFs to the U.S. dollar. On a pre-tax basis, this change in the rate used for converting these currencies resulted in a one time re-measurement loss of $12 during the Company’s fiscal quarter ended December 31, 2009, which related primarily to U.S. dollar denominated inventory purchases.

Adoption of highly inflationary accounting and adoption of alternative currency exchange market rate for translation purposes

Effective January 1, 2010, the financial statements for the Company’s Venezuelan subsidiary have been consolidated under the rules governing the translation of financial information in a highly inflationary economy. Under U.S. GAAP, an economy is considered highly inflationary if the cumulative inflation rate for a three-year period meets or exceeds 100 percent. If a subsidiary is considered to be in a highly inflationary economy, the financial statements of the subsidiary must be re-measured into the Company’s reporting currency (U.S. dollar) and future exchange gains and losses from the re-measurement of non-U.S. dollar monetary assets and liabilities are reflected in current earnings, rather than exclusively in the equity section of the balance sheet, until such time as the economy is no longer considered highly inflationary.

At the time of the adoption of highly inflationary accounting, in January 2010, the net monetary assets of the Company’s Venezuelan subsidiary were translated at an exchange rate of 5.87 VEFs to the U.S. dollar, which reflected the then current parallel market currency exchange rate. The Company continued to value these non U.S. dollar monetary net assets using the parallel market currency exchange rate until May 2010, at which time the Venezuela government suspended the functioning of the parallel currency exchange market and announced its intent to implement an alternative currency exchange market under the control of the Venezuela Central Bank. In June 2010, the Venezuela Central Bank established an alternative currency exchange market. This alternative market includes volume restrictions on the amount of U.S. dollars which may be converted each month.

Based on the suspension of the parallel market currency exchange and the subsequent implementation of the alternative currency exchange market, the Company began utilizing the exchange rate at which the Company was purchasing U.S. dollars through the alternative market, which was 5.3 VEFs to the U.S. dollar, as the translation rate for the Company’s Venezuelan subsidiary’s financial statements. This includes the translation of monthly operating results (beginning in June 2010) and the valuation of the net monetary assets under highly inflationary accounting at June 30, 2010. Since this new translation rate was slightly more favorable than the parallel market currency exchange rate at both March 31, 2010 (the end of the previous quarter) and January 1, 2010 (the original adoption of highly inflationary accounting), the Company recorded a gain in other expense (income), net of $2 during the fiscal quarter ended June 30, 2010.

At June 30, 2010, the net asset position of the Company’s Venezuelan subsidiary was $4, which included cash balances of approximately $8, of which approximately $6 was denominated in VEFs. Of the $4 net asset position, approximately $11 was associated with VEFs-denominated monetary net assets and deferred income taxes. For the fiscal year 2010, Venezuela’s net sales and total assets represented approximately 2% and 1% of the total Company’s net sales and total assets, respectively. The Company anticipates the Venezuela currency devaluation will negatively impact total Company net sales by 2% in the first half of fiscal year 2011.

The specifics of the alternative market include a limitation of $0.35 U.S. dollars per month for any particular entity, provided that no CADIVI (Venezuela’s Commission for the Administration of Currency Exchange) approvals have been received over the prior 90 days. This is a substantial restriction in the amount of U.S. dollars available for inventory purchases, outside of the CADIVI approval process, as compared to the suspended parallel currency exchange market. The current limit is below the monthly foreign currency exchange requirements of the Company’s Venezuelan subsidiary and, unless these restrictions are modified, may have a negative impact on the Venezuelan subsidiary’s future operations. The Company continues to monitor this situation, including the impact such restrictions may have on its future business operations, and to assess any impairment implications. At this time, the Company is unable to predict with any degree of certainty how the recent changes as well as future developments within Venezuela will affect its Venezuela operations. Due to the limitation of the availability of U.S. dollars, the Company is focusing on local sourcing of raw and packaging materials and reducing imports of U.S. dollar denominated products and inputs.

Investing Activities

Capital expenditures were $203, $197 and $170, respectively, in fiscal years 2010, 2009 and 2008. Capital spending as a percentage of net sales was 3.7%, 3.6% and 3.2% for fiscal years 2010, 2009 and 2008, respectively. The Company estimates capital spending during fiscal year 2011 will be in the range of $240 to $250. The anticipated increase in capital spending is primarily associated with investments the Company is making in Information Technology systems and capabilities, particularly in international markets, as well as investments in research and development facilities.

In January 2010, the Company acquired the assets of Caltech Industries, Inc., a company that provides disinfectants for the health care industry, for an aggregate price of $24, with the objective of expanding the Company’s capabilities in the areas of health and wellness. The final purchase price will be subject to certain tax adjustments that are expected to be finalized during fiscal year 2011. In connection with the purchase, the Company acquired Caltech Industries’ workforce. The Company paid for the acquisition in cash.

Net assets acquired, at fair value, included inventory of $2 and other assets of $4, goodwill of $9, trademarks of $6, customer list of $2, product formulae of $2 and other liabilities of $1. The trademarks, customer list and product formulae will be amortized over a period of 3, 15 and 10 years, respectively. Goodwill represents a substantial portion of the acquisition proceeds due to the high growth rate of the use of disinfecting products in the healthcare industry. Operating results of the acquired business, which were not material to the Company’s consolidated financial statements, are included in the consolidated net earnings in the Cleaning reportable segment, from the acquisition date, for the year ended June 30, 2010.

Financing Activities

Capital Resources and Liquidity

At June 30, 2010 and 2009, the Company had $369 and $419 of commercial paper outstanding at a weighted average interest rate of 0.43% and 0.59%, respectively. The average commercial paper outstanding during fiscal years 2010 and 2009 was $459 and $678 at a weighted average interest rate of 0.35% and 2.80%, respectively. The Company continues to successfully issue commercial paper. The Company believes that current cash balances and cash generated by operations, together with access to external sources of funds, as described below, will be sufficient to meet the Company’s operating and capital needs in fiscal year 2011 and the foreseeable future.

In fiscal year 2010, $598 of debt was paid. The Company funded the debt repayment with commercial paper and operating cash flows.

In November 2009, the Company issued $300 of long-term debt in senior notes. The notes carry an annual fixed interest rate of 3.55% payable semi-annually in May and November. The notes mature on November 1, 2015. Proceeds from the notes were used to repay commercial paper. The notes rank equally with all of the Company’s existing and future senior indebtedness.

Credit Arrangements

At June 30, 2010, the Company had a $1,100 revolving credit agreement with an expiration date of April 2013. There were no borrowings under this revolving credit arrangement, which the Company believes is now available and will continue to be available for general corporate purposes and to support commercial paper issuances. The revolving credit agreement includes certain restrictive covenants. The primary restrictive covenant is a maximum ratio of total debt to EBITDA for the trailing 4 quarters (EBITDA ratio), as defined in the Company’s revolving credit agreement, of 3.25. EBITDA, as defined by the revolving credit agreement, may not be comparable to similarly titled measures used by other entities.

The following table sets forth the calculation of the EBITDA ratio, as contractually defined, at June 30, 2010:

	9/30/2009	12/31/2009	3/31/2010	6/30/2010	Total
Net earnings	$157	$110	$165	$171	$603
Add back:
Interest expense	36	37	34	32	139
Income tax expense	87	53	78	104	322
Depreciation and amortization	48	47	44	46	185
Asset impairment charges	—	—	—	—	—
Deduct:
Interest income	(1)	(1)	—	(1)	(3)
EBITDA	$327	$246	$321	$352	$1,246
		Debt at June 30, 2010			$2,795
		EBITDA ratio			2.24

The Company is in compliance with all restrictive covenants and limitations as of June 30, 2010. The Company anticipates being in compliance with all restrictive covenants for the foreseeable future.

The Company continues to monitor the financial markets and assess its ability to fully draw on its revolving credit facility, but currently expects that any drawing on the facility will be fully funded.

The Company had $35 of foreign and other credit lines at June 30, 2010, of which $27 was available for borrowing.

The Company had the following credit ratings at June 30:

	2010		2009
	Short-Term	Long-Term	Short-Term	Long-Term
Standard and Poor’s	A-2	BBB+	A-2	BBB+
Moody’s	P-2	Baa2	P-2	Baa2

Based on the Company’s working capital requirements, the current borrowing availability under its credit agreements, its credit ratings, and its anticipated ability to generate positive cash flows from operations in the future, the Company believes it will have the funds necessary to meet all of its financing requirements and other fixed obligations as they become due. Should the Company undertake transactions requiring funds in excess of its current cash levels and available credit lines, it might consider the issuance of debt or other securities to finance acquisitions, repurchase shares, refinance debt or fund other activities for general business purposes. The Company’s access to such additional funds could be adversely affected by any decrease in credit ratings identified above.

Share Repurchases and Dividend Payments

The Company has two share repurchase programs: an open-market purchase program, which had a total authorization of $750 as of June 30, 2010, and a program to offset the impact of share dilution related to share-based awards (Evergreen Program), which has no authorization limit as to amount or timing of repurchases. The current open-market purchase program was approved by the Company’s Board of Directors in May 2008.

Share repurchases under the Evergreen Program were $150 (2.4 million shares) in fiscal year 2010. No shares were repurchased under the open-market program or Evergreen Program in fiscal year 2009. Share repurchases under the Evergreen Program were $118 (2.1 million shares) in fiscal year 2008. In August 2007, the Company entered into an Accelerated Share Repurchase (ASR) agreement with two investment banks in which the Company received 10.9 million shares in August 2007 and 1.1 million shares in January 2008. The average per share amount paid for all shares purchased under the ASR agreement was $62.08 for an aggregate price of $750.

On May 19, 2010, the Company announced an increase in the quarterly dividend rate from $0.50 per share to $0.55 per share. Dividends paid in fiscal year 2010 were $282 or $2.00 per share.

Contractual Obligations

The Company had contractual obligations at June 30, 2010, payable or maturing in the following fiscal years:

	2011	2012	2013	2014	2015	Thereafter	Total
At June 30, 2010
Long-term debt maturities and interest payments (1)	$418	$110	$935	$63	$625	$759	$2,910
Notes and loans payable (2)	371	—	—	—	—	—	371
Purchase obligations (3) (See Note 17)	324	110	24	11	3	2	474
Operating leases (See Note 17)	32	35	31	26	21	81	226
ITS Agreement (service agreement only) (4)
(See Note 17)	37	35	34	8	—	—	114
Contributions to non-qualified supplemental
postretirement plans (5)	13	14	14	15	15	99	170
Terminal obligation pursuant to Venture Agreement
(See Note 12)	—	—	—	—	—	274	274
Total contractual obligations	$1,195	$304	$1,038	$123	$664	$1,215	$4,539

(1)	The weighted average interest rate on long-term debt, including the effect of interest rate swaps, was 5.19% at June 30, 2010.

(2)	The weighted average interest rate on notes and loans payable was 0.43% at June 30, 2010.

(3)	Purchase obligations are defined as purchase agreements that are enforceable and legally binding and that specify all significant terms, including quantity, price and the approximate timing of the transaction. These obligations are related primarily to advertising and inventory purchases. For purchase obligations subject to variable price and/or quantity provisions, an estimate of the price and/or quantity has been made. Examples of the Company’s purchase obligations include contracts to purchase raw materials, commitments to contract manufacturers, commitments for information technology and related services, advertising contracts, utility agreements, capital expenditure agreements, software acquisition and license commitments, and service contracts. Any amounts reflected on the consolidated balance sheet as accounts payable and accrued liabilities are excluded from the table above.

(4)	In October 2006, the Company entered into an Information Technology Services (ITS) agreement with Hewlett-Packard (HP), a third-party service provider. Upon the terms and subject to the conditions set forth in the ITS Agreement, HP is providing certain information technology and related services. The services began in March 2007 and will continue through October 2013. The total minimum contractual obligations at June 30, 2010, are $120, of which $6 are included in operating leases. The minimum contractual obligations are based on an annual service fee that will be adjusted periodically based upon updates to services and equipment provided. Included in the ITS Agreement are certain acceleration payment clauses if the Company terminates the contract without cause.

(5)	Represents expected payments through 2020. Based on the accounting rules for retirement and postretirement benefit plans, the liabilities reflected in the Company’s Consolidated Balance Sheets differ from these expected future payments (See Note 20).

At June 30, 2010, the liability recorded for uncertain tax positions, excluding associated interest and penalties, was approximately $84. In the twelve months succeeding June 30, 2010, audit resolutions could potentially reduce total unrecognized tax benefits by up to $29, primarily as a result of cash settlement payments. Since the ultimate amount and timing of further cash settlements cannot be predicted with reasonable certainty, liabilities for uncertain tax positions are excluded from the contractual obligation table (See Note 19).

Off Balance Sheet Arrangements

In conjunction with divestitures and other transactions, the Company may provide indemnifications relating to the enforceability of trademarks; pre-existing legal, tax, environmental and employee liabilities; as well as provisions for product returns and other items. The Company has indemnification agreements in effect that specify a maximum possible indemnification exposure. As of June 30, 2010, the Company’s aggregate maximum exposure from these agreements is $28, and the Company had not made, nor does it anticipate making, any payments relating to the indemnities.

The Company is a party to letters of credit of $19, primarily related to one of its insurance carriers.

The Company has not recorded any liabilities on any of the aforementioned guarantees at June 30, 2010.

CONTINGENCIES

The Company is involved in certain environmental matters, including Superfund and other response actions at various locations. The Company recorded a liability of $16 and $19 at June 30, 2010 and 2009, respectively, for its share of the related aggregate future remediation cost. One matter in Dickinson County, Michigan, for which the Company is jointly and severally liable, accounts for a substantial majority of the recorded liability at both June 30, 2010 and 2009. The Company is subject to a cost-sharing arrangement with Ford Motor Co. (Ford) for this matter, under which the Company has agreed to be liable for 24.3% of the aggregate remediation and associated costs, other than legal fees, as the Company and Ford are each responsible for their own such fees. In October 2004, the Company and Ford agreed to a consent judgment with the Michigan Department of Environmental Quality, which sets forth certain remediation goals and monitoring activities. Based on the current status of this matter, and with the assistance of environmental consultants, the Company maintains an undiscounted liability representing its best estimate of its share of costs associated with the capital expenditures, maintenance and other costs to be incurred over an estimated 30-year remediation period. The most significant components of the liability relate to the estimated costs associated with the remediation of groundwater contamination and excess levels of subterranean methane deposits. The Company made payments of less than $1 in fiscal years 2010 and 2009, respectively, towards remediation efforts. Currently, the Company cannot accurately predict the timing of the payments that will likely be made under this estimated obligation. In addition, the Company’s estimated loss exposure is sensitive to a variety of uncertain factors, including the efficacy of remediation efforts, changes in remediation requirements and the timing, varying costs and alternative cleanup technologies that may become available in the future. Although it is possible that the Company’s exposure may exceed the amount recorded, any amount of such additional exposures, or range of exposures, is not estimable at this time.

The Company is subject to various other lawsuits and claims relating to issues such as contract disputes, product liability, patents and trademarks, advertising, employee and other matters. Although the results of claims and litigation cannot be predicted with certainty, it is the opinion of management that the ultimate disposition of these matters, to the extent not previously provided for, will not have a material adverse effect, individually or in the aggregate, on the Company’s consolidated financial statements taken as a whole.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

As a multinational company, the Company is exposed to the impact of foreign currency fluctuations, changes in commodity prices, interest-rate risk and other types of market risk. In the normal course of business, the Company manages its exposure to market risk using contractual agreements and a variety of derivative instruments. The Company’s objective in managing its exposure to market risk is to limit the impact of fluctuations on earnings and cash flow through the use of swaps, forward purchases and futures contracts. Derivative contracts are entered into for non-trading purposes with major credit-worthy institutions, thereby decreasing the risk of credit loss.

Sensitivity Analysis

For fiscal year 2010, the Company’s exposure to market risk was estimated using sensitivity analyses, which illustrate the change in the fair value of a derivative financial instrument assuming hypothetical changes in foreign exchange rates, market rates or prices. The results of the sensitivity analyses for foreign-currency derivative contracts, commodity derivative contracts and interest rates are summarized below. Actual changes in foreign-exchange rates or market prices may differ from the hypothetical changes, and any changes in the fair value of the contracts, real or hypothetical, would be partly to fully offset by an inverse change in the value of the underlying hedged items.

The changes in the fair value of derivatives are recorded as either assets or liabilities in the balance sheet with an offset to net earnings or other comprehensive income, depending on whether or not, for accounting purposes, the derivative is designated and qualified as a hedge. From time to time, the Company may have contracts not designated as hedges for accounting purposes and recognizes changes in the fair value of these contracts in other expense (income), net.

The Company periodically assesses and takes action to mitigate its exposure to interest-rate risk. At June 30, 2010, the Company had no outstanding interest-rate derivative contracts.

Foreign Currency Derivative Contracts

The Company seeks to minimize the impact of certain foreign-currency fluctuations by hedging transactional exposures with foreign-currency forward contracts. At June 30, 2010, the Company’s foreign-currency transactional exposures pertaining to derivative contracts exist with the Canadian and Australian dollars. Based on a hypothetical decrease or increase of 10% in the value of the U.S. dollar against the Canadian and Australian dollars at June 30, 2010, the estimated fair value of the Company’s foreign currency derivative contracts would decrease or increase by $2 with the corresponding impact included in accumulated other comprehensive net losses.

Commodity Derivative Contracts

The Company is exposed to changes in the price of commodities used as raw materials in the manufacturing of its products. These commodities include, among others, resin, diesel, solvent, jet fuel, soybean oil, corrugate and chlor-alkali. The Company uses various strategies to manage cost exposures on certain raw material purchases with the objective of obtaining more predictable costs for these commodities, including long-term commodity purchase contracts and commodity derivative contracts. Based on a hypothetical decrease or increase of 10% in commodity prices at June 30, 2010, the estimated fair value of the Company’s existing derivative contracts would decrease or increase by $9 with the corresponding impact included in accumulated other comprehensive net losses or other expense (income), as appropriate.

The Company uses different methodologies, when necessary, to estimate the fair value of its derivative contracts. The estimated fair values of the majority of the Company’s contracts are based on quoted market prices, traded exchange market prices, or broker price quotations, and represent the estimated amounts that the Company would pay or receive to terminate the contracts.

Interest Rate

The Company is exposed to interest rate volatility with regard to existing and anticipated future issuances of debt. Primary exposures include movements in U.S. commercial paper rates and London Interbank Offered Rates (LIBOR). The Company periodically used interest rate swaps and forward interest rate contracts to reduce interest rate volatility during the three fiscal year periods ended June 30, 2010. As of June 30, 2010, the Company did not have any interest rate swaps or forward interest rate contracts outstanding. Assuming average variable rate debt levels during the fiscal year, a 100 basis point increase or decrease in interest rates would increase or decrease interest expense by approximately $5 or $2, respectively, in fiscal year 2010.

NEW ACCOUNTING PRONOUNCEMENTS

On June 30, 2010, the Company adopted a new accounting standard that requires additional disclosures about the major categories of plan assets and concentrations of risk for an employer’s plan assets of a defined benefit pension or other postretirement plan, as well as disclosure of fair value levels, similar to the disclosure requirements of the fair value measurements accounting standard (See Note 20). As this guidance only requires enhanced disclosures, which the Company has provided, its adoption did not have a material impact on the consolidated financial statements.

On July 1, 2009, the Company adopted a new accounting standard that provides that unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents, whether paid or unpaid, are participating securities that must be included in the computation of earnings per share pursuant to the two-class method. These payment awards were previously not considered participating securities. Accordingly, the Company’s unvested performance units, restricted stock awards and restricted stock units that provide such nonforfeitable rights are now considered participating securities in the calculation of net earnings per share (EPS). The Company’s share-based payment awards granted in fiscal year 2010 are not participating securities. The new standard requires the retrospective adjustment of the Company’s earnings per share data. The impact of the retrospective adoption of the new accounting standard on the fiscal year 2009 and 2008 reported EPS data was as follows:

	Basic		Diluted
	As previously reported	As restated	As previously reported	As restated
Year ended June 30, 2009	$3.86	$3.82	$3.81	$3.79
Year ended June 30, 2008	3.30	3.27	3.24	3.23

The calculation of EPS under the new accounting standard is disclosed in Note 15.

On July 1, 2009, the Company adopted a new accounting standard that establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, including contingent liabilities, and any noncontrolling interest in an acquired business. The new accounting standard also provides for recognizing and measuring the goodwill acquired in a business combination and requires disclosure of information to enable users of the financial statements to evaluate the nature and financial effects of the business combination. The provisions of this standard were applied during the Company’s most recent acquisition (See Note 2).

On July 1, 2009, the Company adopted a new accounting standard that requires disclosures about fair value of financial instruments in interim financial information. The Company already complies with the provisions of this accounting standard for its annual reporting.

On July 1, 2009, the Company adopted the provisions of the accounting standard on fair value measurements that apply to nonfinancial assets and liabilities that are recognized or disclosed at fair value on a non-recurring basis. The adoption of these provisions did not have an impact on the consolidated financial statements or disclosures.

On July 1, 2009, the Company adopted a new accounting standard that establishes new accounting and reporting standards for the noncontrolling interest in a subsidiary (commonly referred to as minority interest) and for the deconsolidation of a subsidiary. The new standard establishes accounting and reporting standards that require the noncontrolling interest to be reported as a component of equity. Changes in a parent’s ownership interest while the parent retains its controlling interest are accounted for as equity transactions and any retained noncontrolling equity investment upon the deconsolidation of a subsidiary are initially measured at fair value. The adoption of the new standard did not have an impact on the consolidated financial statements.

On June 30, 2009, the Company adopted a new accounting standard that establishes principles and requirements for subsequent events. The statement details the period after the balance sheet date during which the Company should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, the circumstances under which the Company should recognize events or transactions occurring after the balance sheet date in its financial statements and the required disclosures for such events. The adoption of the new standard did not have an impact on the consolidated financial statements.

On January 1, 2009, the Company adopted a new accounting standard that requires disclosures of how and why a company uses derivative instruments, how derivative instruments and related hedged items are accounted for and how derivative instruments and related hedged items affect a company’s financial position, financial performance and cash flows (See Note 11). As this guidance only requires enhanced disclosures, which the Company has provided, its adoption did not have a material impact on the consolidated financial statements.

On July 1, 2008, the Company adopted the required portions of a new accounting standard on fair value measurements, and its adoption did not have a material impact to the consolidated financial statements (See Note 11). This standard defines fair value, establishes a framework for measuring fair value in accordance with U.S. GAAP and expands disclosures about fair value measurements.

In February 2007, the Financial Accounting Standard Board issued a new accounting standard that permits entities to choose to measure many financial instruments and certain other items at fair value. This standard was effective for the Company beginning July 1, 2008. The Company has not applied the fair value option to any items; therefore, the adoption of the standard did not have an impact on the consolidated financial statements.

On July 1, 2007, the Company adopted a new accounting standard that prescribes a consistent recognition threshold and measurement standard, as well as criteria for subsequently recognizing, derecognizing, classifying and measuring tax positions for financial statement purposes. The cumulative effect of adopting this standard was recorded as a $10 reduction to beginning retained earnings. The standard requires uncertain tax positions to be classified as non-current income tax liabilities unless expected to be paid within one year. Upon adoption of the standard, income tax liabilities of $53 were reclassified from current to non-current on the Company’s balance sheet.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The methods, estimates, and judgments the Company uses in applying its most critical accounting policies have a significant impact on the results the Company reports in its consolidated financial statements. Specific areas, among others, requiring the application of management’s estimates and judgment include assumptions pertaining to accruals for consumer and trade-promotion programs, share-based compensation costs, pension and post-employment benefit costs, future cash flows associated with impairment testing of goodwill and other long-lived assets, credit worthiness of customers, uncertain tax positions, tax valuation allowances and legal, environmental and insurance matters. Accordingly, a different financial presentation could result depending on the judgments, estimates, or assumptions that are used. The most critical accounting policies are those that are most important to the portrayal of the Company’s financial condition and results, and require the Company to make its most difficult and subjective judgments, often estimating the outcome of future events that are inherently uncertain. The Company’s most critical accounting policies are: revenue recognition; valuation of intangible assets and property, plant and equipment; employee benefits, including estimates related to share-based compensation; and income taxes. The Company’s critical accounting policies have been reviewed with the Audit Committee of the Board of Directors. A summary of the Company’s significant accounting policies is contained in Note 1 of the Notes to Consolidated Financial Statements.

Revenue Recognition

Sales are recognized as revenue when the risk of loss and title pass to the customer and when all of the following have occurred: a firm sales arrangement exists, pricing is fixed or determinable, and collection is reasonably assured. Sales are recorded net of allowances for trade-promotions and other discounts. The Company routinely commits to one-time or on-going trade-promotion programs with customers. Programs include shelf-price reductions, advantageous end-of-aisle or in-store displays of the Company’s products and graphics and other trade-promotion activities conducted by the customer. Costs related to these programs are recorded as a reduction of sales. The Company’s estimated costs of trade-promotions incorporate historical sales and spending trends by customer and category. The determination of these estimated costs requires judgment and may change in the future as a result of changes in customer promotion participation, particularly for new programs and for programs related to the introduction of new products. Final determination of the total cost of promotion is dependent upon customers providing information about proof of performance and other information related to the promotional event. This process of analyzing and settling trade-promotion programs with customers could impact the Company’s results of operations and trade spending accruals depending on how actual results of the programs compare to original estimates. If the Company’s June 30, 2010, trade spending accrual estimates were to differ by 10%, the impact on net sales would be approximately $7.

Valuation of Intangible Assets and Property, Plant and Equipment

The carrying values of goodwill, trademarks with indefinite lives and other indefinite-lived intangible assets are annually reviewed for possible impairment. With respect to goodwill, impairment occurs when the carrying amount of a reporting unit’s goodwill exceeds its implied fair value. An impairment charge is recorded for the difference between the carrying amount and the implied fair value of the reporting unit’s goodwill. For trademarks and other intangible assets with indefinite lives, impairment occurs when the carrying amount of an asset is greater than its estimated fair value. An impairment charge is recorded for the difference between the carrying amount and the fair value. The Company’s estimates of fair value are primarily based on a discounted cash flow approach that requires significant management judgment with respect to future sales volumes, revenue and expense growth rates, changes in working capital, foreign-exchange rates, currency devaluation, inflation and the selection of an appropriate discount rate. The Company tests its goodwill, trademarks with indefinite lives and other indefinite-lived intangible assets annually unless there are indications during a different interim period that these assets may have become impaired.

During the fourth quarter of fiscal year 2010, the Company changed the date of its annual impairment test of goodwill and indefinite-lived intangible assets from January 1 to April 1. The change was made to more closely align the annual impairment test with the Company’s long-range planning and forecasting process. The change did not delay, accelerate, nor avoid an impairment charge. The Company has determined that this change in accounting principle is preferable under the circumstances.

The Company, therefore, performed its annual impairment review of goodwill and indefinite-lived intangible assets as of January 1, 2010, and again as of April 1, 2010. No instances of impairment were identified during the reviews. Changes in the assumptions included in the discounted cash flow analysis could materially impact the fair value estimates. The Burt’s Bees reporting unit, which includes $614 of goodwill, was the most sensitive to changes in discounted cash flow assumptions used to estimate fair value. The fair value of the Burt’s Bees reporting unit was in excess of the book carrying value by approximately 5%. The Company is monitoring any events, circumstances, or changes in the Burt’s Bees business that might imply a reduction in the estimated fair value and lead to an impairment of a portion of the goodwill.

There were no instances of impairment identified during fiscal year 2009. During fiscal year 2008, as a result of the annual review, the Company recorded $2 of asset impairment charges in its International segment, related to indefinite-lived intangible assets.

Property, plant and equipment and finite-lived intangible assets are reviewed for possible impairment whenever events or changes in circumstances occur that indicate that the carrying amount of an asset (or asset group) may not be recoverable. The Company’s impairment review requires significant management judgment including estimating the future success of product lines, future sales volumes, revenue and expense growth rates, alternative uses for the assets and estimated proceeds from the disposal of the assets. The Company conducts quarterly reviews of idle and underutilized equipment, and reviews business plans for possible impairment indicators. Impairment occurs when the carrying amount of the asset (or asset group) exceeds its estimated future undiscounted cash flows and the impairment is viewed as other than temporary. When impairment is indicated, an impairment charge is recorded for the difference between the asset’s book value and its estimated fair value. Depending on the asset, estimated fair value may be determined either by use of a discounted cash flow model or by reference to estimated selling values of assets in similar condition. The use of different assumptions would increase or decrease the estimated fair value of assets and would increase or decrease any impairment measurement.

Employee Benefits

The Company has various individual and group compensation and retirement income programs, including an incentive compensation program, a profit sharing element of The Clorox Company 401(k) plan and share-based compensation programs.

Incentive Compensation and Profit Sharing Programs

Company contributions to the 401(k) plan and payments to managerial staff for the annual incentive compensation program are subject to the Company achieving certain fiscal year performance targets. The 401(k) plan has two components: a 401(k) component and a profit sharing component. Employee contributions made to the 401(k) component are partially matched with Company contributions. The Company’s contributions to the profit sharing component above 3% of eligible employee earnings are discretionary and are based on the Company achieving certain financial targets. The Company’s payouts under the annual incentive compensation program are also based achieving certain financial targets. The Company accrues for the profit sharing cash contribution and annual incentive compensation program costs quarterly based on estimated annual results and is adjusted to actual at the end of the fiscal year. At June 30, 2010, the Company accrued $29 for the profit sharing cash contribution and anticipates making the payment to the 401(k) plan in the first quarter of fiscal year 2011. At June 30, 2010, the Company accrued $44 related to the annual incentive compensation program.

Share-Based Compensation

The Company grants various nonqualified stock-based compensation awards, including stock options, performance units and restricted stock. The share-based compensation expense and related income tax benefit recognized in the income statement in fiscal year 2010 were $60 and $22, respectively. As of June 30, 2010, there was $52 of unrecognized compensation costs related to nonvested stock options, restricted stock, and performance unit awards, which is expected to be recognized over a weighted average remaining vesting period of two years.

The Company estimates the fair value of each stock option award on the date of grant using the Black-Scholes valuation model, which requires management to make estimates regarding expected option life, stock price volatility and other assumptions. Groups of employees that have similar historical exercise behavior are considered separately for valuation purposes. The Company estimates stock option forfeitures based on historical data for each employee grouping and the estimated forfeiture rate is adjusted to reflect actual forfeitures upon vesting of such grouping. The adjustment of the forfeiture rate will result in a cumulative catchup adjustment in the period the forfeiture estimate is changed. During fiscal year 2010, adjustments totaled less than $1.

The use of different assumptions in the Black-Scholes valuation model could lead to a different estimate of the fair value of each stock option. The expected volatility is based on implied volatility from publicly traded options on the Company’s stock at the date of grant, historical implied volatility of the Company’s publicly traded options and other factors. If the Company’s assumption for the volatility rate increased by one percentage point, the fair value of options granted in fiscal year 2010 would have increased by less than $1. The expected life of the stock options is based on observed historical exercise patterns. If the Company’s assumption for the expected life increased by one year, the fair value of options granted in fiscal year 2010 would have increased by less than $1.

The Company’s performance unit grants provide for the issuance of common stock to certain managerial staff and executive management if the Company achieves specified performance targets. The performance unit grants generally vest after three years. The fair value of each grant issued is estimated on the date of grant based on the current market price of the stock. The total amount of compensation expense recognized reflects estimated forfeiture rates, and the initial assumption that performance goals will be achieved. Compensation expense is adjusted quarterly based on management’s assessment of the probability that performance goals will be achieved. If such goals are not met or it is determined that achievement of performance goals is not probable, previously recognized compensation expense is adjusted to reflect the expected payout level. If it is determined that the performance goals will be exceeded, additional compensation expense is recognized.

Retirement Income Plans

The determination of net periodic pension cost is based on actuarial assumptions including a discount rate to reflect the time value of money, employee compensation rates, demographic assumptions to determine the probability and timing of benefit payments, and the long-term rate of return on plan assets. The selection of assumptions is based on historical trends and known economic and market conditions at the time of valuation. Actual results could differ from expected results because actuarial assumptions and estimates are used. In the calculation of pension expense related to domestic plans for 2010, the Company used a long-term rate of return on plan assets assumption of 8.25% and a beginning of year discount rate assumption of 6.8%. The use of a different discount rate or long-term rate of return on domestic plan assets can significantly impact pension expense. For example, at June 30, 2010, a decrease of 100 basis points in the discount rate would increase pension liability by approximately $56, and potentially increase fiscal year 2011 pension expense by $4. A 100 basis point decrease in the long-term rate of return on plan assets would increase future pension expense in fiscal year 2011 by $4. The Company also has defined benefit pension plans for eligible international employees, including Canadian and Australian employees, and different assumptions are used in the determination of pension expense for those plans, as appropriate. Refer to Note 20 of the Notes to Consolidated Financial Statements for further discussion of pension and other retirement plan obligations.

Income Taxes

The Company’s effective tax rate is based on income by tax jurisdiction, statutory tax rates and tax planning opportunities available to the Company in the various jurisdictions in which the Company operates. Significant judgment is required in determining the Company’s effective tax rate and in evaluating its tax positions.

The Company maintains valuation allowances where it is likely that all or a portion of a deferred tax asset will not be realized. Changes in valuation allowances from period to period are included in the Company’s income tax provision in the period of change. In determining whether a valuation allowance is warranted, the Company takes into account such factors as prior earnings history, expected future earnings, unsettled circumstances that, if unfavorably resolved, would adversely affect utilization of a deferred tax asset, statutory carry-back and carry-forward periods, and tax strategies that could potentially enhance the likelihood of realization of a deferred tax asset. Valuation allowances maintained by the Company relate mostly to deferred tax assets arising from the Company’s currently anticipated inability to use net operating losses in certain foreign countries.

In addition to valuation allowances, the Company provides for uncertain tax positions when such tax positions do not meet certain recognition thresholds or measurement standards. Amounts for uncertain tax positions are adjusted in quarters when new information becomes available or when positions are effectively settled.

United States income taxes and foreign withholding taxes are not provided when foreign earnings are indefinitely reinvested. The Company determines whether its foreign subsidiaries will invest their undistributed earnings indefinitely and reassesses this determination on a periodic basis. A change to the Company’s determination may be warranted based on the Company’s experience as well as plans regarding future international operations and expected remittances. Changes in the Company’s determination would likely require an adjustment to the income tax provision in the quarter in which the determination is made.

CAUTIONARY STATEMENT

This Annual Report on Form 10-K (this Report), including the exhibits hereto and the information incorporated by reference herein, contains “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), and such forward looking statements involve risks and uncertainties. Except for historical information, matters discussed below, including statements about future volume, sales, costs, cost savings, earnings, cash flows, plans, objectives, expectations, growth, or profitability, are forward looking statements based on management’s estimates, assumptions and projections. Words such as “will,” “could,” “may,” “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and variations on such words, and similar expressions, are intended to identify such forward looking statements. These forward looking statements are only predictions, subject to risks and uncertainties, and actual results could differ materially from those discussed below. Important factors that could affect performance and cause results to differ materially from management’s expectations are described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this Annual Report on Form 10-K for the year ended June 30, 2010, as updated from time to time in the Company’s SEC filings. These factors include, but are not limited to: the Company’s costs, including volatility and increases in commodity costs such as resin, diesel, chlor-alkali, sodium hypochlorite, agricultural commodities and other raw materials; increases in energy costs; the ability of the Company to implement and generate expected savings from its programs to reduce costs, including its supply chain restructuring and other restructuring plans; supply disruptions or any future supply constraints that may affect key commodities or product inputs; risks inherent in relationships with suppliers, including sole-source or single-source suppliers; risks related to the handling and/or transportation of hazardous substances, including, but not limited to, chlorine; the success of the Company’s strategies; the ability to manage and realize the benefits of joint ventures and other cooperative relationships, including the Company’s joint venture regarding the Company’s Glad® plastic bags, wraps and containers business, and the agreements relating to the provision of information technology, procure to pay and other key services by third parties; risks relating to acquisitions, mergers and divestitures, including the Company’s ability to achieve the projected strategic and financial benefits from the Burt’s Bees acquisition; risks inherent in maintaining an effective system of internal controls, including the potential impact of acquisitions or the use of third-party service providers, and the need to refine controls to adjust for accounting, financial reporting and other organizational changes or business conditions; the ability of the Company to successfully manage tax, regulatory, product liability, intellectual property, environmental and other legal matters, including the risk resulting from joint and several liability for environmental contingencies and risks inherent in litigation, including class action litigation; risks related to maintaining and updating the Company’s information systems, including potential disruptions, costs and the ability of the Company to implement adequate information systems in order to support the current business and to support the Company’s potential growth; the success of new products and the ability of the Company to develop products that delight the consumer; consumer and customer reaction to price increases; competitive actions; risks related to customer concentration; customer-specific ordering patterns and trends; risks arising out of natural disasters; the impact of disease outbreaks, epidemics or pandemics on the Company’s, suppliers’ or customers’ operations; changes in the Company’s tax rate; continuing unfavorable world-wide general economic and marketplace conditions and events, including consumer confidence and consumer spending levels, the rate of economic growth, the rate of inflation or deflation, and the financial condition of the Company’s customers, suppliers and service providers; foreign currency exchange rate and interest rate fluctuations; unfavorable political conditions in international markets and risks relating to international operations; the impact of the volatility of the debt markets on the Company’s cost of borrowing and access to funds, including commercial paper and its credit facility; risks relating to changes in the Company’s capital structure; the need for any unanticipated restructuring or asset-impairment charges; risks arising from declines in cash flow, whether resulting from declining sales, higher cost levels, tax payments, debt payments, share repurchases, interest cost increases greater than management’s expectations, or increases in debt or changes in credit ratings, or otherwise; and the Company’s ability to maintain its business reputation and the reputation of its brands.

The Company’s forward looking statements in this Report are based on management’s current views and assumptions regarding future events and speak only as of their dates. The Company undertakes no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise, except as required by the federal securities laws.

In this Report, unless the context requires otherwise, the terms “the Company” and “Clorox” refer to The Clorox Company and its subsidiaries.

CONSOLIDATED STATEMENTS OF EARNINGS
The Clorox Company

Years ended June 30 Dollars in millions, except per share amounts	2010	2009	2008
Net sales	$5,534	$5,450	$5,273
Cost of products sold	3,057	3,104	3,098
Gross profit	2,477	2,346	2,175

Selling and administrative expenses	747	715	690
Advertising costs	518	499	486
Research and development costs	119	114	111
Restructuring and asset impairment costs	4	20	36
Interest expense	139	161	168
Other expense (income), net	25	26	(9)
Earnings before income taxes	925	811	693
Income taxes	322	274	232
Net earnings	$603	$537	$461

Earnings per share
Basic	$4.28	$3.82	$3.27
Diluted	$4.24	$3.79	$3.23

Weighted average shares outstanding (in thousands)
Basic	140,272	139,015	139,633
Diluted	141,534	140,169	141,197

See Notes to Consolidated Financial Statements

CONSOLIDATED BALANCE SHEETS
The Clorox Company

As of June 30 Dollars in millions, except share amounts	2010	2009
ASSETS
Current assets
Cash and cash equivalents	$87	$206
Receivables, net	544	486
Inventories, net	367	366
Other current assets	126	122

Total current assets	1,124	1,180
Property, plant and equipment, net	979	955
Goodwill	1,650	1,630
Trademarks, net	562	557
Other intangible assets, net	96	105
Other assets	144	149

Total assets	$4,555	$4,576

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Notes and loans payable	$371	$421
Current maturities of long-term debt	300	577
Accounts payable	410	381
Accrued liabilities	492	472
Income taxes payable	74	86

Total current liabilities	1,647	1,937
Long-term debt	2,124	2,151
Other liabilities	677	640
Deferred income taxes	24	23

Total liabilities	4,472	4,751

Commitments and contingencies

Stockholders’ equity (deficit)
Common stock: $1.00 par value; 750,000,000 shares authorized; 158,741,461 shares issued at
June 30, 2010 and 2009; and 138,764,511 and 139,157,976 shares outstanding at June 30, 2010
and 2009, respectively	159	159
Additional paid-in capital	617	579
Retained earnings	920	640
Treasury shares, at cost: 19,976,950 and 19,583,485 shares at June 30, 2010 and 2009, respectively	(1,242)	(1,206)
Accumulated other comprehensive net losses	(371)	(347)
Stockholders’ equity (deficit)	83	(175)

Total liabilities and stockholders’ equity (deficit)	$4,555	$4,576

See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)
The Clorox Company

	Common Stock		Additional		Treasury Shares		Accumulated Other Comprehensive		Total
Dollars in millions, except share	Shares		Paid-in	Retained	Shares		Net (Losses)		Comprehensive
amounts	(000)	Amount	Capital	Earnings	(000)	Amount	Gains	Total	Income
Balance at June 30, 2007	158,741	$159	$481	$185	(7,485)	$(445)	$(209)	$171
Comprehensive income
Net earnings				461				461	$461
Translation adjustments,
net of tax of $2							26	26	26
Change in valuation of derivatives,
net of tax of $17							27	27	27
Pension and postretirement benefit
adjustments, net of tax of $15							(23)	(23)	(23)
Total comprehensive income									$491
Cumulative effect of adopting new
accounting guidance related to
uncertain tax positions				(10)				(10)
Dividends				(231)				(231)
Employee stock plans			53	(19)	862	48		82
Treasury stock purchased					(14,080)	(868)		(868)
Other						(5)		(5)
Balance at June 30, 2008	158,741	159	534	386	(20,703)	(1,270)	(179)	(370)
Comprehensive income
Net earnings				537				537	$537
Translation adjustments,
net of tax of $5							(78)	(78)	(78)
Change in valuation of derivatives,
net of tax of $24							(39)	(39)	(39)
Pension and postretirement benefit
adjustments, net of tax of $31							(51)	(51)	(51)
Total comprehensive income									$369
Dividends				(264)				(264)
Employee stock plans			40	(17)	1,120	64		87
Other			5	(2)				3
Balance at June 30, 2009	158,741	159	579	640	(19,583)	(1,206)	(347)	(175)
Comprehensive income
Net earnings				603				603	$603
Translation adjustments,
net of tax of $1							9	9	9
Change in valuation of derivatives,
net of tax of $4							10	10	10
Pension and postretirement benefit
adjustments, net of tax of $26							(43)	(43)	(43)
Total comprehensive income									$579
Dividends				(290)				(290)
Employee stock plans			38	(26)	1,980	114		126
Treasury stock purchased					(2,374)	(150)		(150)
Other				(7)				(7)
Balance at June 30, 2010	158,741	$159	$617	$920	(19,977)	$(1,242)	$(371)	$83

See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF CASH FLOWS
The Clorox Company

Years ended June 30 Dollars in millions	2010	2009	2008
Operating activities:
Net earnings	$603	$537	$461
Adjustments to reconcile earnings from continuing operations to net cash provided by continuing operations:
Depreciation and amortization	185	190	205
Share-based compensation	60	58	47
Deferred income taxes	24	(1)	(51)
Asset impairment costs	—	3	29
Other	(15)	3	23
Changes in:
Receivables, net	(53)	(2)	(8)
Inventories, net	2	—	(26)
Other current assets	(8)	(4)	11
Accounts payable and accrued liabilities	35	(40)	63
Income taxes payable	(14)	(6)	(24)
Net cash provided by operations	819	738	730
Investing activities:
Capital expenditures	(203)	(197)	(170)
Businesses acquired, net of cash acquired	(19)	—	(913)
Other	(9)	—	1
Net cash used for investing activities	(231)	(197)	(1,082)
Financing activities:
Notes and loans payable, net	(52)	(334)	681
Long-term debt borrowings, net of issuance costs	296	11	1,256
Long-term debt repayments	(598)	—	(500)
Treasury stock purchased	(150)	—	(868)
Cash dividends paid	(282)	(258)	(228)
Issuance of common stock for employee stock plans and other	80	41	39
Net cash (used for) provided by financing activities	(706)	(540)	380
Effect of exchange rate changes on cash and cash equivalents	(1)	(9)	4
Net (decrease) increase in cash and cash equivalents	(119)	(8)	32
Cash and cash equivalents:
Beginning of year	206	214	182
End of year	$87	$206	$214
Supplemental cash flow information:
Interest paid	$149	$161	$153
Income taxes paid, net of refunds	301	275	299
Non-cash financing activities:
Dividends declared and accrued but not paid	78	70	64

See Notes to Consolidated Financial Statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Clorox Company
(Dollars in millions, except per share amounts)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations and Basis of Presentation

The Company is principally engaged in the production, marketing and sales of consumer products through mass merchandisers, grocery stores and other retail outlets. The consolidated financial statements include the statements of the Company and its majority-owned and controlled subsidiaries. All significant intercompany transactions and accounts were eliminated in consolidation. Certain prior year reclassifications were made in the consolidated financial statements and related notes to consolidated financial statements to conform to the current year presentation.

Use of Estimates

The preparation of these consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP) requires management to make estimates and assumptions that affect reported amounts and related disclosures. Specific areas requiring the application of management’s estimates and judgment include assumptions pertaining to accruals for consumer and trade-promotion programs, share-based compensation costs, pension and post-employment benefit costs, future cash flows associated with impairment testing of goodwill and other long-lived assets, credit worthiness of customers, uncertain tax positions, tax valuation allowances and legal, environmental and insurance matters. Actual results could materially differ from estimates and assumptions made.

Foreign Currency Translation

Other than Venezuela, which operates in a highly inflationary economy, local currencies are the functional currencies for substantially all of the Company’s other foreign operations. When the transactional currency is different than the functional currency, transaction gains and losses are included as a component of other expense (income), net. In addition, certain assets and liabilities denominated in currencies different than a foreign subsidiary’s functional currency are reported on the subsidiary’s books in its functional currency, with the impact from exchange rate differences recorded in other expense (income), net. Assets and liabilities of foreign operations are translated into U.S. dollars using the exchange rates in effect at the balance sheet date. Income and expenses are translated at the average monthly exchange rates during the year. Gains and losses on foreign currency translations are reported as a component of other comprehensive income. Deferred taxes are not provided on cumulative translation adjustments where the Company expects earnings of a foreign subsidiary to be indefinitely reinvested. The income tax effect of currency translation adjustments related to foreign subsidiaries from certain subsidiaries and joint ventures that are not considered indefinitely reinvested is recorded as a component of deferred taxes with an offset to other comprehensive income.

Venezuela

Prior to December 31, 2009, the Company translated its Venezuelan subsidiary’s financial statements using Venezuela’s official currency exchange rate, which had been fixed by the Venezuelan government at 2.15 bolivar fuertes (VEFs) to the U.S. dollar. Effective December 31, 2009, the Company began translating its Venezuelan subsidiary’s financial statements using the parallel market currency exchange rate (exchange rates negotiated with local financial intermediaries), the rate at which the Company expected to be able to remit dividends or return capital. The rate used at December 31, 2009, was 5.87 VEFs to the U.S. dollar. On a pre-tax basis, this change in the rate used for converting these currencies resulted in a one time re-measurement loss of $12 during the Company’s fiscal quarter ended December 31, 2009, which related primarily to U.S. dollar denominated inventory purchases.

Effective January 1, 2010, the financial statements for the Company’s Venezuelan subsidiary have been consolidated under the rules governing the translation of financial information in a highly inflationary economy. Under U.S. GAAP, an economy is considered highly inflationary if the cumulative inflation rate for a three-year period meets or exceeds 100 percent. If a subsidiary

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

is considered to be in a highly inflationary economy, the financial statements of the subsidiary must be re-measured into the Company’s reporting currency (U.S. dollar) and future exchange gains and losses from the re-measurement of non-U.S. dollar monetary assets and liabilities are reflected in current net earnings, rather than exclusively in the equity section of the balance sheet, until such time as the economy is no longer considered highly inflationary. Nonmonetary assets and liabilities, such as inventory, property, plant and equipment and prepaid expenses are recorded in U.S. dollars at the historical rates at the time of acquisition of such assets or liabilities.

In May 2010, the Venezuela government suspended the functioning of the parallel currency exchange market and in June 2010, the Venezuela Central Bank established an alternative currency exchange market. This alternative market includes volume restrictions on the amount of U.S. dollars which may be converted each month. In June 2010, the Company began utilizing the exchange rate at which the Company was purchasing U.S. dollars through the alternative market, which was 5.3 VEFs to the U.S. dollar, as the translation rate for the Company’s Venezuelan subsidiary’s financial statements. Accordingly, the Company recorded a gain in other expense (income), net of $2 during the fiscal quarter ended June 30, 2010.

At June 30, 2010, the net asset position of the Company’s Venezuelan subsidiary was $4, which included cash balances of approximately $8, of which approximately $6 was denominated in VEFs. Of the $4 net asset position, approximately $11 was associated with VEFs-denominated monetary net assets and deferred income taxes. For the fiscal year 2010, Venezuela’s net sales and total assets represented approximately 2% and 1% of the total Company’s net sales and total assets, respectively.

New Accounting Pronouncements

On June 30, 2010, the Company adopted a new accounting standard that requires additional disclosures about the major categories of plan assets and concentrations of risk for an employer’s plan assets of a defined benefit pension and other postretirement plan, as well as disclosure of fair value levels, similar to the disclosure requirements of the fair value measurements accounting standard (See Note 20). As this guidance only requires enhanced disclosures, which the Company has provided, its adoption did not have a material impact on the consolidated financial statements.

On July 1, 2009, the Company adopted a new accounting standard that provides that unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents, whether paid or unpaid, are participating securities that must be included in the computation of earnings per share pursuant to the two-class method. These payment awards were previously not considered participating securities. Accordingly, the Company’s unvested performance units, restricted stock awards and restricted stock units that provide such nonforfeitable rights are now considered participating securities in the calculation of net earnings per share (EPS). The Company’s share-based payment awards granted in fiscal year 2010 are not participating securities. The new standard requires the retrospective adjustment of the Company’s earnings per share data. The impact of the retrospective adoption of the new accounting standard on the fiscal year 2009 and 2008 reported EPS data was as follows:

	Basic		Diluted
	As previously reported	As restated	As previously reported	As restated
Year ended June 30, 2009	$3.86	$3.82	$3.81	$3.79
Year ended June 30, 2008	3.30	3.27	3.24	3.23

The calculation of EPS under the new accounting standard is disclosed in Note 15.

On July 1, 2009, the Company adopted a new accounting standard that establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, including contingent liabilities, and any noncontrolling interest in an acquired business. The new accounting standard also provides for recognizing and measuring the goodwill acquired in a business combination and requires disclosure of information to enable users of the financial statements to evaluate the nature and financial effects of the business combination. The provisions of this standard were applied during the Company’s most recent acquisition (See Note 2).

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

On July 1, 2009, the Company adopted a new accounting standard that requires disclosures about fair value of financial instruments in interim financial information. The Company already complies with the provisions of this accounting standard for its annual reporting.

On July 1, 2009, the Company adopted the provisions of the accounting standard on fair value measurements that apply to nonfinancial assets and liabilities that are recognized or disclosed at fair value on a non-recurring basis. The adoption of these provisions did not have an impact on the consolidated financial statements or disclosures.

On July 1, 2009, the Company adopted a new accounting standard that establishes new accounting and reporting standards for the noncontrolling interest in a subsidiary (commonly referred to as minority interest) and for the deconsolidation of a subsidiary. The new standard establishes accounting and reporting standards that require the noncontrolling interest to be reported as a component of equity. Changes in a parent’s ownership interest while the parent retains its controlling interest are accounted for as equity transactions and any retained noncontrolling equity investment upon the deconsolidation of a subsidiary are initially measured at fair value. The adoption of the new standard did not have an impact to the consolidated financial statements.

On June 30, 2009, the Company adopted a new accounting standard that establishes principles and requirements for subsequent events. The statement details the period after the balance sheet date during which the Company should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, the circumstances under which the Company should recognize events or transactions occurring after the balance sheet date in its financial statements and the required disclosures for such events. The adoption of the new standard did not have an impact on the consolidated financial statements.

On January 1, 2009, the Company adopted a new accounting standard that requires disclosures of how and why a company uses derivative instruments, how derivative instruments and related hedged items are accounted for and how derivative instruments and related hedged items affect a company’s financial position, financial performance and cash flows (See Note 11). As this guidance only requires enhanced disclosures, which the Company has provided, its adoption did not have a material impact on the consolidated financial statements.

On July 1, 2008, the Company adopted the required portions of a new accounting standard on fair value measurements, and its adoption did not have a material impact to the consolidated financial statements (See Note 11). This standard defines fair value, establishes a framework for measuring fair value in accordance with U.S. GAAP and expands disclosures about fair value measurements.

In February 2007, the Financial Accounting Standards Board issued a new accounting standard that permits entities to choose to measure many financial instruments and certain other items at fair value. This standard was effective for the Company beginning July 1, 2008. The Company has not applied the fair value option to any items; therefore, the adoption of the standard did not have an impact on the consolidated financial statements.

On July 1, 2007, the Company adopted a new accounting standard that prescribes a consistent recognition threshold and measurement standard, as well as criteria for subsequently recognizing, derecognizing, classifying and measuring tax positions for financial statement purposes. The cumulative effect of adopting this standard was recorded as a $10 reduction to beginning retained earnings. The standard requires uncertain tax positions to be classified as non-current income tax liabilities unless expected to be paid within one year. Upon adoption of the standard, income tax liabilities of $53 were reclassified from current to non-current on the Company’s balance sheet.

Cash and Cash Equivalents

Cash equivalents consist of highly liquid instruments, time deposits and money market funds with an initial maturity at purchase of three months or less. The fair value of cash and cash equivalents approximates the carrying amount.

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The Company’s cash position includes amounts held by foreign subsidiaries, and the repatriation of certain cash balances from some of the Company’s foreign subsidiaries could result in additional tax costs. However, these cash balances are generally available without legal restriction to fund local business operations. In addition, a portion of the Company’s cash balances are held in U.S. dollars by foreign subsidiaries, whose functional currency is their local currency. Such U.S. dollar balances are reported on the foreign subsidiaries books, in their functional currency, with the impact from exchange rate differences recorded in other expense (income), net. The Company’s cash holdings as of the end of fiscal years 2010 and 2009 were as follows:

	2010	2009
Non-U.S. dollar balances held by non-U.S. dollar functional currency subsidiaries	$42	$74
U.S. dollar balances held by non-U.S. dollar functional currency subsidiaries	13	52
Non-U.S. dollar balances held by U.S. dollar functional currency subsidiaries	7	13
U.S. dollar balances including those balances held by U.S. dollar functional currency subsidiaries	25	67
Total	$87	$206

Inventories

Inventories are stated at the lower of cost or market. When necessary, the Company provides allowances to adjust the carrying value of its inventory to the lower of cost or market, including any costs to sell or dispose. Appropriate consideration is given to obsolescence, excessive inventory levels, product deterioration and other factors in evaluating net realizable value for the purposes of determining the lower of cost or market.

Property, Plant and Equipment and Finite-Lived Intangible Assets

Property, plant and equipment and finite-lived intangible assets are stated at cost. Depreciation and amortization expense are calculated by the straight-line method using the estimated useful lives of the related assets. The table below provides estimated useful lives of property, plant and equipment by asset classification (See Note 8 for estimated useful lives of finite-lived intangible assets).

Classification	Expected Useful Lives
Land improvements	10 - 30 years
Buildings	10 - 40 years
Machinery and equipment	3 - 15 years
Computer equipment	3 years
Capitalized software costs	3 - 7 years

Property, plant and equipment and finite-lived intangible assets are reviewed for impairment whenever events or changes in circumstances occur that indicate that the carrying amount of an asset (or asset group) may not be recoverable. The Company’s impairment review is based on an estimate of the undiscounted cash flows at the lowest level for which identifiable cash flows exist. Impairment occurs when the book value of the asset exceeds the estimated future undiscounted cash flows generated by the asset and the impairment is viewed as other than temporary. When an impairment is indicated, an impairment charge is recorded for the difference between the book value of the asset and its estimated fair market value. Depending on the asset, estimated fair market value may be determined either by use of a discounted cash flow model, or by reference to estimated selling values of assets in similar condition.

Impairment Review of Goodwill and Indefinite-Lived Intangible Assets

The Company tests its goodwill, trademarks with indefinite lives and other indefinite-lived intangible assets annually unless there are indications during a different interim period that these assets may have become impaired. With respect to goodwill, impairment occurs when the carrying amount of a reporting unit’s goodwill exceeds its implied fair value. An impairment charge is recorded for the difference between the carrying amount and the implied fair value of the reporting unit’s goodwill. For

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

trademarks and other intangible assets with indefinite lives, impairment occurs when the carrying amount of an asset is greater than its estimated fair value. A charge is recorded for the difference between the carrying amount and the estimated fair value. The Company’s estimates of fair value are based primarily on a discounted cash flow approach that requires significant management judgment with respect to future sales volumes, revenue and expense growth rates, changes in working capital, foreign-exchange rates, devaluation, inflation and the selection of an appropriate discount rate.

During the fourth quarter of fiscal year 2010, the Company changed the date of its annual impairment test of goodwill and indefinite-lived intangible assets from January 1 to April 1. The change was made to align more closely the annual impairment test with the Company’s long-range planning and forecasting process. The change did not delay, accelerate, nor avoid an impairment charge. The Company has determined that this change in accounting principle is preferable under the circumstances.

The Company, therefore, performed its annual impairment test of goodwill and indefinite-lived intangible assets as of January 1, 2010, and again as of April 1, 2010. No instances of impairment were identified during the test.

Share-Based Compensation

The Company records compensation expense associated with stock options and other forms of equity compensation based on their fair values on the dates they are granted. The expense is recorded by amortizing the fair values on a straight-line basis over the vesting period, adjusted for estimated forfeitures.

Cash flows resulting from tax deductions in excess of the cumulative compensation cost recognized for the options exercised (excess tax benefit) are classified as financing cash flows. However, cash flows relating to excess tax benefits for employees directly involved in the manufacturing and/or distribution processes are classified as operating cash flows. For the fiscal years ended June 30 2010, 2009 and 2008, $10, $6, and $9, respectively, of excess tax benefits were generated from share-based payment arrangements, and were recognized as financing cash flows.

Employee Benefits

The Company has qualified and nonqualified defined benefit plans that cover substantially all domestic employees and certain international employees and provide health care benefits for domestic employees who meet age, participation and length of service requirements at retirement.

The Company accounts for its defined benefit and retirement health care plans using actuarial methods. These methods use an attribution approach that generally spreads “plan events” over the service lives of plan participants. Examples of plan events are plan amendments and changes in actuarial assumptions such as the expected return on plan assets, discount rate, rate of compensation increase, and certain employee-related factors, such as retirement age and mortality. The principle underlying the attribution approach is that employees render service over their service lives on a relatively “smooth” basis, and therefore the statement of earnings effects of defined benefit and retirement heath care plans are recognized in the same pattern.

One of the principal assumptions used in the net periodic benefit cost calculation is the expected return on plan assets. The required use of an expected return on plan assets may result in recognized pension expense or income that differs from the actual returns of those plan assets in any given year. Over time, however, the goal is for the expected long-term returns to approximate the actual returns and, therefore, the expectation is that the pattern of income and expense recognition should closely match the pattern of the services provided by the participants. The Company uses a market-related value method for calculating plan assets for purposes of determining the amortization of actuarial gains and losses. This method employs an asset smoothing approach. The differences between actual and expected returns are recognized in the net periodic benefit cost calculation over the average remaining service period of the plan participants using the corridor approach. Under this approach, only actuarial gains (losses) that exceed 5% of the greater of the projected benefit obligation or the market-related value of assets are amortized to pension expense by the Company. In developing its expected return on plan assets, the Company considers the long-term actual returns relative to the mix of investments that comprise its plan assets and also develops estimates of future investment returns by considering external sources.

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The Company recognizes an actuarial-based obligation at the onset of disability for certain benefits provided to individuals after employment, but before retirement, that include medical, dental, vision, life and other benefits.

The Company also has various individual and group incentive compensation programs, including a performance unit program, a bonus program, and a profit sharing element of the Company 401(k) plan. The Company’s contributions to the profit sharing element of the 401(k) plan and payments to managerial staff and executive management for the annual bonus program are based on achieving Company performance targets. The Company also matches employee 401(k) contributions up to one thousand dollars per year for eligible employees.

Environmental Costs

The Company is involved in certain environmental remediation and on-going compliance activities. Accruals for environmental matters are recorded on a site-by-site basis when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated. The Company’s accruals reflect the anticipated participation of other potentially responsible parties in those instances where it is probable that such parties are legally responsible and financially capable of paying their respective shares of the relevant costs. These accruals are adjusted periodically as assessment and remediation efforts progress or as additional technical or legal information becomes available. Actual costs to be incurred at identified sites in future periods may vary from the estimates, given the inherent uncertainties in evaluating environmental exposures. The aggregate accrual for environmental matters is included in other liabilities in the Company’s consolidated balance sheets on an undiscounted basis due to the uncertainty and timing of future payments.

Restructuring Liabilities

Liabilities for costs associated with exit or disposal activities are recognized and measured initially at estimated fair value in the period in which the liability is incurred. A liability for costs that will continue to be incurred under a contract for its remaining term without economic benefit to the Company is recognized at estimated fair value when the Company ceases using the right conveyed by the contract. The Company records employee termination liabilities once they are both probable and estimable for severance provided under the Company’s existing severance policy. Employee termination liabilities outside of the Company’s existing severance policy are recognized at the time the group of employees is notified, unless the group will be retained to render service beyond a minimum retention period, in which case the liability is recognized ratably over the future service period.

Revenue Recognition

Sales are recognized as revenue when the risk of loss and title pass to the customer and when all of the following have occurred: a firm sales arrangement exists, pricing is fixed or determinable, and collection is reasonably assured. Sales are recorded net of allowances for returns, trade-promotions, coupons and other discounts. The Company routinely commits to one-time or on-going trade-promotion programs with customers, and consumer coupon programs that require the Company to estimate and accrue the expected costs of such programs. Programs include shelf price reductions, advantageous end-of-aisle or in-store displays of the Company’s products and graphics and other trade-promotion activities conducted by the customer. Coupons are recognized as a liability when distributed based upon expected consumer redemptions. The Company maintains liabilities at the end of each period for the estimated expenses incurred, but unpaid for these programs. Trade-promotion and coupon costs are recorded as a reduction of sales. The Company provides an allowance for doubtful accounts based on its historical experience and a periodic review of its accounts receivable. Receivables were presented net of an allowance for doubtful accounts of $6 at June 30, 2010 and 2009. The Company’s provision for doubtful accounts was $0, $3, and $4 in fiscal years 2010, 2009, and 2008, respectively.

Cost of Products Sold

Cost of products sold represents the costs directly related to the manufacture and distribution of the Company’s products and primarily includes raw materials, packaging, contract packer fees, shipping and handling, warehousing, package design, depreciation, amortization and direct and indirect labor and operating costs for the Company’s manufacturing facilities including salary, benefit costs and incentive compensation.

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Costs associated with developing and designing new packaging are expensed as incurred and include design, artwork, films, and labeling. Expenses for fiscal years ended June 30, 2010, 2009 and 2008 were $9, $8, and $9, respectively, of which $8 in each of the fiscal years was classified as cost of products sold, with the remainder classified as selling and administrative expenses.

Selling and Administrative Expenses

Selling and administrative expenses represent costs incurred by the Company in generating revenues and managing the business and include market research, commissions, and certain administrative expenses. Administrative expenses include salary, benefits, incentive compensation, professional fees and services, software and licensing fees, and other operating costs associated with the Company’s non-manufacturing, non-research and development staff, facilities and equipment.

Advertising and Research and Development Costs

The Company expenses advertising and research and development costs in the period incurred.

Income Taxes

The Company uses the asset and liability method to account for income taxes. Deferred tax assets and liabilities are recognized for the anticipated future tax consequences attributable to differences between financial statement amounts and their respective tax bases. Management reviews the Company’s deferred tax assets to determine whether their value can be realized based upon available evidence. A valuation allowance is established when management believes that it is more likely than not that some portion of its deferred tax assets will not be realized. Changes in valuation allowances from period to period are included in the Company’s tax provision in the period of change. In addition to valuation allowances, the Company provides for uncertain tax positions when such tax positions do not meet certain recognition thresholds or measurement standards. Amounts for uncertain tax positions are adjusted in quarters when new information becomes available or when positions are effectively settled.

U.S. income tax expense and foreign withholding taxes are provided on unremitted foreign earnings that are not indefinitely reinvested at the time the earnings are generated. Where foreign earnings are indefinitely reinvested, no provision for U.S. income or foreign withholding taxes is made. When circumstances change and the Company determines that some or all of the undistributed earnings will be remitted in the foreseeable future, the Company accrues an expense in the current period for U.S. income taxes and foreign withholding taxes attributable to the anticipated remittance.

On March 23, 2010, the Patient Protection and Affordable Care Act (PPACA) was signed into law, and, on March 30, 2010, the Health Care and Education Reconciliation Act of 2010 was signed into law. The PPACA changes the tax treatment of federal subsidies received by sponsors of retiree health benefit plans that provide a benefit similar to Medicare Part D. These subsidies were previously non-taxable, but will become taxable effective in tax years beginning after December 31, 2012. The Company has concluded that the impact of the future elimination of this tax deduction on its financial statements is and will be insignificant.

Derivative Instruments

The Company’s use of derivative instruments, principally swap, futures, and forward contracts, is limited to non-trading purposes and is designed to partially manage exposure to changes in interest rates, foreign currencies and commodity prices. The Company’s contracts are hedges for transactions with notional balances and periods consistent with the related exposures and do not constitute investments independent of these exposures.

Most commodity derivative contracts and foreign-exchange contracts are designated as cash flow hedges of certain raw material and finished goods inventory purchase obligations based on certain hedge criteria. The criteria used to determine if hedge accounting treatment is appropriate are: (a) if the designation of the hedge is to an underlying exposure and (b) whether there is sufficient correlation between the value of the derivative instrument and the underlying obligation. The changes in the fair value of derivatives are recorded as either assets or liabilities in the balance sheet with an offset to net earnings or other comprehensive

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

income, depending on whether, for accounting purposes, the derivative is designated and qualified as a hedge. From time to time, the Company may have contracts not designated as hedges for accounting purposes, for which it recognizes changes in the fair value of these contracts in other expense (income), net.

The Company uses different methodologies, when necessary, to estimate the fair value of its derivative contracts. The estimated fair values of the majority of the Company’s contracts are based on quoted market prices, traded exchange market prices, or broker price quotations, and represent the estimated amounts that the Company would pay or receive to terminate the contracts.

NOTE 2. BUSINESSES ACQUIRED

Caltech Industries, Inc.

In January 2010, the Company acquired the assets of Caltech Industries, Inc., a company that provides disinfectants for the health care industry, for an aggregate price of $24, with the objective of expanding the Company’s capabilities in the areas of health and wellness. The final purchase price will be subject to certain tax adjustments that are expected to be finalized during fiscal year 2011. In connection with the purchase, the Company acquired Caltech Industries’ workforce. The Company paid for the acquisition in cash.

Net assets acquired, at fair value, included inventory of $2 and other assets of $4, goodwill of $9, trademarks of $6, customer list of $2, product formulae of $2 and other liabilities of $1. The trademarks, customer list and product formulae will be amortized over a period of 3, 15 and 10 years, respectively. Goodwill represents a substantial portion of the acquisition proceeds due to the high growth rate of the use of disinfecting products in the healthcare industry.

Operating results of the acquired business are included in the consolidated net earnings in the Cleaning reportable segment, from the acquisition date. Pro forma results of the Company, assuming the acquisition had occurred at the beginning of each period presented, would not be materially different from the results reported.

Burt’s Bees Inc.

On November 30, 2007, the Company completed its acquisition of Burt’s Bees Inc., a leading manufacturer and marketer of natural personal care products, for an aggregate price of $913, excluding $25 paid for tax benefits associated with the agreement. The Company funded the all-cash transaction through a combination of cash and short-term borrowings. During fiscal years 2009 and 2008, the Company received tax benefits associated with the acquisition of $8 and $17, respectively, through a combination of income tax refunds and reduced quarterly estimated tax payments. Under the terms of the agreement, the Company acquired 100 percent of Burt’s Bees from its stockholders in a transaction that was structured as a merger. The Company also incurred $8 of transaction costs in connection with the acquisition of Burt’s Bees. The operating results of Burt’s Bees are reported in the Company’s financial statements beginning December 1, 2007 in the Lifestyle reportable segment.

The following table provides unaudited pro forma results of operations of the Company for the fiscal year 2008, as if Burt’s Bees had been acquired as of the beginning of that fiscal year. Results of operations for fiscal years 2010 and 2009, as reported, are included for comparison. Fiscal years 2010 and 2009, as reported, included full fiscal years of Burt’s Bees results. The unaudited pro forma results include certain recurring purchase accounting adjustments such as depreciation and amortization expense on acquired tangible and intangible assets and assumed interest costs. However, unaudited pro forma results do not include certain transaction-related costs including the effect of a step-up of the value of acquired inventory, cost savings or other effects of the planned integration of Burt’s Bees. Accordingly, such results of operations are not necessarily indicative of the results as if the acquisition had occurred at the beginning of the date indicated or that may result in the future.

Years ended June 30	2010 As reported	2009 As reported	2008 Pro forma
Net Sales	$5,534	$5,450	$5,343
Net earnings	603	537	472
Diluted net earnings per common share	$4.24	$3.79	$3.32

NOTE 2. BUSINESSES ACQUIRED (Continued)

The assets and liabilities of Burt’s Bees were recorded at their respective estimated fair values as of the date of the acquisition using generally accepted accounting principles then applicable to business combinations. The excess of the purchase price over the fair value of the net identifiable assets acquired has been allocated to goodwill. Goodwill represents a substantial portion of the acquisition proceeds because the Burt’s Bees® brand provides the Company with entry into the fast growing, higher margin natural personal care category.

The following table summarizes the estimated fair values of Burt’s Bees’ assets acquired and liabilities assumed and related deferred income taxes as of the acquisition date. The weighted-average estimated useful life of intangible assets subject to amortization is 16 years.

Assets acquired
Cash	$33
Inventory	45
Other current assets	24
Property, plant and equipment	16
Goodwill	613
Intangible assets not subject to amortization - trademarks	322
Intangible assets subject to amortization:
Customer list	44
Product formulae	8
Other assets	1
Total assets acquired	1,106

Liabilities assumed
Current liabilities - primarily accounts payable and accrued liabilities	52
Other liabilities	3
Current and noncurrent deferred income taxes	138
Total liabilities assumed	193

Net assets acquired	$913

A step-up in the value of inventory of $19 was recorded in the allocation of the purchase price based on valuation estimates. During fiscal year 2008, this step-up amount was charged to cost of products sold as the inventory was sold.

NOTE 3. RESTRUCTURING AND ASSET IMPAIRMENT

In fiscal year 2008, the Company began a restructuring plan that involves simplifying its supply chain and other restructuring activities (Supply Chain and Other restructuring plan), which was subsequently expanded to reduce certain staffing levels, resulting in additional costs, primarily severance, associated with this activity. The Company anticipates the Supply Chain and Other restructuring plan will be completed in fiscal year 2012. The Company may, from time to time, decide to pursue additional restructuring-related initiatives to drive cost savings and efficiencies.

The following table summarizes the restructuring costs, primarily severance, associated with the Company’s Supply Chain and Other restructuring plan by affected reportable segment, with unallocated amounts set forth in Corporate, for fiscal years 2010, 2009 and 2008:

	2010	2009	2008
Cleaning	$2	$3	$3
Household	2	—	—
International	—	2	2
Corporate	—	12	2
Total Company	$4	$17	$7

NOTE 3. RESTRUCTURING AND ASSET IMPAIRMENT (Continued)

The Company incurred no asset impairment costs for the fiscal year ended June 30, 2010. Asset impairment costs for the fiscal year ended June 30, 2009 were $3 in the Household segment. Asset impairment costs for the fiscal year ended June 30, 2008 were $3, $22 and $4 in the Cleaning, Household and International segments, respectively.

Restructuring and asset impairment costs were $4, $20 and $36 in fiscal years 2010, 2009 and 2008, respectively.

The following table summarizes restructuring-related costs, primarily cost of products sold, associated with the Company’s Supply Chain and Other restructuring plan by affected reportable segment, with unallocated amounts set forth in Corporate:

	2010	2009	2008
Cleaning	$6	$11	$9
Household	4	5	10
International	—	1	3
Corporate	3	2	1
Total Company	$13	$19	$23

Total non-cash costs for fiscal years 2010, 2009 and 2008 were $4, $10 and $48, respectively.

The Company anticipates incurring approximately $13 to $19 of Supply Chain and Other restructuring and restructuring-related charges in fiscal year 2011, of which approximately $6 are expected to be non-cash. The Company anticipates approximately $2 to $4 of restructuring-related charges in selling and administrative expenses in Corporate and $4 to $6 of cost of products sold charges to be in the Cleaning segment and $7 to $9 in the Household segment, respectively. The total anticipated charges related to the Supply Chain and Other restructuring plan for fiscal year 2012 are estimated to be approximately $5 to $7.

The following table reconciles the accrual for the Supply Chain and Other restructuring charges discussed above:

	Severance	Asset Impairments	Accumulated Depreciation	Other	Total
Accrual Balance as of June 30, 2007	$—	$—	$—	$—	$—
2008 Charges	7	29	20	3	59
Cash payments	(2)	—	—	(3)	(5)
Charges against assets	—	(29)	(20)	—	(49)
Accrual Balance as of June 30, 2008	5	—	—	—	5
2009 Charges	17	3	8	11	39
Cash payments	(7)	—	—	(11)	(18)
Charges against assets	—	(3)	(8)	—	(11)
Accrual Balance as of June 30, 2009	15	—	—	—	15
2010 Charges	7	—	4	9	20
Cash payments	(16)	—	—	(9)	(25)
Adjustments	(3)	—	—	—	(3)
Charges against assets	—	—	(4)	—	(4)
Accrual Balance as of June 30, 2010	$3	$—	$—	$—	$3

NOTE 4. INVENTORIES, NET

Inventories, net at June 30 were comprised of the following:

	2010	2009
Finished Goods	$300	$304
Raw materials and packaging	102	99
Work in process	4	4
LIFO allowances	(28)	(31)
Allowances for obsolescence	(11)	(10)
Total	$367	$366

The last-in, first-out (LIFO) method was used to value approximately 36% and 38% of inventories at June 30, 2010 and 2009, respectively. The carrying values for all other inventories, including inventories of all international businesses, are determined on the first-in, first-out (FIFO) method. The effect on earnings of the liquidation of LIFO layers was a favorable $3 for the fiscal year ended June 30, 2010 and less than $1 for the fiscal years ended June 30, 2009 and 2008.

During the fiscal years ended 2010, 2009 and 2008, the Company’s inventory obsolescence provision was $11, $12 and $12, respectively.

NOTE 5. OTHER CURRENT ASSETS

Other current assets at June 30 were comprised of the following:

	2010	2009
Deferred tax assets	$73	$74
Prepaid expenses	40	42
Other	13	6
Total	$126	$122

NOTE 6. PROPERTY, PLANT AND EQUIPMENT, NET

The components of property, plant and equipment, net, at June 30 were as follows:

	2010	2009
Machinery and equipment	$1,515	$1,431
Buildings	582	568
Capitalized software costs	302	289
Construction in progress	166	146
Land and improvements	127	127
Computer equipment	92	93
	2,784	2,654
Less: Accumulated depreciation and amortization	(1,805)	(1,699)
Total	$979	$955

Depreciation and amortization expense related to property, plant and equipment was $165, $173 and $186 in fiscal years 2010, 2009 and 2008, respectively.

NOTE 7. GOODWILL, TRADEMARKS AND OTHER INTANGIBLE ASSETS

Changes in the carrying amount of Goodwill, Trademarks and Other intangible assets for the fiscal years ended June 30, 2010 and 2009, were as follows:

	Goodwill
	Cleaning	Lifestyle	Household	International	Total
Balance June 30, 2008	$555	$622	$85	$396	$1,658
Translation adjustments and other	—	1	—	(29)	(28)
Balance June 30, 2009	555	623	85	367	1,630
Acquisitions	9	—	—	—	9
Translation adjustments and other	—	—	—	11	11
Balance June 30, 2010	$564	$623	$85	$378	$1,650

	Trademarks			Other intangible assets subject to amortization
	Subject to amortization	Not subject to amortization	Total	Technology and Product formulae	Other	Total
Balance June 30, 2008	$1	$559	$560	$63	$60	$123
Amortization	(1)	—	(1)	(10)	(5)	(15)
Transfers	14	(14)	—	—	—	—
Translation adjustments and other	—	(2)	(2)	—	(3)	(3)
Balance June 30, 2009	14	543	557	53	52	105
Acquisitions	6	—	6	—	4	4
Amortization	(2)	—	(2)	(9)	(5)	(14)
Transfers	5	(5)	—	(7)	7	—
Translation adjustments and other	1	—	1	—	1	1
Balance June 30, 2010	$24	$538	$562	$37	$59	$96

Trademarks and Other intangible assets subject to amortization are net of accumulated amortization of $235 and $219 at June 30, 2010 and 2009, respectively. Estimated amortization expense for these intangible assets is $16, $15, $14, $13 and $10 for fiscal year 2011, 2012, 2013, 2014 and 2015. The weighted-average amortization period for trademarks and other intangible assets subject to amortization is 20 years and 14 years, respectively.

During the fourth quarter of fiscal year 2010, the Company changed the date of its annual impairment test of goodwill and indefinite-lived intangible assets from January 1 to April 1. The change was made to align more closely the annual impairment test date with the Company’s long-range planning and forecasting process. The change did not delay, accelerate nor avoid an impairment charge. The Company, therefore, performed its annual impairment test of goodwill and indefinite-lived intangible assets as of January 1, 2010, and again as of April 1, 2010, and no instances of impairment were identified.

NOTE 8. OTHER ASSETS

Other assets were comprised of the following at June 30:

	2010	2009
Equity investments	$49	$45
Investment in insurance contracts	35	35
Deferred tax assets	25	28
Investment in low-income housing partnerships	11	13
Deferred financing costs	10	10
Other	14	18
Total	$144	$149

NOTE 8. OTHER ASSETS (Continued)

Equity Investments

The Company holds various equity investments in a number of consumer products businesses, most of which operate outside the United States. The Company has no ongoing capital commitments, loan requirements, guarantees or any other types of arrangements under the terms of its agreements that would require any future cash contributions or disbursements arising out of an equity investment, except for the investment in low-income housing partnerships described in the following paragraph.

Investment in Low-Income Housing Partnerships

The Company owns, directly or indirectly, limited partnership interests of up to 99% in 42 low-income housing partnerships, which are accounted for on the equity basis. The purpose of the partnerships is to develop and operate low-income housing rental properties. The general partners, who typically hold 1% of the partnership interests, are third parties unrelated to the Company and its affiliates, and are responsible for controlling and managing the business and financial operations of the partnerships. The partnerships provide the Company with low-income housing tax credits. Tax benefits (detriments), net of equity in the losses of the low-income housing partnerships, were $2, $1, and $(3) in fiscal years 2010, 2009 and 2008, respectively. The Company’s estimated future capital requirement for the partnerships is less than $1 in fiscal year 2011 and thereafter. As a limited partner, the Company is not responsible for any of the liabilities and obligations of the partnerships nor do the partnerships or their creditors have any recourse to the Company other than for the capital requirements. Recovery of the Company’s investments in the partnerships is accomplished through the utilization of low-income housing tax credits, the tax benefits of partnership losses and proceeds from the disposition of the properties. The risk of the low-income housing tax credits being unavailable to the Company is considered very low. For the combined group of low-income housing partnerships in which the Company invests, the aggregate underlying assets and liabilities were approximately $292 and $417, respectively, at June 30, 2010. The Company does not consolidate the investment in low-income housing partnerships.

Investment in Insurance Contracts

The Company invests in life insurance policies and records the cash surrender value of the contracts, net of any policy loans, at fair value. Any change in the cash surrender value is reflected in other expense (income), net.

NOTE 9. ACCRUED LIABILITIES

Accrued liabilities at June 30 consisted of the following:

	2010	2009
Compensation and employee benefit costs	$149	$123
Trade and sales promotion	109	86
Dividends	78	70
Interest	40	49
Other	116	144
Total	$492	$472

NOTE 10. DEBT

In fiscal year 2010, $598 of debt became due and was paid. The Company funded the debt repayment with commercial paper and operating cash flows.

In November 2009, the Company issued $300 of long-term debt in senior notes. The notes carry an annual fixed interest rate of 3.55% payable semi-annually in May and November. The notes mature on November 1, 2015. Proceeds from the notes were used to repay commercial paper. The notes rank equally with all of the Company’s existing and future senior indebtedness.

NOTE 10. DEBT (Continued)

Notes and loans payable, which mature in less than one year, included the following at June 30:

	2010	2009
Commercial paper	$369	$419
Foreign borrowings	2	2
Total	$371	$421

The weighted average interest rate on commercial paper was 0.43% and 0.59% at June 30, 2010 and 2009, respectively. During the fiscal years ended June 30, 2010, 2009 and 2008, the weighted average interest rates on notes and loans payable was 0.62%, 2.85% and 4.45%, respectively. The carrying value of notes and loans payable at June 30, 2010 and 2009, approximated the fair value of such debt.

Long-term debt at June 30 included the following:

	2010	2009
Senior unsecured notes and debentures:
4.20%, $575 due January 2010	$—	$575
6.125%, $300 due February 2011	300	305
5.45%, $350 due October 2012	349	349
5.00%, $500 due March 2013	500	499
5.00%, $575 due January 2015	575	575
3.55%, $300 due November 2015	299	—
5.95%, $400 due October 2017	398	398
Foreign borrowings	3	27
Total	2,424	2,728
Less: Current maturities	(300)	(577)
Long-term debt	$2,124	$2,151

The weighted average interest rate on long-term debt was 5.19% and 5.14% at June 30, 2010 and 2009, respectively. During the fiscal years ended June 30, 2010, 2009 and 2008, the weighted average interest rates on long-term debt, including the effect of interest rate swaps, was 5.16%, 5.15% and 5.16%, respectively. The estimated fair value of long-term debt, including current maturities, was $2,635 and $2,816 at June 30, 2010 and 2009, respectively. The Company accounts for its long-term debt at face value, net of any unamortized discounts or premiums. The fair value of long-term debt was determined using secondary market prices quoted by corporate bond dealers.

Credit facilities at June 30 were as follows:

	2010	2009
Revolving credit line	$1,100	$1,100
Foreign credit lines	23	57
Other credit lines	12	3
Total	$1,135	$1,160

At June 30, 2009, there were no borrowings under the $1,100 revolving credit agreement, and the Company believes that borrowings under the revolving credit facility are now available and will continue to be available for general corporate purposes and to support commercial paper issuances. The $1,100 revolving credit agreement expires in April 2013 and includes certain restrictive covenants.

NOTE 10. DEBT (Continued)

The Company was in compliance with all restrictive covenants and limitations as of June 30, 2010 and 2009. In addition, the Company had $35 of foreign and other credit lines at June 30, 2010, of which $27 was available for borrowing.

Long-term debt maturities at June 30, 2010, are $300, $3, $850, Zero, $575 and $700 in fiscal years 2011, 2012, 2013, 2014, 2015 and thereafter, respectively.

NOTE 11. FINANCIAL INSTRUMENTS AND FAIR VALUE MEASUREMENTS

The Company is exposed to certain commodity and foreign currency risks relating to its ongoing business operations. The Company uses commodity futures and swap contracts to fix the price of a portion of its forecasted raw material requirements. Contract maturities, which are generally no longer than 18 months, are matched to the length of the raw material purchase contracts. The Company also enters into certain foreign currency related derivative contracts to manage a portion of the Company’s foreign exchange risk associated with the purchase of inventory. These foreign currency contracts generally have durations no longer than twelve months.

The accounting for changes in the fair value (i.e., gains or losses) of a derivative instrument depends on whether it has been designated and qualifies as a hedge, and on the type of the hedging relationship. For those derivative instruments designated and qualifying as hedging instruments, the Company must designate the hedging instrument as a fair value hedge or a cash flow hedge. The Company designates its commodity forward and future contracts of forecasted purchases for raw materials and its foreign currency forward contracts of forecasted purchases of inventory as cash flow hedges. During the fiscal year ended June 30, 2010, the Company had no hedging instruments designated as fair value hedges.

For derivative instruments designated and qualifying as a cash flow hedge, the effective portion of the gain or loss on the derivative is reported as a component of other comprehensive income (OCI) and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. The estimated amount of the existing net loss at the reporting date expected to be reclassified into earnings within the next twelve months is $0. Gains and losses on the derivative instruments representing either hedge ineffectiveness or hedge components excluded from the assessment of effectiveness are recognized in current earnings. During the fiscal year 2010, the hedge ineffectiveness was not material. The Company dedesignates these cash flow hedge relationships whenever it determines that the hedge relationships are no longer highly effective. The portion of gains or losses on the derivative instrument previously accumulated in other comprehensive income for dedesignated hedges remains in accumulated other comprehensive income until the forecasted transaction is recognized in earnings. Changes in the value of derivative instruments after dedesignation are recorded in other income (expense) and amounted to ($3) for the fiscal year 2010.

The Company’s derivative financial instruments designated as hedging instruments are recorded at fair value in the condensed consolidated balance sheet as follows:

		Fair value
	Balance Sheet location	6/30/2010	6/30/2009
Assets
Foreign exchange contracts	Other current assets	$1	$—
Commodity purchase contracts	Other current assets	—	6
		$1	$6

Liabilities
Commodity purchase contracts	Accrued liabilities	$(2)	$(21)

NOTE 11. FINANCIAL INSTRUMENTS AND FAIR VALUE MEASUREMENTS (Continued)

The effects of derivative instruments designated as hedging instruments on OCI and on the statement of earnings for the fiscal year 2010 were as follows:

		Loss
		reclassified from
		OCI and
	Loss	recognized in
Cash flow hedges	recognized in OCI	earnings
Commodity purchase contracts	$(3)	$(15)
Foreign exchange contracts	(2)	(3)
Total	$(5)	$(18)

The gains (losses) reclassified from OCI and recognized in earnings are included in cost of products sold.

The Company’s derivative financial instruments not designated as hedging instruments are recorded at fair value in the condensed consolidated balance sheet as follows:

		Fair value
	Balance Sheet location	6/30/2010	6/30/2009
Liabilities
Commodity purchase contracts	Accrued liabilities	$(1)	$—

As of June 30, 2010, the net notional value of commodity derivatives was $91, of which $46 related to diesel fuel, $18 related to jet fuel, $25 related to soybean oil and $2 related to crude oil.

As of June 30, 2010, the Company had outstanding foreign currency forward contracts related to its subsidiaries in Canada and Australia of $12 and $6, respectively, used to hedge forecasted purchases of inventory.

Certain terms of the agreements governing the Company’s over-the-counter derivative instruments require the Company or the counterparty to post collateral when the fair value of the derivative instruments exceeds contractually defined counterparty liability position limits. There was no collateral posted at June 30, 2010.

Certain terms of the agreements governing the over-the-counter derivative instruments contain provisions that require the credit ratings, as assigned by Standard and Poor’s and Moody’s to the Company and its counterparties, to remain at a level equal to or better than the minimum of an investment grade credit rating. As of June 30, 2010, the Company and each of its counterparties maintained investment grade ratings with both Standard and Poor’s and Moody’s.

U.S. GAAP prioritizes the inputs used in measuring fair value into the following hierarchy:

Level 1: Quoted market prices in active markets for identical assets or liabilities.
Level 2: Observable market-based inputs or unobservable inputs that are corroborated by market data.
Level 3: Unobservable inputs reflecting the reporting entity’s own assumptions.

At June 30, 2010, the Company’s financial assets and liabilities that were measured at fair value on a recurring basis during the year were level 2 foreign exchange contracts with a fair value of $1 (included in other current assets), and commodity purchase contracts with a fair value of $3 (included in accrued liabilities).

Commodity purchase contracts are fair valued using market quotations obtained from commodity derivative dealers.

The foreign exchange contracts are fair valued using information quoted by foreign exchange dealers.

The carrying values of cash and cash equivalents, accounts receivable, accounts payable and notes and loans payable approximate their fair values at June 30, 2010 and 2009, due to the short maturity and nature of those balances.

NOTE 12. OTHER LIABILITIES

Other liabilities consisted of the following at June 30:

	2010	2009
Employee benefit obligations	$306	$266
Venture agreement net terminal obligation	274	269
Taxes	64	65
Other	33	40
Total	$677	$640

Venture Agreement

In January 2003, the Company entered into an agreement with The Procter & Gamble Company (P&G) by which a venture was formed related to the Company’s Glad® plastic bags, wraps and containers business. The Company maintains a net terminal obligation liability, which reflects the estimated value of the contractual requirement to repurchase P&G’s interest at the termination of the agreement. As of June 30, 2010 and 2009, P&G had a 20% interest in the venture. The Company pays a royalty to P&G for its interest in the profits, losses and cash flows, as contractually defined, of the Glad® business and are included in cost of products sold.

The agreement has a 20-year term, with a 10-year renewal option and can be terminated under certain circumstances, including at P&G’s option upon a change in control of the Company, or, at either party’s option, upon the sale of the Glad® business by the Company. Upon termination of the agreement, the Company will purchase P&G’s interest for cash at fair value as established by predetermined valuation procedures. Following termination, the Glad® business will retain the exclusive core intellectual property licenses contributed by P&G on a royalty free basis for the licensed products marketed.

NOTE 13. OTHER CONTINGENCIES

The Company is involved in certain environmental matters, including Superfund and other response actions at various locations. The Company recorded a liability of $16 and $19 at June 30, 2010 and 2009, respectively, for its share of the related aggregate future remediation cost. One matter in Dickinson County, Michigan, for which the Company is jointly and severally liable, accounts for a substantial majority of the recorded liability at both June 30, 2010 and 2009. The Company is subject to a cost-sharing arrangement with Ford Motor Co. (Ford) for this matter, under which the Company has agreed to be liable for 24.3% of the aggregate remediation and associated costs, other than legal fees, as the Company and Ford are each responsible for their own such fees. In October 2004, the Company and Ford agreed to a consent judgment with the Michigan Department of Environmental Quality, which sets forth certain remediation goals and monitoring activities. Based on the current status of this matter, and with the assistance of environmental consultants, the Company maintains an undiscounted liability representing its best estimate of its share of costs associated with the capital expenditures, maintenance and other costs to be incurred over an estimated 30-year remediation period. The most significant components of the liability relate to the estimated costs associated with the remediation of groundwater contamination and excess levels of subterranean methane deposits. The Company made payments of less than $1 in fiscal years 2010 and 2009, respectively, towards remediation efforts. Currently, the Company cannot accurately predict the timing of the payments that will likely be made under this estimated obligation. In addition, the Company’s estimated loss exposure is sensitive to a variety of uncertain factors, including the efficacy of remediation efforts, changes in remediation requirements and the timing, varying costs and alternative clean-up technologies that may become available in the future. Although it is possible that the Company’s exposure may exceed the amount recorded, any amount of such additional exposures, or range of exposures, is not estimable at this time.

The Company is subject to various other lawsuits and claims relating to issues such as contract disputes, product liability, patents and trademarks, advertising, employee and other matters. Although the results of claims and litigation cannot be predicted with certainty, it is the opinion of management that the ultimate disposition of these matters, to the extent not previously provided for, will not have a material adverse effect, individually or in the aggregate, on the Company’s consolidated financial statements taken as a whole.

NOTE 14. STOCKHOLDERS’ EQUITY (DEFICIT)

The Company has two share repurchase programs: an open-market program, which had a total authorization of $750 as of June 30, 2010, and a program to offset the impact of share dilution related to share-based awards (Evergreen Program), which has no authorization limit. The current open-market program was approved by the Company’s Board of Directors in May 2008.

Share repurchases under the Evergreen Program were $150 (2.4 million shares) in fiscal year 2010. No shares were repurchased under the open-market program or Evergreen Program in fiscal year 2009. Share repurchases under the Evergreen Program were $118 (2.1 million shares) in fiscal year 2008. In August 2007, the Company entered into an Accelerated Share Repurchase (ASR) agreement with two investment banks in which the Company received 10.9 million shares in August 2007 and 1.1 million shares in January 2008. The average per share amount paid for all shares purchased under the ASR agreement was $62.08 for an aggregate price of $750.

During fiscal years 2010, 2009 and 2008, the Company declared dividends per share of $2.05, $1.88 and $1.66, respectively. During fiscal years 2010, 2009, and 2008, the Company paid dividends per share of $2.00, $1.84 and $1.60, respectively.

Accumulated other comprehensive net losses at June 30, 2010, 2009 and 2008, included the following net-of-tax (losses) gains:

	2010	2009	2008
Currency translation	$(211)	$(220)	$(142)
Derivatives	1	(9)	30
Pension and postretirement benefit adjustments	(161)	(118)	(67)
Total	$(371)	$(347)	$(179)

NOTE 15. EARNINGS PER SHARE

The Company computes EPS using the two-class method (See Note 1), which is an earnings allocation formula that determines EPS for common stock and participating securities.

EPS for common stock is computed by dividing net earnings applicable to common stock by the weighted average number of common shares outstanding each period on an unrounded basis. Net earnings applicable to common stock includes dividends paid to common shareholders during the period plus a proportionate share of undistributed net earnings which is based on the weighted average number of shares of common stock and participating securities outstanding during the period.

Diluted EPS for common stock reflects the earnings dilution that could occur from common shares that may be issued through stock options, restricted stock awards, performance units and restricted stock units that are not participating securities. Excluded from this calculation are amounts allocated to participating securities.

The following are reconciliations of net earnings to net earnings applicable to common stock, and the number of common shares outstanding (in thousands) used to calculate basic EPS to those used to calculate diluted EPS for fiscal years ended June 30:

	2010	2009	2008
Net earnings	$603	$537	$461
Less: Earnings allocated to participating securities	3	5	5
Net earnings applicable to common stock	$600	$532	$456

	Weighted Average
	Number of Shares Outstanding
	2010	2009	2008
Basic	140,272	139,015	139,633
Dilutive effect of stock options and other (excludes participating securities)	1,262	1,154	1,564
Diluted	141,534	140,169	141,197

NOTE 15. EARNINGS PER SHARE (Continued)

The Company did not include the following options to purchase shares of the Company’s common stock in the calculations of diluted EPS because their inclusion would be anti-dilutive for the fiscal years ended June 30:

	2010	2009	2008
Stock options	3,978	5,090	2,719

NOTE 16. SHARE-BASED COMPENSATION PLANS

In November 2005, the Company’s stockholders approved the 2005 Stock Incentive Plan (2005 Plan). The 2005 Plan permits the Company to grant various nonqualified, share-based compensation awards, including stock options, restricted stock, performance units, deferred stock units, restricted stock units, stock appreciation rights, and other stock-based awards. The Company is authorized to grant up to seven million common shares under the 2005 Plan, and, at June 30, 2010, approximately six million common shares were available for grant under the plan.

Compensation cost and related income tax benefit recognized in the Company’s fiscal years 2010, 2009 and 2008 consolidated financial statements for share-based compensation plans were classified as indicated in the table below.

	2010	2009	2008
Cost of products sold	$8	$8	$7
Selling and administrative expenses	46	45	36
Research and development costs	6	5	4
Total compensation cost	$60	$58	$47
Related income tax benefit	$22	$22	$18

Cash received during fiscal year 2010, 2009 and 2008 from stock options exercised under all share-based payment arrangements was $69, $35 and $31, respectively. The Company issues shares for share-based compensation plans from treasury stock. The Company may repurchase shares under its Evergreen Program to offset the estimated impact of share dilution related to share-based awards (See Note 14).

Details regarding the valuation and accounting for stock options, restricted stock awards, performance units and deferred stock units for non-employee directors follow.

Stock Options

The fair value of each stock option award granted during fiscal years 2010, 2009 and 2008 was estimated on the date of grant using the Black-Scholes valuation model and assumptions noted in the following table:

	2010	2009	2008
Expected life	5 years	5 years	5 years
Expected volatility	21.6% to 22.9%	23.4%	21.0% to 22.2%
Weighted-average volatility	22.0%	23.4%	21.6%
Risk-free interest rate	2.2% to 2.4%	2.6%	2.8% to 4.2%
Dividend yield	3.4% to 3.6%	3.0%	2.7% to 3.0%
Weighted-average dividend yield	3.6%	3.0%	2.7%

NOTE 16. SHARE-BASED COMPENSATION PLANS (Continued)

The expected life of the stock options is based on observed historical exercise patterns. Groups of employees having similar historical exercise behavior are considered separately for valuation purposes. The Company estimates stock option forfeitures based on historical data for each separate employee grouping, and adjusts the rate to expected forfeitures periodically. The adjustment of the forfeiture rate will result in a cumulative catch-up adjustment in the period the forfeiture estimate is changed. The expected volatility is based on implied volatility from publicly traded options on the Company’s stock at the date of grant, historical implied volatility of the Company’s publicly traded options and other factors. The risk-free interest rate is based on the implied yield on a U.S. Treasury zero-coupon issue with a remaining term equal to the expected term of the option. The dividend yield is based on the projected annual dividend payment per share, divided by the stock price at the date of grant.

Details of the Company’s stock option plan at June 30 are summarized below:

		Weighted-
		Average	Average
		Exercise	Remaining	Aggregate
	Number of	Price per	Contractual	Intrinsic
	Shares	Share	Life	Value
	(In thousands)
Outstanding at June 30, 2009	10,089	$53	6 years	$32
Granted	1,924	57
Exercised	(1,701)	41
Cancelled	(301)	60
Outstanding at June 30, 2010	10,011	55	6 years	68
Options vested and exercisable at June 30, 2010	6,087	52	4 years	61

The weighted-average fair value per share of each option granted during fiscal years 2010, 2009, and 2008, estimated at the grant date using the Black-Scholes option pricing model, was $8.34, $11.07 and $11.86, respectively. The total intrinsic value of options exercised in fiscal years 2010, 2009 and 2008 was $36, $16 and $16, respectively.

Stock option awards outstanding as of June 30, 2010, have been granted at prices that are either equal to or above the market value of the stock on the date of grant. Stock options outstanding as of June 30, 2010, generally vest over four years and expire no later than ten years after the grant date. The Company generally recognizes compensation expense ratably over the vesting period. At June 30, 2010, there was $19 of total unrecognized compensation cost related to nonvested options, which is expected to be recognized over a remaining weighted-average vesting period of two years, subject to forfeitures.

Restricted Stock Awards

The fair value of restricted stock awards is estimated on the date of grant based on the market price of the stock and is amortized to compensation expense on a straight-line basis over the related vesting periods, which are generally three to four years. The total number of restricted stock awards expected to vest is adjusted by estimated forfeiture rates. Restricted stock grants prior to July 1, 2009, receive dividend distributions during their vesting period. Restricted stock grants after July 1, 2009, receive dividends earned during the vesting period upon vesting.

At June 30, 2010, there was $2 of total unrecognized compensation cost related to nonvested restricted stock awards, which is expected to be recognized over a remaining weighted-average vesting period of two years. The total fair value of the shares that vested in fiscal years 2010, 2009 and 2008 was $5, $8 and $10, respectively. The weighted-average grant-date fair value of awards granted was $58.91, $63.30 and $60.69 per share for fiscal years 2010, 2009 and 2008, respectively.

NOTE 16. SHARE-BASED COMPENSATION PLANS (Continued)

A summary of the status of the Company’s restricted stock awards at June 30 is presented below:

		Weighted-Average
		Grant Date
	Number of	Fair Value
	Shares	per Share
	(In thousands)
Restricted stock awards at June 30, 2009	196	$62
Granted	5	59
Vested	(83)	61
Forfeited	(6)	62
Restricted stock awards at June 30, 2010	112	62

Performance Units

The Company’s performance unit grants provide for the issuance of common stock to certain managerial staff and executive management if the Company achieves certain performance targets. The performance unit grants vest after three years. Performance unit grants prior to July 1, 2009, receive dividend distributions during their vesting periods. Performance unit grants after July 1, 2009, receive dividends earned during the vesting period upon vesting. The fair value of each grant issued is estimated on the date of grant based on the current market price of the stock. The total amount of compensation expense recognized reflects estimated forfeiture rates, and the initial assumption that performance goals will be achieved. Compensation expense is adjusted as necessary on a quarterly basis based on management’s assessment of the probability that performance goals will be achieved. If such goals are not met or it is determined that achievement of performance goals is not probable, any previously recognized compensation expense is reversed to reflect the expected payout level. If it is determined that the performance goals will be exceeded, additional compensation expense is recognized.

The number of shares issued will be dependent upon vesting and the achievement of specified performance targets. At June 30, 2010, there was $31 in unrecognized compensation cost related to nonvested performance unit grants that is expected to be recognized over a remaining weighted-average performance period of two years. The weighted-average grant-date fair value of awards granted was $57.28, $63.95 and $61.16 per share for fiscal years 2010, 2009 and 2008, respectively.

A summary of the status of the Company’s performance unit awards at June 30 is presented below:

		Weighted-Average
		Grant Date
	Number of	Fair Value
	Shares	per Share
	(In thousands)
Performance unit awards at June 30, 2009	1,449	$60
Granted	670	58
Vested and distributed	(485)	61
Forfeited	(83)	61
Performance unit awards at June 30, 2010	1,551	59
Performance units vested and deferred at June 30, 2010	252	53

The nonvested performance units outstanding at June 30, 2010 and 2009, were 1,298,382 and 1,252,134, respectively, and the weighted average grant date fair value was $60.68 and $62.28 per share, respectively. Total shares vested during fiscal year 2010 were 533,581, which had a weighted average grant date fair value per share of $61.51. The total fair value of shares vested was $33, $26 and $4 during fiscal years 2010, 2009 and 2008, respectively. Upon vesting, the recipients of the grants receive the distribution as shares or, if previously elected by those who have the option to, as deferred stock. During fiscal years 2010 and 2009, $29 and $22, respectively, of the vested awards were paid by the issuance of shares. During both fiscal years 2010 and 2009, $4 of the vested awards were deferred. Deferred shares receive dividend distributions during their deferral period.

NOTE 16. SHARE-BASED COMPENSATION PLANS (Continued)

Deferred Stock Units for Nonemployee Directors

Nonemployee directors receive annual grants of deferred stock units under the Company’s director compensation program and can elect to receive all or a portion of their annual retainers and fees in the form of deferred stock units. The deferred stock units receive dividend distributions, which are reinvested as deferred stock units, and are recognized at their fair value on the date of grant. Each deferred stock unit represents the right to receive one share of the Company’s common stock following the termination of a director’s service.

During fiscal year 2010, the Company granted 23,528 deferred stock units, reinvested dividends of 5,290 units and distributed 1,990 shares, which had a weighted-average fair value on grant date of $61.11, $61.89 and $52.06 per share, respectively. As of June 30, 2010, 179,826 units were outstanding, which had a weighted-average fair value on grant date of $56.66 per share.

NOTE 17. LEASES AND OTHER COMMITMENTS

The Company leases transportation equipment, certain information technology equipment and various manufacturing, warehousing, and office facilities. The Company’s leases are classified as operating leases and the Company’s existing contracts will expire by 2020. The Company expects that in the normal course of business, existing contracts will be renewed or replaced by other leases. The following is a schedule of future minimum rental payments required under the Company’s existing non-cancelable lease agreements at June 30, 2010:

Fiscal Year	Future Minimum Rental Payments
2011	$32
2012	35
2013	31
2014	26
2015	21
Thereafter	81
Total	$226

Rental expense for all operating leases was $59, $62, and $59 in fiscal years 2010, 2009 and 2008, respectively. Space not occupied by the Company in its headquarters building is rented to other tenants under operating leases expiring through 2015. Future minimum rentals to be received under these leases total $5 and do not exceed $2 in any one year.

The Company is also party to certain purchase obligations, which are defined as purchase agreements that are enforceable and legally-binding and that specify all significant terms, including quantity, price and the approximate timing of the transaction. Examples of the Company’s purchase obligations include contracts to purchase raw materials, commitments to contract manufacturers, commitments for information technology and related services, advertising contracts, utility agreements, capital expenditure agreements, software acquisition and license commitments, and service contracts. At June 30, 2010, the Company’s purchase obligations, including the services related to the Information Technology Services (ITS) Agreement, totaled $361, $145, $58, $19, $3, and $2 for fiscal years 2011 through 2015, and thereafter, respectively. Estimates for the ITS Agreement are based on an annual service fee that is adjusted periodically based upon updates to services and equipment provided. Included in the ITS Agreement are certain acceleration payment clauses if the Company terminates the contract without cause.

NOTE 18. OTHER EXPENSE (INCOME), NET

The major components of other expense (income), net for the fiscal years ended June 30 were:

	2010	2009	2008
Foreign exchange transaction losses, net	$26	$28	$2
Amortization of trademarks and other intangible assets	9	7	7
Low-income housing partnership losses (Note 8)	1	3	7
Equity in earnings of unconsolidated affiliates	(9)	(8)	(8)
Interest income	(3)	(4)	(12)
Other	1	—	(5)
Total other expense (income), net	$25	$26	$(9)

Approximately 90% of the fiscal year 2010 foreign exchange transaction losses, net, were related to the remeasurement losses by the Company’s Venezuelan subsidiary (See Note 1).

Approximately 70% of the fiscal year 2009 foreign exchange transaction losses, net, were related to transactions to covert local currency to U.S. dollars by the Company’s Venezuelan subsidiary.

NOTE 19. INCOME TAXES

The provision for income taxes on continuing operations, by tax jurisdiction, consisted of the following for the fiscal years ended June 30:

	2010	2009	2008
Current
Federal	$227	$194	$203
State	29	40	28
Foreign	42	41	52
Total current	298	275	283
Deferred
Federal	18	2	(36)
State	2	3	(3)
Foreign	4	(6)	(12)
Total deferred	24	(1)	(51)
Total	$322	$274	$232

The components of earnings from continuing operations before income taxes, by tax jurisdiction, were as follows for the fiscal years ended June 30:

	2010	2009	2008
United States	$773	$669	$538
Foreign	152	142	155
Total	$925	$811	$693

NOTE 19. INCOME TAXES (Continued)

A reconciliation of the statutory federal income tax rate to the Company’s effective tax rate on continuing operations follows for the fiscal years ended June 30:

	2010	2009	2008
Statutory federal tax rate	35.0%	35.0%	35.0%
State taxes (net of federal tax benefits)	2.2	3.4	2.5
Tax differential on foreign earnings	(1.0)	(1.8)	0.1
Net adjustment of prior year federal and state tax accruals	(0.4)	(2.0)	1.0
Change in valuation allowance	0.6	0.1	(2.3)
Domestic manufacturing deduction	(1.7)	(1.8)	(1.7)
Other differences	0.1	0.9	(1.0)
Effective tax rate	34.8%	33.8%	33.6%

Applicable U.S. income taxes and foreign withholding taxes have not been provided on approximately $102 of undistributed earnings of certain foreign subsidiaries at June 30, 2010, because these earnings are considered indefinitely reinvested. The net federal income tax liability that would arise if these earnings were not indefinitely reinvested is approximately $26. Applicable U.S. income and foreign withholding taxes are provided on these earnings in the periods in which they are no longer considered indefinitely reinvested.

With respect to the Company’s stock option plans, realized tax benefits in excess of tax benefits recognized in net earnings are recorded as increases to additional paid-in capital. Excess tax benefits of approximately $10, $6, and $9, were realized and recorded to additional paid-in capital for the fiscal years 2010, 2009 and 2008, respectively.

The components of deferred tax assets at June 30 are shown below:

	2010	2009
Deferred tax assets
Compensation and benefit programs	$201	$177
Basis difference related to Venture Agreement	30	30
Accruals and reserves	25	30
Inventory costs	13	16
Other	63	60
Subtotal	332	313
Valuation allowance	(12)	(6)
Total deferred tax assets	320	307

Deferred tax liabilities
Fixed and intangible assets	(188)	(176)
Low-income housing partnerships	(28)	(27)
Other	(30)	(25)
Total deferred tax liabilities	(246)	(228)
Net deferred tax assets	$74	$79

The net deferred tax assets included in the consolidated balance sheet at June 30 were as follows:

	2010	2009
Current deferred tax assets	$73	$74
Noncurrent deferred tax assets	25	28
Noncurrent deferred tax liabilities	(24)	(23)
Net deferred tax assets	$74	$79

NOTE 19. INCOME TAXES (Continued)

The Company periodically reviews its deferred tax assets for recoverability. A valuation allowance is established when the Company believes that it is more likely than not that some portion of its deferred tax assets will not be realized. Valuation allowances have been provided to reduce deferred tax assets to amounts considered recoverable. Details of the valuation allowance at June 30 were as follows:

	2010	2009
Valuation allowance at beginning of year	$(6)	$(7)
Net (decrease) increase in realizability of foreign deferred tax assets	(5)	1
Increase in foreign net operating loss carryforward and other	(1)	—
Valuation allowance at end of year	$(12)	$(6)

At June 30, 2010, the Company had no federal foreign tax credit carryforwards. Tax benefits from foreign net operating loss carryforwards of $6 have expiration dates between fiscal years 2011 and 2029. Tax benefits from foreign net operating loss carryforwards of $3 may be carried forward indefinitely.

The Company files income tax returns in the U.S. federal and various state, local and foreign jurisdictions. In the second quarter of fiscal year 2009, the Company settled the 2005 fiscal year with the Internal Revenue Service (IRS) and paid $2 in federal taxes and interest. In the first quarter of fiscal year 2010, the Company paid federal tax and interest of $8 related to the 2004 and 2006 fiscal tax years. No tax benefits had previously been recognized for the issues related to the 2004, 2005 and 2006 tax settlements. Certain issues relating to fiscal years 2003, 2004 and 2006 are under review by the IRS Appeals Division. Various income tax returns in state and foreign jurisdictions are currently in the process of examination.

The Company recognizes interest and penalties related to uncertain tax positions as a component of income tax expense. As of June 30, 2010 and June 30, 2009, the total balance of accrued interest and penalties related to uncertain tax positions was $22 and $17, respectively. For fiscal year 2010, income tax expense includes $5 of interest and penalties.

Following is a reconciliation of the beginning and ending amounts of the Company’s gross unrecognized tax benefits:

Unrecognized tax benefits - July 1, 2009	$98
Gross increases - tax positions in prior periods	10
Gross decreases - tax positions in prior periods	(15)
Gross increases - current period tax positions	5
Settlements	(14)
Unrecognized tax benefits - June 30, 2010	$84

Included in the balance of unrecognized tax benefits at June 30, 2010 and June 30, 2009, respectively, are potential benefits of $57 and $64, respectively, that if recognized, would affect the effective tax rate on earnings.

In the twelve months succeeding June 30, 2010, audit resolutions could potentially reduce total unrecognized tax benefits by up to $29, primarily as a result of cash payments. Audit outcomes and the timing of audit settlements are subject to significant uncertainty.

NOTE 20. EMPLOYEE BENEFIT PLANS

Retirement Income Plans

The Company has qualified and nonqualified defined benefit plans that cover substantially all domestic employees and certain international employees. Benefits are based on either employee years of service and compensation or a stated dollar amount per years of service. The Company is the sole contributor to the plans in amounts deemed necessary to provide benefits and to the extent deductible for federal income tax purposes. Assets of the plans consist primarily of investments in cash equivalents, mutual funds and common collective trusts.

NOTE 20. EMPLOYEE BENEFIT PLANS (Continued)

The Company made contributions of $43, $30, and $0 to its domestic qualified retirement income plan in fiscal years 2010, 2009 and 2008, respectively. Contributions made to the domestic non-qualified retirement income plans were $8, $7 and $13 in fiscal years 2010, 2009 and 2008, respectively. The Company has also contributed $2, $1, and $1 to its foreign retirement income plans for fiscal years 2010, 2009 and 2008, respectively. The Company’s funding policy is to contribute amounts sufficient to meet minimum funding requirements as set forth in employee benefit tax laws plus additional amounts as the Company may determine to be appropriate. At June 30, 2010, based on current pension funding rules, the Company is not required to make any contributions in fiscal year 2011.

Retirement Health Care

The Company provides certain health care benefits for employees who meet age, participation and length of service requirements at retirement. The plans pay stated percentages of covered expenses after annual deductibles have been met. Benefits paid take into consideration payments by Medicare for the domestic plan. The plans are funded as claims are paid, and the Company has the right to modify or terminate certain of these plans.

The assumed domestic health care cost trend rate used in measuring the accumulated post-retirement benefit obligation (APBO) was 8.4% for medical and 9.8% for prescription drugs for fiscal year 2010. These rates have been assumed to gradually decrease each year until an assumed ultimate trend of 4.5% is reached in 2028. The healthcare cost trend rate assumption has an effect on the amounts reported. The effect of a 100 basis point increase or decrease in the assumed healthcare cost trend rate on the total service and interest cost components, and the postretirement benefit obligation was less than $1, respectively, for all three years ended June 30, 2010, 2009 and 2008.

Summarized information for the Company’s retirement income and healthcare plans at and for the fiscal year ended June 30:

	Retirement Income		Retirement Health Care
	2010	2009	2010	2009
Change in benefit obligations:
Benefit obligation at beginning of year	$468	$465	$70	$71
Service cost	9	10	2	2
Interest cost	30	29	4	4
Employee contributions to deferred compensation plans	6	7	—	—
Actuarial loss/(gain)	80	(8)	4	(3)
Translation adjustment	—	(3)	—	(1)
Benefits paid	(33)	(32)	(2)	(3)
Benefit obligation at end of year	560	468	78	70
Change in plan assets:
Fair value of assets at beginning of year	275	340	—	—
Actual return on plan assets	39	(68)	—	—
Employer contributions to qualified and nonqualified plans	53	38	2	3
Translation adjustment	1	(3)	—	—
Benefits paid	(33)	(32)	(2)	(3)
Fair value of plan assets at end of year	335	275	—	—
Funded status — plan assets less than benefit obligation	(225)	(193)	(78)	(70)
Accrued benefit cost	$(225)	$(193)	$(78)	$(70)

Amount recognized in the balance sheets consists of:
Pension benefit assets	$1	$1	$—	$—
Current accrued benefit liability	(10)	(11)	(5)	(5)
Non-current accrued benefit liability	(216)	(183)	(73)	(65)
Net amount recognized	$(225)	$(193)	$(78)	$(70)

NOTE 20. EMPLOYEE BENEFIT PLANS (Continued)

Information for plans with accumulated benefit obligation (ABO) in excess of plan assets at June 30:

	Pension Plans		Other Retirement Plans
	2010	2009	2010	2009
Projected benefit obligation	$478	$392	$64	$62
Accumulated benefit obligation	472	384	64	62
Fair value of plan assets	317	261	—	—

The ABO for all pension plans was $490, $398 and $390, respectively, at June 30, 2010, 2009 and 2008. The ABO for all retirement income plans increased by $97 in fiscal year 2010 primarily due to a decrease in the weighted-average discount rate. The Company uses a June 30 measurement date.

The net costs of the retirement income and healthcare plans for the fiscal year ended June 30 include the following components:

	Retirement Income			Retirement Health Care
	2010	2009	2008	2010	2009	2008
Components of net periodic benefit cost
Service cost	$9	$10	$14	$2	$2	$2
Interest cost	30	29	28	4	4	5
Expected return on plan assets	(31)	(28)	(29)	—	—	—
Amortization of unrecognized items	9	6	7	(2)	(2)	(1)
Total net periodic benefit cost	$17	$17	$20	$4	$4	$6

Items not yet recognized as a component of post retirement expense as of June 30, 2010, consisted of:

	Retirement Income	Retirement Health Care
Net actuarial loss (gain)	$267	$(4)
Prior service cost (benefit)	—	(3)
Net deferred income tax (assets) liabilities	(101)	2
Accumulated other comprehensive loss (income)	$166	$(5)

Net actuarial loss (gain) and prior service cost (benefit) activity recorded in accumulated other comprehensive loss (income) for the fiscal year ended June 30, 2010, included the following:

	Retirement Income	Retirement Health Care
Net actuarial loss (gain) at beginning of year	$204	$(9)
Amortization during the year	(9)	1
Loss during the year	72	4
Net actuarial loss (gain) at end of year	$267	$(4)

Prior service benefit at beginning of year	$—	$(4)
Amortization during the year	—	1
Prior service benefit at end of year	$—	$(3)

The Company uses the straight line amortization method for unrecognized prior service benefit. In fiscal year 2011, the Company expects to recognize, on a pretax basis, approximately $1 of the prior service benefit and $12 of the net actuarial loss as a component of net periodic benefit cost.

NOTE 20. EMPLOYEE BENEFIT PLANS (Continued)

Weighted-average assumptions used to estimate the actuarial present value of benefit obligations at June 30 are as follows:

	Retirement Income		Retirement Health Care
	2010	2009	2010	2009
Discount rate	5.34%	6.81%	5.36%	6.80%
Rate of compensation increase	3.99%	4.22%	n/a	n/a

Weighted-average assumptions used to estimate the net periodic pension and other postretirement benefit costs for the fiscal years ended June 30 are as follows:

	Retirement Income
	2010	2009	2008
Discount rate	6.81%	6.75%	6.22%
Rate of compensation increase	4.22%	4.19%	4.18%
Expected return on plan assets	8.11%	8.11%	8.15%

	Retirement Health Care
	2010	2009	2008
Discount rate	6.80%	6.69%	6.19%

Expected benefit payments for the Company’s pension and other postretirement plans are as follows:

	Retirement Income	Retirement Health Care
2011	$32	$5
2012	33	5
2013	33	6
2014	34	6
2015	35	6
Fiscal years 2016 — 2020	205	31

Expected benefit payments are based on the same assumptions used to measure the benefit obligations and include estimated future employee service.

The target allocations and weighted average asset allocations of the investment portfolio for the Company’s domestic retirement income plans at June 30 are:

		% of Plan Assets at June 30
	% Target Allocation	2010	2009
Asset Category
U.S. equity	50%	48%	50%
International equity	20	19	21
Fixed income	25	27	24
Other	5	6	5
Total	100%	100%	100%

The expected long-term rate of return assumption is based on an analysis of historical experience of the portfolio and the summation of prospective returns for each asset class in proportion to the fund’s current asset allocation.

NOTE 20. EMPLOYEE BENEFIT PLANS (Continued)

The target asset allocation was determined based on the risk tolerance characteristics established for the plans and, at times, may be adjusted to achieve the plans’ overall investment objective and to minimize any concentration of investment risk. The Company’s objective is to invest plan assets in a manner that will generate resources to pay current and projected plan obligations over the life of the domestic qualified retirement income plan.

The following table sets forth by level, within the fair value hierarchy, the retirement income plans’ assets carried at fair value as of June 30, 2010:

	Level 1	Level 2	Total
Mutual funds	$196	$—	$196
Cash equivalents	1	—	1
Common/collective trusts	—	138	138
Total assets at fair value	$197	$138	$335

Mutual funds are valued at quoted market prices, which represent the net asset values of shares held by the plans at June 30, 2010.

Common/collective trust funds are valued at a net asset value unit price determined by the portfolio’s sponsor based on the fair value of underlying assets held by the common collective trust fund on June 30, 2010.

The carrying value of cash equivalents approximates their fair values at June 30, 2010.

Defined Contribution Plans

The Company has defined contribution plans for most of its domestic employees. The cost of those plans is based on the Company’s profitability and the level of participants’ deferrals qualifying for match. The plans include The Clorox Company 401(k) Plan, which has two components, a 401(k) component and a profit sharing component. Employee contributions made to the 401(k) component are partially matched with Company contributions. Company contributions to the profit sharing component above 3% of employee eligible earnings are discretionary and are based on certain Company performance targets for eligible employees. The aggregate cost of the defined contribution plans was $33, $24, and $30 in fiscal years 2010, 2009 and 2008, respectively, including $29, $19, and $26, respectively, of profit sharing contributions. The Company also has defined contribution plans for certain of its international employees. The aggregate cost of these foreign plans was $3, $2 and $3 in fiscal years 2010, 2009 and 2008, respectively.

NOTE 21. SEGMENT REPORTING

The Company operates through strategic business units which are aggregated into four reportable segments: Cleaning, Lifestyle, Household and International. The four reportable segments consist of the following:
  Cleaning consists of laundry, home-care, professional products and auto-care products marketed and sold in the United States. Products within this segment include laundry additives, including bleaches under the Clorox® brand and Clorox 2® stain fighter and color booster; home-care products, primarily under the Clorox®, Formula 409®, Liquid-Plumr®, Pine-Sol®, S.O.S® and Tilex® brands; natural cleaning and laundry products under the Green Works® brand; and auto-care products primarily under the Armor All® and STP® brands.

  Household consists of charcoal, cat litter and plastic bags, wraps and container products marketed and sold in the United States. Products within this segment include plastic bags, wraps and containers, under the Glad® brand; cat litter products, under the Fresh Step®, Scoop Away® and Ever Clean® brands; and charcoal products under the Kingsford® and Match Light® brands.

NOTE 21. SEGMENT REPORTING (Continued)
  Lifestyle consists of food products, water-filtration systems and filters marketed and sold in the United States and all natural personal care products. Products within this segment include dressings and sauces, primarily under the Hidden Valley® and K C Masterpiece® brands, water-filtration systems and filters under the Brita® brand; and all natural personal care products under the Burt’s Bees® brand.

  International consists of products sold outside the United States, excluding natural personal care products. These products include home-care, laundry, auto-care, water filtration, charcoal and cat litter products, dressings and sauces, plastic bags, wraps and containers, and insecticides, primarily under the Clorox®, Javex®, Glad®, PinoLuz®, Ayudin®, Limpido®, Clorinda®, Poett®, Mistolin®, Lestoil®, Bon Bril®, Nevex®, Brita®, Armor All®, STP®, Green Works®, Sabra®, Pine-Sol®, Agua Jane®, Ever Clean®, Chux®, Kingsford® and Hidden Valley® brands.
Corporate includes certain nonallocated administrative costs, interest income, interest expense and certain other nonoperating income and expenses. Corporate assets include cash and cash equivalents, the Company’s headquarters and research and development facilities, information systems hardware and software, pension balances, and other investments.

	Fiscal Year	Cleaning	Household	Lifestyle	International	Corporate	Total Company
Net sales	2010	$1,838	$1,663	$864	$1,169	$—	$5,534
	2009	1,836	1,726	813	1,075	—	5,450
	2008	1,817	1,698	676	1,082	—	5,273

Earnings (losses) before income taxes	2010	440	290	303	172	(280)	925
	2009	410	289	270	140	(298)	811
	2008	360	225	205	177	(274)	693

Equity in earnings of affiliates	2010	—	—	—	9	—	9
	2009	—	—	—	8	—	8
	2008	—	—	—	8	—	8

Identifiable assets	2010	1,211	788	1,378	907	271	4,555
	2009	1,043	724	1,316	895	598	4,576

Capital expenditures	2010	52	58	10	27	56	203
	2009	75	45	13	25	39	197
	2008	55	46	12	17	40	170

Depreciation and amortization	2010	53	77	21	22	12	185
	2009	54	82	21	21	12	190
	2008	58	89	18	28	12	205

Significant non-cash charges included in
earnings before income taxes:
Asset impairment costs	2010	—	—	—	—	—	—
	2009	—	3	—	—	—	3
	2008	3	22	—	4	—	29

Share-based compensation	2010	16	13	5	2	24	60
	2009	14	13	5	2	24	58
	2008	13	12	5	2	15	47

All intersegment sales are eliminated and are not included in the Company’s reportable segments’ net sales.

NOTE 21. SEGMENT REPORTING (Continued)

Net sales to the Company’s largest customer, Wal-Mart Stores, Inc. and its affiliates, were 27% for fiscal years 2010 and 2009 and 26% for fiscal year 2008, of consolidated net sales and occurred in each of the Company’s reportable segments. No other customers exceeded 10% of consolidated net sales in any year. During fiscal years 2010, 2009 and 2008, the Company’s five largest customers accounted for 45%, 43% and 42% of its net sales, respectively.

The Company has three product lines that have accounted for 10% or more of total consolidated net sales during each of the past three fiscal years. In fiscal years 2010, 2009 and 2008, respectively, sales of liquid bleach represented approximately 13%, 13% and 14% of the Company’s total consolidated net sales, 25% of net sales in the Cleaning segment for each of the three fiscal years and 21%, 25% and 23% of net sales in the International segment. In fiscal years 2010, 2009 and 2008, respectively, sales of trash bags represented approximately 11%, 12% and 13% of the Company’s total consolidated net sales, approximately 31%, 33% and 34% of net sales in the Household segment and approximately 10%, 10% and 11% of net sales in the International segment. Sales of charcoal represented approximately 11% in fiscal year 2010 and approximately 10% in fiscal years 2009 and 2008, respectively, of the Company’s total consolidated net sales and approximately 36%, 32% and 30% of net sales in the Household segment, respectively.

Net sales and long-lived assets by geographic area at and for the fiscal years ended June 30 were as follows:

	Fiscal Year	United States	Foreign	Total Company
Net sales	2010	$4,415	$1,119	$5,534
	2009	4,422	1,028	5,450
	2008	4,239	1,034	5,273

Long-lived assets	2010	859	120	979
	2009	836	119	955
	2008	834	126	960

NOTE 22. GUARANTEES

In conjunction with divestitures and other transactions, the Company may provide indemnifications relating to the enforceability of trademarks; pre-existing legal, tax, environmental and employee liabilities; as well as provisions for product returns and other items. The Company has indemnification agreements in effect that specify a maximum possible indemnification exposure. As of June 30, 2010, the Company’s aggregate maximum exposure from these agreements is $28 and the Company had not made, nor does it anticipate making, any payments relating to the indemnities.

The Company is a party to letters of credit of $19, primarily related to one of its insurance carriers.

The Company has not recorded any liabilities on any of the aforementioned guarantees at June 30, 2010.

NOTE 23. UNAUDITED QUARTERLY DATA

	Quarters Ended
	September 30	December 31	March 31	June 30	Total Year
Fiscal year ended June 30, 2010
Net sales	$1,372	$1,279	$1,366	$1,517	$5,534
Cost of products sold	$753	$718	$749	$837	$3,057
Net earnings	$157	$110	$165	$171	$603
Per common share:
Net earnings
Basic	$1.12	$0.78	$1.17	$1.21	$4.28
Diluted	1.11	0.77	1.16	1.20	4.24
Dividends declared per common share	$0.50	$0.50	$0.50	$0.55	$2.05
Market price (NYSE)
High	$61.64	$63.10	$65.18	$65.67	$65.67
Low	55.41	56.36	58.96	60.85	55.41
Year-end					62.16

Fiscal year ended June 30, 2009
Net sales	$1,384	$1,216	$1,350	$1,500	$5,450
Cost of products sold	$822	$730	$739	$813	$3,104
Net earnings	$128	$86	$153	$170	$537
Per common share:
Net earnings
Basic	$0.91	$0.62	$1.08	$1.21	$3.82
Diluted	0.90	0.61	1.08	1.20	3.79
Dividends declared per common share	$0.46	$0.46	$0.46	$0.50	$1.88
Market price (NYSE)
High	$65.00	$64.00	$56.60	$57.43	$65.00
Low	47.48	52.05	45.67	50.31	45.67
Year-end					55.83

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

The Company’s management is responsible for establishing and maintaining adequate internal control over financial reporting. The Company’s internal control over financial reporting is a process designed under the supervision of its Chief Executive Officer and Chief Financial Officer to provide reasonable assurance regarding the reliability of financial reporting and the preparation of the Company’s financial statements for external reporting in accordance with accounting principles generally accepted in the United States of America. A company’s internal control over financial reporting includes those policies and procedures that pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions or that the degree of compliance with the policies or procedures may deteriorate.

Management evaluated the effectiveness of the Company’s internal control over financial reporting using the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control — Integrated Framework. Management, under the supervision and with the participation of the Company’s Chief Executive Officer and Chief Financial Officer, assessed the effectiveness of the Company’s internal control over financial reporting at June 30, 2010 and concluded that it is effective.

The Company’s independent registered public accounting firm, Ernst & Young LLP has audited the effectiveness of the Company’s internal control over financial reporting as of June 30, 2010.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders of The Clorox Company

We have audited the accompanying consolidated balance sheets of The Clorox Company as of June 30, 2010 and 2009, and the related consolidated statements of earnings, stockholders’ equity (deficit), and cash flows for each of the three years in the period ended June 30, 2010. Our audits also included the financial statement schedule in Exhibit 99.2. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Clorox Company at June 30, 2010 and 2009, and the consolidated results of its operations and its cash flows for each of the three years in the period ended June 30, 2010, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in the Notes to the consolidated financial statements, on July 1, 2007, the Company changed its method of accounting for uncertain tax positions. As discussed in the Notes to the consolidated financial statements, on July 1, 2009, the Company adopted the two-class method of reporting earnings per share, with the impact applied retroactively.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), The Clorox Company’s internal control over financial reporting as of June 30, 2010, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated August 25, 2010 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

San Francisco, California
August 25, 2010

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders of The Clorox Company

We have audited The Clorox Company’s internal control over financial reporting as of June 30, 2010, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). The Clorox Company’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances.We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, The Clorox Company maintained, in all material respects, effective internal control over financial reporting as of June 30, 2010 based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of The Clorox Company as of June 30, 2010 and 2009, and the related consolidated statements of earnings, stockholders’ equity (deficit), and cash flows for each of the three years in the period ended June 30, 2010 of The Clorox Company and our report dated August 25, 2010 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

San Francisco, California
August 25, 2010

FIVE-YEAR FINANCIAL SUMMARY
The Clorox Company

	Years ended June 30
Dollars in millions, except share data	2010 (1)	2009 (1)	2008 (1)(2)	2007 (1)(3)	2006 (1)
OPERATIONS
Net sales	$5,534	$5,450	$5,273	$4,847	$4,644
Gross profit	2,477	2,346	2,175	2,091	1,959
Earnings from continuing operations	$603	$537	$461	$496	$443
Earnings from discontinued operations	—	—	—	5	1
Net earnings	$603	$537	$461	$501	$444

COMMON STOCK
Earnings per share
Continuing operations
Basic	$4.28	$3.82	$3.27	$3.25	$2.93
Diluted	4.24	3.79	3.23	3.21	2.89
Dividends declared per share	$2.05	$1.88	$1.66	$1.31	$1.15

OTHER DATA
Total assets	$4,555	$4,576	$4,712	$3,621	$3,563
Long-term debt	2,124	2,151	2,720	1,462	1,966

(1)	In fiscal year 2010, the Company adopted a new accounting standard regarding calculation of earnings per share. Prior year earnings per share have been adjusted to reflect the new accounting standard.

(2)	In fiscal year 2008, the Company acquired Burt’s Bees Inc. for an aggregate price of $913 excluding $25 paid for tax benefits associated with the acquisition. In addition, the Company entered into an accelerated share repurchase agreement under which it repurchased 12 million of its shares for an aggregate price of $750.

(3)	In fiscal year 2003, the Company announced its intent to sell its business in Brazil, closed its offices in Brazil, and sold nearly all of the remaining assets of this business; in fiscal year 2007, the Company sold certain assets remaining from its discontinued operation in Brazil.

VALUATION AND QUALIFYING ACCOUNTS AND RESERVES (Dollars in Millions)

Column A	Column B	Column C		Column D		Column E
		Additions		Deductions
Description	Balance at beginning of period	Charged to costs and expenses	Charged to other accounts	Credited to costs and expenses	Credited to other accounts	Balance at end of period
Allowance for doubtful accounts
Year ended June 30, 2010	$(6)	$—	$—	$—	$—	$(6)
Year ended June 30, 2009	(7)	(3)	—	—	4	(6)
Year ended June 30, 2008	(5)	(4)	—	—	2	(7)
LIFO allowance
Year ended June 30, 2010	(31)	3	—	—	—	(28)
Year ended June 30, 2009	(21)	(10)	—	—	—	(31)
Year ended June 30, 2008	(18)	(3)	—	—	—	(21)
Valuation allowance on deferred tax assets
Year ended June 30, 2010	(6)	(6)	—	—	—	(12)
Year ended June 30, 2009	(7)	—	—	1	—	(6)
Year ended June 30, 2008	(22)	—	—	15	—	(7)

THE CLOROX COMPANY
ECONOMIC PROFIT

Dollars in millions	FY10	FY09	FY08	FY07
Earnings from continuing operations before income taxes	$925	$811	$693	$743
Non-cash restructuring-related and asset impairment costs (1)	4	10	48	4
Interest expense (2)	139	161	168	113
Earnings from continuing operations before income taxes, non-cash restructuring-
related and asset impairment costs, and interest expense	$1,068	$982	$909	$860
Adjusted after tax profit (3)	$697	$650	$604	$574
Average capital employed (1), (4)	2,928	3,045	2,680	2,165
Capital charge (5)	264	274	241	195
Economic profit (Adjusted after tax profit less capital charge)	433	376	363	379

(1)	Non-cash restructuring-related and asset impairment costs are added back to earnings and adjusted capital employed to more closely reflect cash earnings and the total capital investment used to generate those earnings.

(2)	Interest expense is added back to earnings because it is included as a component of the capital charge.

(3)	Adjusted after tax profit represents earnings from continuing operations before income taxes, non-cash restructuring-related and asset impairment costs, and interest expense, after tax. The tax rate applied is the effective tax rate on continuing operations which was 34.8%, 33.8%, 33.6% and 33.2% in fiscal years 2010, 2009, 2008 and 2007, respectively.

(4)	Total capital employed represents total assets less non-interest bearing liabilities. Adjusted capital employed represents total capital employed adjusted to add back current year non-cash restructuring-related and asset impairment costs. Average capital employed represents a two-point average of adjusted capital employed for the current year and total capital employed for the prior year, based on year-end balances. See below for details of the average capital employed calculation:

	FY10	FY09	FY08	FY07	FY06
Total assets	$4,555	$4,576	$4,712	$3,621	$3,563
Less:
Accounts payable	410	381	418	329	329
Accrued liabilities	492	472	440	547	516
Income taxes payable	74	86	52	17	19
Other liabilities	677	640	632	516	547
Deferred income taxes	24	23	65	5	34
Non-interest bearing liabilities	1,677	1,602	1,607	1,414	1,445
Total capital employed	2,878	2,974	3,105	2,207	$2,118
Non-cash restructuring and asset impairment costs	4	10	48	4
Adjusted capital employed	$2,882	$2,984	$3,153	$2,211
Average capital employed	$2,928	$3,045	$2,680	$2,165

(5)	Capital charge represents average capital employed multiplied by the weighted-average cost of capital. The nominal weighted- average cost of capital used to calculate the capital charge was 9% for all fiscal years presented.

Electronic Voting Instructions

You can vote by Internet or telephone!  Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on November 16, 2010.
Vote by Internet Log on to the Internet and go to www.envisionreports.com/CLX Follow the steps outlined on the secured website.

Vote by telephone

  Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.
  Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.
Annual Meeting Proxy Card
‚IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.‚

A	The Board of Directors recommends a vote FOR the Election of the Nominees for Directors.
1.	Election of Directors:	For	Against	Abstain				For	Against	Abstain		For	Against	Abstain
	01 - Daniel Boggan, Jr.	☐	☐	☐		05 - Donald R. Knauss		☐	☐	☐	09 - Jan L. Murley	☐	☐	☐

	02 - Richard H. Carmona	☐	☐	☐		06 - Robert W. Matschullat		☐	☐	☐	10 - Pamela Thomas-Graham	☐	☐	☐

	03 - Tully M. Friedman	☐	☐	☐		07 - Gary G. Michael		☐	☐	☐	11 - Carolyn M. Ticknor	☐	☐	☐

	04 - George J. Harad	☐	☐	☐		08 - Edward A. Mueller		☐	☐	☐

B	The Board of Directors recommends a vote FOR Proposal 2.							C	The Board of Directors recommends a vote FOR Proposal 3.
					For	Against	Abstain						For	Against	Abstain
2.	Ratification of Independent Registered Public Accounting Firm.				☐	☐	☐	3.			Approval of the Material Terms of the Performance Goals under the Company’s 2005 Stock Incentive Plan.		☐	☐	☐

D	The Board of Directors recommends a vote FOR Proposal 4.							E	The Board of Directors recommends a vote AGAINST Proposal 5.
					For	Against	Abstain						For	Against	Abstain
4.	Approval of the Material Terms of the Performance Goals under the Company’s Executive Incentive Compensation Plan.				☐	☐	☐	5.			Stockholder Proposal on Independent Chairman.		☐	☐	☐

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - G ON BOTH SIDES OF THIS CARD.

Dear Stockholders:

Attached is the proxy for The Clorox Company’s 2010 Annual Meeting of Stockholders (the “Annual Meeting”). It is important that you vote your shares. You may vote via telephone, the Internet or mail. If you wish to vote via telephone or the Internet, instructions are printed on this form. If you wish to vote by mail, please mark, sign, date and return the proxy using the enclosed envelope.

We have changed the procedures for attending the Annual Meeting. Only stockholders on the record date, September 20, 2010, or their legal proxy holders, may attend the Annual Meeting. To be admitted to the Annual Meeting, you must bring a current form of government-issued photo identification and proof of Clorox common stock ownership on the record date. Please see the “Attending the Annual Meeting” section of the proxy statement for further information.

Sincerely,

Angela C. Hilt Vice President – Corporate Secretary & Associate General Counsel

Annual Meeting of Stockholders
  Meeting Date: November 17, 2010
  Check – In Time: 8:30 a.m. Pacific Time
  Meeting Time: 9:00 a.m. Pacific Time
  Meeting Location: San Ramon Marriott Hotel, 2600 Bishop Ranch Road, San Ramon, CA 94583
Please note that cameras, recording equipment and other electronic devices will not be allowed in the meeting except for use by the Company. For your protection, briefcases, purses, packages, etc. may be inspected as you enter the meeting. Directions to the Annual Meeting are posted at: http://www.marriott.com/hotels/maps/travel/oaksr-san-ramon-marriott.

The Notice of Annual Meeting, Proxy Statement and 2010 Annual Report are available at www.envisionreports.com/CLX.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — The Clorox Company
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE CLOROX COMPANY

ANNUAL MEETING OF STOCKHOLDERS — NOVEMBER 17, 2010

The stockholder(s) whose signature(s) appear(s) on the reverse side hereby appoint(s) Donald R. Knauss, Daniel J. Heinrich and Laura Stein, and each of them individually, as proxies, each with full power of substitution, to vote as designated on the reverse side of this ballot, all of the shares of common stock of The Clorox Company that the stockholder(s) whose signature(s) appear(s) on the reverse side would be entitled to vote, if personally present, at the Annual Meeting of Stockholders to be held at 9:00 a.m., Pacific time on Wednesday, November 17, 2010, at the San Ramon Marriott Hotel, 2600 Bishop Ranch Road, San Ramon, CA 94583 and any adjournment or postponement thereof. A majority of said proxies, including any substitutes, or if only one of them be present, then that one, may exercise all of the powers of said proxies hereunder.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, FOR PROPOSALS 2, 3, 4 AND AGAINST PROPOSAL 5.

If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

(Items to be voted appear on reverse side)

F	Non-Voting Items
Change of Address — Please print new address below.	Comments — Please print your comments below.

G	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - G ON BOTH SIDES OF THIS CARD.